Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

WALGREENS BOOTS ALLIANCE, INC.

AND

AMERISOURCEBERGEN CORPORATION

DATED AS OF JANUARY 6, 2021

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	A&R Shareholders Agreement
Exhibit B	AHDL PSA
Exhibit C	Transition Services Agreement
Exhibit D-1	Intellectual Property License Agreements Term Sheet to Buyer
Exhibit D-2	Intellectual Property License Agreements Term Sheet to Seller
Exhibit D-3	Support Agreements Term Sheet
Exhibit E	Purchase Price Allocation Methodology
Exhibit F	Project Thor MOU
Exhibit G	U.S. Distribution Agreement Amendment
Exhibit H	GPPSA Amendment
Exhibit I	Deed of Sale and Transfer

SCHEDULES
Seller Disclosure Letter
Specified Principles

v

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 6, 2021, is entered into between Walgreens Boots Alliance, Inc., a Delaware corporation (“Seller”), and AmerisourceBergen Corporation, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Wight Nederland Holdco 2 B.V. is a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands, with corporate seat in ‘s-Hertogenbosch, the Netherlands, and Trade Register number 81284225 (the “Company”);

WHEREAS, the Company has an issued share capital of $1.00 divided into one share of $1.00 nominal value (together with any shares of the Company issued after the date hereof, the “Shares”) and Seller is indirectly the legal and beneficial owner of the Shares;

WHEREAS, the Company was formed on December 24, 2020 as a holding company to own, directly or indirectly, as of immediately prior to the Closing, the Company Subsidiaries and the Minority Interests and thereby the Business;

WHEREAS, the Company Subsidiaries and the Minority Interests collectively comprise the Business; and

WHEREAS, Seller wishes to cause the Designated Seller Subsidiary to sell to the Designated Buyer Subsidiary, and Buyer wishes to cause the Designated Buyer Subsidiary to purchase from the Designated Seller Subsidiary, subject to the terms and conditions set forth herein, the Shares and thereby sell to the Designated Buyer Subsidiary the Business.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1          Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“A&R Shareholders Agreement” means the amendment and restatement of the Existing Shareholders Agreement, to be dated as of the Closing Date, in the form attached as Exhibit A hereto.

“Accounting Firm” means KPMG LLP; provided, that if KPMG LLP shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent nationally recognized public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Seller; provided, further, that if Buyer and Seller are unable to agree on an independent public accounting firm that will accept such appointment within ten

(10) Business Days after notice that KPMG LLP has declined such appointment or is otherwise unable to serve, then such other nationally recognized public accounting firm that has not had a material relationship with either of the Parties in the preceding two years as the parties shall mutually agree and, upon such selection, Accounting Firm shall mean such firm.

“Accounting Firm’s Report” has the meaning set forth in Section 2.4(b)(iii).

“Acquired Companies” means the Company and each Company Subsidiary.

“Acquired Company Benefit Plan” means any Benefit Plan, or portion thereof, that is sponsored, maintained or contributed to, or that is required to be sponsored, maintained or contributed to (a) solely by any Acquired Company or, other than for purposes of Article 3, any Principal JV Entity or (b) by the Seller Business Group and is exclusively for the benefit of the Business Employees, in each case, excluding any Benefit Plan that provides defined benefit pension benefits to current or former employees primarily employed in the United Kingdom.

“Acquired Company Labor Agreement” means (a) the EWCA and (b) any collective bargaining agreement or other Contract with any Employee Representative affecting or relating to Business Employees in one or more countries.

“Additional Payment Amount” has the meaning set forth in Section 2.4(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person.  As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.  For the avoidance of doubt, for purposes of this Agreement (a) both before and after the Closing, Buyer and Seller shall not be deemed Affiliates of one another, (b) prior to the Closing, the Acquired Companies and Seller shall be Affiliates of each other and (c) after the Closing, the Acquired Companies and Buyer shall be Affiliates of each other and (d) both before and after the Closing, the JV Entities shall not be deemed Affiliates of Buyer or Seller.

“Affiliate Agreement” means any Contract between or among an Acquired Company, on the one hand, and any Seller or any of its Affiliates (other than an Acquired Company), on the other hand, excluding any Shared Contracts or Ancillary Agreements.

“Agreed Amount” has the meaning set forth in Section 5.24(b)(i).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“AHDL PSA” means the preferred supplier agreement between Alliance Healthcare (Distribution) Limited and Boots UK Limited, in the form attached as Exhibit B hereto.

“Alternative Financing” has the meaning set forth in Section 5.15(a)(iii).

“Alternative Transaction” means any (a) acquisition, merger or consolidation with a third party of one or more Acquired Companies or the Principal JV Entities or (b) the sale or other disposition to a third party of a significant portion of the assets of the Acquired Companies, taken as a whole, or the Business, in each case, other than (x) the transactions contemplated by this Agreement, including the Restructuring, the transactions contemplated by the Ancillary Agreements any actions permitted under Section 5.1(a) and Section 5.1(b) hereof and the matters contemplated by Section 5.30(e) or Section 5.30(f) or Section 5.30(h) of the Seller Disclosure Letter, and (y) any indirect change in ownership of the Acquired Companies or the JV Entities as a result of changes in ownership of, or the merger or other consolidation of, Seller or any Subsidiary of Seller that is not an Acquired Company, so long as such merger or other consolidation does not prevent or, by its terms would, materially impede, interfere with, hinder or delay the ability of Seller or any of its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof.

“Ancillary Agreements” means the A&R Shareholders Agreement, the AHDL PSA, the Transition Services Agreement, the Intellectual Property License Agreements, the Support Agreements, the Project Thor MOU, the U.S. Distribution Agreement Amendment, the GPPSA Amendment, the Deed of Sale and Transfer, the Naples Agreement, the Distribution Agreements, the Real Estate Separation Agreements and the Volume Incentive Rebate Agreements.

“Anticorruption Laws” has the meaning set forth in Section 3.20(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.20(c).

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body or Laws issued by any Governmental Body, including the United States, the European Union and its member states, Turkey and the United Kingdom, that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, including the HSR Act.

“Asset Purchase Price Allocation” has the meaning set forth in Section 6.1(a).

“Associated Person” means any agent, distributor or any other person who performs (or has performed) services for or who acts (or has acted) on behalf of any of the Acquired Companies.

“Assume” has the meaning set forth in Section 5.14(e).

“Assumed Seller Benefit Plan Liabilities” has the meaning set forth in Section 5.14(d).

“Assumed Vacation Liabilities” has the meaning set forth in Section 5.14(j).

“ASU” has the meaning set forth in the definition of “Capital Lease Obligations”.

“Audited Balance Sheet” means the audited combined balance sheet of the Business as of and for the twelve months ended August 31, 2020.

“Audited Balance Sheet Date” means August 31, 2020.

“Audited Financial Statements” means the audited combined balance sheet of the  Business for the fiscal years ended August 31, 2020 and August 31, 2019, and the related audited combined statements of equity, earnings, comprehensive income and cash flows of the Business as of and for the fiscal year then ended, including any related notes thereto and the related reports of the independent public accountants.

“Baker McKenzie” means Baker McKenzie LLP.

“Base Cash Consideration” means $6,275,000,000.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and all other employee benefit, bonus, commission, incentive, profit sharing, pension, retention, retirement, deferred compensation, early retirement, old-age part-time, stock option (or other equity-based), equity inducement, severance, termination, retention, employment, consulting, independent contractor, change in control, health and welfare (including post‑retirement medical, life insurance, hospitalization, health, dental and disability) and fringe benefit plans, programs, policies, agreements and arrangements, whether or not subject to ERISA and whether written or oral.

“Bridge Commitment Letter” means, collectively, the commitment letter, dated as of the date hereof, from the Financing Sources identified therein, pursuant to which such Financing Sources have agreed, subject to the terms and conditions set forth therein (including in the exhibits and annexes attached thereto), to provide the Bridge Debt Financing, and the Bridge Debt Fee Letter related thereto, in each case, as amended, restated, supplemented or otherwise modified or replaced in accordance with the terms thereof and of this Agreement.

“Bridge Debt Fee Letter” means any fee letter by and between Buyer and any of the Financing Sources, relating to the Bridge Debt Financing, as amended, restated, supplemented or otherwise modified or replaced in accordance with the terms of the Bridge Commitment Letter and this Agreement.

“Bridge Debt Financing” has the meaning set forth in Section 5.15(a)(i).

“Burdensome Condition” has the meaning set forth in Section 5.7(c).

“Business” means (a) the wholesale distribution of medicines, over-the-counter healthcare-related products, health and beauty products, durable medical equipment and other healthcare-related products (“Products”) to pharmacies, patients, doctors, health centers and hospitals provided under the “Alliance Healthcare” brand or any derivations thereof, including the sourcing and procurement of Products from manufacturers in connection therewith and related parallel trade involving the import and export of Products into or from the Wholesale Distribution Territory, (b) the provision of third-party logistics (3PL) services to healthcare clients that are Product manufacturers, as provided under the “Alloga” brand or any derivations thereof, (c) the provision of professional training, patient care, retail support, supply benefits, pharmacy and digital support and other similar services to retail pharmacies, as provided under the “Alphega” brand or any derivations thereof, (d) the provision of specialist supply chain, personalized patient care and homecare solutions, clinical trial and other services to Product manufacturers and clinical research and other similar organizations and individual customers and patients, as provided under the

“Skills in Healthcare” and “Alcura” brands or any derivations thereof, (e) the sourcing, marketing, distribution, commercialization and sale of generic pharmaceuticals and other Products, as engaged in or conducted under the “Almus” and “Alvita” brands or any derivations thereof, (f) the ownership and operation of retail pharmacies in the Retail Territory, (g) consulting and similar services regarding parallel trade activities involving the import and export of Products as conducted by Alliance Boots Schweiz Investments GmbH, AH Schweiz GmbH and Nareks Ecza Deposu Ticaret Anonim Şirketi and (h) the ownership of the Minority Interests, in each case as owned, operated, engaged in or conducted by Seller and its controlled Affiliates; provided, however, that the Business shall not include (u) the Excluded Business Intellectual Property, (v) the Overhead and Shared Services, (w) the private label brands and offerings of Seller’s retail pharmacy, including the brands No 7, Botanics, Liz Earle, Sleek Make Up and Your Good Skin, (x) the activities or provision of services of the type contemplated by subparagraphs (a) through (d) above in any jurisdictions outside the Wholesale Distribution Territory, (y) the matters contemplated by Section 5.30 of the Seller Disclosure Letter and (z) the ownership and operation of retail pharmacies in any jurisdiction other than the Retail Territory.  Notwithstanding anything to the contrary, for purposes of the definition of Business Employee and Sections 5.2, 5.6, 5.11, 5.20, and 5.29, “Business” shall mean all of the foregoing clauses (a) through (h) as owned, operated, engaged in or conducted by Seller and its controlled Affiliates as of the date hereof and  through immediately prior to the Closing.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York, Chicago, Illinois or London, United Kingdom are authorized or required by Law to be closed.

“Business Employee” means each individual (other than any Former Business Employee) who, as of the relevant date of determination, is an employee of the Seller Business Group and is (a) primarily employed in the Business as of such time, other than any individual listed on Section 1.1(a)(i) of the Seller Disclosure Letter, provided that “primarily employed” shall mean the individual spends more than seventy percent (70%) of his or her working time for Seller and its Subsidiaries on the Business, (b) an individual listed on Section 1.1(a)(ii) of the Seller Disclosure Letter, (c) an individual whose employment, by operation of applicable Law or Order or the terms of a collective bargaining agreement or other Contract with an Employee Representative in connection with the Restructuring or the other transactions contemplated by this Agreement or the assumption, on or prior to the Closing, by an Acquired Company of the provision of services to the Business which are currently provided by Seller or a Subsidiary of Seller which is not an Acquired Company is automatically transferred to the Acquired Companies on or before the Closing Date or (d) an individual mutually identified in writing by Seller and Buyer as a Business Employee.

“Business Employee Liabilities” means (a) all Employee Liabilities (including in respect of Seller Benefit Plans) with respect to any Business Employee, any Former Business Employee, and any other individual service provider who as of immediately prior to the Closing is providing services to an Acquired Company and no other member of the Seller Business Group or otherwise spends more than seventy percent (70%) of his or her working time for Seller and its Subsidiaries on the Business, (b) liabilities in respect of the Acquired Company Benefit Plans (including such liabilities associated with Former Business Employees), and (c) all other liabilities Assumed by an Acquired Company under Section 5.14, in either case of (a), (b) or (c), regardless of (i) when or where such liabilities arose; (ii) whether the facts upon which they are based occurred prior to, on, or subsequent to the Closing Date; (iii) where or against whom such liabilities are asserted or determined and whether Seller, an Acquired Company, Buyer or their respective Affiliates is responsible for delivering any compensation or benefit attributable to such liability; and (iv) which entity is named in any Legal Proceeding associated with any liability; provided that Business Employee Liabilities shall not include any Transaction-Related Severance Costs.

“Business Insurance Claims” has the meaning set forth in Section 5.24(d).

“Business Intellectual Property” means all Intellectual Property owned by (a) any Acquired Company as of the Closing Date, including Registered Company Intellectual Property or (b) any other Seller Business Group Member to the extent primarily related to the Business, but excluding, (x) in the case of clause (b), Trademarks (other than the In-Scope Trademarks) and (y) in the case of clauses (a) and (b), the Excluded Business Intellectual Property.

“Business IT Systems” means the information technology systems, including servers, Software, hardware, data communication lines, networks and telecommunications systems, in each case owned, leased or otherwise controlled by an Acquired Company or by any other Seller Business Group Member, to the extent used or held for use in the conduct of the Business.

“Business Manufactured Products” has the meaning set forth in Section 3.10(d)(ii).

“Business Material Adverse Effect” means any event, change, effect, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate with any other Effect, has or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Seller Business Group, taken as a whole, or the Business excluding any Effect resulting from: (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) general economic, political or regulatory conditions in the United States, any Wholesale Distribution Territory, the Retail Territory, the jurisdictions of the JV Entities or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) conditions generally affecting the industries in which the Business operates, (iv) changes or prospective changes in applicable Law or Order (including any COVID-19 Measure), (v) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), (vi) results of elections, trade wars, tariffs, withdrawal by a country from a transnational organization, interest rates or exchange rates for the currencies of any country, (vii) any epidemic, pandemic or new disease (including an epidemic or pandemic relating to COVID-19 and any worsening, resurgence or variation thereof) or a hurricane, earthquake, flood or other natural disaster or act of God, (viii) except for Section 3.5, the announcement of the transactions contemplated by this Agreement and the Ancillary Agreements or the identity of or any facts or circumstances relating to Buyer or the Financing Sources, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Seller Business Group or the Business with customers, suppliers, service providers, employees, Governmental Bodies or any other Persons, (ix) any failure by the Seller Business Group or the Business to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Business Material Adverse Effect” may be taken into account in determining whether there has been a Business Material Adverse Effect), (x) any actions taken (or omitted to be taken) at the written request of Buyer, (xi) any matter disclosed in the Seller Disclosure Letter or in any Seller SEC Document filed and publicly available prior to the date of this Agreement (but excluding any disclosures set forth in any “risk factors” section and any “forward-looking statements” in any other section, it being understood that any factual information contained within such sections shall not be excluded); (xii) any actions taken (or omitted to be taken) by Seller or an Acquired Company that are expressly required by this Agreement (other than Section 5.1) or (xiii) the matters contemplated by Section 5.30 of the Seller Disclosure Letter, except, in the case of clauses (i) through (vii) to the extent the Seller Business Group, taken as a whole, or the Business are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Business operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Business Material Adverse Effect).

“Business Restructuring” means each of the transactions described in Section 1.1(h) of the Seller Disclosure Letter.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Adjustment Report” has the meaning set forth in Section 2.4(a).

“Buyer Benefit Plans” means Benefit Plans of Buyer or its Affiliates (including Benefit Plans maintained by an Acquired Company as of the Closing Date).

“Buyer Board” means the board of directors of Buyer.

“Buyer Equity Plans” means Buyer’s Corporation Equity Incentive Plan, as amended and restated, Buyer’s 2014 Omnibus Incentive Plan and the Buyer ESPP.

“Buyer ESPP” means the Amended and Restated 2011 Employee Stock Purchase Plan of Buyer.

“Buyer Financial Assurances” has the meaning set forth in Section 5.22(b).

“Buyer Fundamental Representations” means Section 4.1, Section 4.2 and Section 4.10.

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” means any Effect, that individually or in the aggregate with any other Effect, has or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of Buyer and its Subsidiaries, taken as a whole, excluding for any Effect resulting from (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) general economic, political or regulatory conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) conditions generally affecting the industries in which Buyer and its Subsidiaries operate, (iv) changes or prospective changes in applicable Law or Order (including any COVID-19 Measure), (v) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), (vi) results of elections, trade wars, tariffs, withdrawal by a country from a transnational organization, interest rates or exchange rates for the currencies of any country, (vii) any epidemic, pandemic or new disease (including an epidemic or pandemic relating to COVID-19 and any worsening, resurgence or variation thereof) or a hurricane, earthquake, flood or other natural disaster or act of God, (viii) except for Section 4.5, the announcement of the transactions contemplated by this Agreement and the Ancillary Agreements or the identity of or any facts or circumstances relating to Seller or the Business, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Buyer with customers, suppliers, service providers, employees, Governmental Bodies or any other Persons, (ix) any failure by Buyer to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Buyer Material Adverse Effect” may be taken into account in determining whether there has been a Buyer Material Adverse Effect), (x) any actions taken (or omitted to be taken) at the written request of Seller, (xi) any matter disclosed in any Buyer SEC Document filed and publicly available prior to the date of this Agreement (but excluding any disclosures set forth in any “risk factors” Section and any “forward-looking statements” in any other section, it being understood that any factual information contained within such sections shall not be excluded) or (xii) any actions taken (or omitted to be taken) by Buyer that are expressly required by this Agreement (other than Section 5.1), except, in the case of clauses (i) through (vii) to the extent Buyer and its Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Buyer and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Buyer Material Adverse Effect).

“Buyer Preferred Stock” has the meaning set forth in Section 4.2(b).

“Buyer’s Relief” means (i) any Relief arising to any Acquired Company in respect of a Pre-Closing Tax Period which was taken into account in computing (and thereby reducing or eliminating) any provision for tax or deferred tax in the Final Adjustment Report, or which is shown as an asset in the Final Adjustment Report, (ii) any Relief arising to any Acquired Company to the extent that it arises in respect of a Post-Closing Tax Period; or (iii) any Relief arising to Buyer or any other company which is treated as a member of the same group as, or otherwise connected or associated in any way with, Buyer for any Tax purpose (other than any Acquired Company).

“Buyer SEC Document” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Buyer since August 31, 2018, together with any exhibits and schedules thereto and other information incorporated therein.

“Buyer Securities” has the meaning set forth in Section 4.2(c).

“Buyer Stock” means the shares of common stock of Buyer, par value $0.01 per share.

“Buyer Stock Consideration” means 2,000,000 shares of Buyer Stock; provided that if, from the date hereof until the Closing Date, there shall occur any change, or the record date for any change, in the outstanding shares of Buyer Stock as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the Buyer Stock Consideration shall be equitably adjusted to reflect such change.

“Buyer’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.1(j) of the Seller Disclosure Letter, after having made reasonable inquiry of the most senior employee(s) of Buyer and its Subsidiaries with primary responsibility for the relevant subject matter.

“Capitalization Date” has the meaning set forth in Section 4.2(b).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall not be deemed Capital Lease Obligations notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the Audited Financial Statements.

“Cash” means the sum of (a) the aggregate amount of all cash of the Acquired Companies and 50% of the cash of the Egypt JV and (b) the aggregate fair market value of all cash equivalents (including marketable securities, liquid instruments and short term investments) of the Acquired Companies and 50% of all cash equivalents (including marketable securities, liquid instruments and short term investments) of the Egypt JV, as determined on a consolidated basis in accordance with the Specified Principles.  “Cash” shall (x) include cash payable to the Acquired Companies and 50% of cash payable to the Egypt JV resulting from checks, wires, drafts and credit card receivables deposited, initiated or charged prior to the Closing that clear thereafter and shall be net of cash payable by the Acquired Companies and 50% of the cash payable by the Egypt JV resulting from checks, wires, drafts and credit card receivables, deposited, initiated or charged prior to the Closing and (y) exclude Restricted Cash.

“Change of Control Payments” means, to the extent not paid prior to the Closing, any transaction bonus, discretionary bonus, stay bonus, change in control, retention or single-trigger severance or other compensatory payment or benefit made to any Business Employee or Former Business Employee, or to any other Person that is an obligation of any of the Acquired Companies, solely and directly as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (together with the employer-paid portion of any social security, payroll, unemployment or other similar Taxes payable in connection therewith), but excluding any “double-trigger” severance payment (or other payment contingent on a future event or continued service for more than six months following the Closing Date).  Notwithstanding the foregoing, (i) the Closing Retention Awards shall be treated as Change of Control Payments and

(ii) neither the Post-Closing Retention Awards nor Transaction-Related Severance Costs shall be treated as Change of Control Payments.

“China JVs” means Nanjing Pharmaceutical Co., Ltd. and Guangzhou Pharmaceuticals Corporation.

“Chosen Courts” has the meaning set forth in Section 10.9(b).

“Claim” has the meaning set forth in Section 9.5(a).

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Claims Cap” has the meaning set forth in Section 5.24(a)(iii).

“Cleary Gottlieb” means Cleary Gottlieb Steen & Hamilton LLP.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Report” has the meaning set forth in Section 2.3(c).

“Closing Payment” has the meaning set forth in Section 2.3(c).

“CMA” means the UK Competition and Markets Authority.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Subsidiary” means the Persons set forth on Section 3.4(a) of the Seller Disclosure Letter that are specified to be direct or indirect Subsidiaries of the Company pursuant to the Restructuring, as of or prior to the Closing; provided that if any such Person does not become a Company Subsidiary pursuant to the Restructuring, such Person shall not be deemed to be a Company Subsidiary for any purposes hereunder.

“Competing Business” means (a) the wholesale distribution of Products (other than the private label brands and offerings of Seller’s retail pharmacy, including the brands No 7, Botanics, Liz Earle, Sleek Make Up and Your Good Skin and other global branded products Manufactured by or on behalf of Seller and its Affiliates, including the sourcing and procurement of Products from manufacturers in connection therewith, that are not of the type sold by the Business under the “Alvita” and “Almus” brands or any derivations thereof) to pharmacies, patients, doctors, health centers and hospitals of the type provided under the “Alliance Healthcare” brand as of the date hereof and as of the Closing Date or any derivations thereof from the Wholesale Distribution Territory, including the sourcing and procurement of Products from manufacturers in connection therewith (b) the provision of third-party logistics (3PL) services to healthcare clients that are Product manufacturers of the type provided under the “Alloga” brand or any derivations thereof in the Wholesale Distribution Territory as of the date hereof and as of the Closing Date, (c) the provision of professional training, patient care, retail support, supply benefits, pharmacy and digital support and other similar services to retail pharmacies, of the type provided under the “Alphega” brand or any derivations thereof in the Wholesale Distribution Territory as of the date hereof and as of the Closing Date, (d) the provision of specialist supply chain, personalized patient care and homecare solutions, clinical trial and other services to Product manufacturers and clinical research and other similar organizations and individual customers and patients, of the type provided under the “Skills in Healthcare” and “Alcura” brands or any derivations thereof in the Wholesale Distribution Territory as of the date hereof and as of the Closing Date, (e) the sourcing, Manufacture, marketing, distribution, commercialization and sale of generic pharmaceuticals and other Products of the type as engaged in or conducted under the “Almus” and “Alvita” brands or any derivations thereof in the Wholesale Distribution Territory as of the date hereof and as of the Closing Date and (f) the ownership and operation of retail pharmacies in the Retail Territory.

“Confidential Information” has the meaning set forth in Section 5.12.

“Confidentiality Agreement” means, collectively, (a) the Mutual Confidentiality Agreement, dated as of January 1, 2014, by and between Alliance Boots GmbH, a Subsidiary of Seller, and Buyer and (b) the Mutual Confidentiality Agreement, dated as of January 1, 2014, by and between Walgreen Co., a Subsidiary of Seller, and Buyer.

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver or the expiration, lapse or termination of any waiting period.

“Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture, in each case whether written or oral but excluding any purchaser order.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or any epidemics, pandemic or disease outbreak resulting therefrom.

“COVID-19 Measures” means, with respect to any location, any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester, return to work, employment, human resources or similar Law, Order, directive or guidelines promulgated by any Governmental Body in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, to the extent applicable to such location.

“D&O Indemnified Person” has the meaning set forth in Section 5.13(a).

“Data Protection Laws” means any and all Laws relating to data protection, privacy, direct marketing and information security of Personal Data, including the EU GDPR, the Privacy and Electronic Communications Directive 2002/58/EC, together with any national implementing or supplementing laws in the United Kingdom and any Member State of the European Union and any equivalent legislation, or legislation dealing with the same subject matter, anywhere in the world, including the Data Protection Act 2018, the UK GDPR and the Privacy and Electronic Communications (EC Directive) Regulations 2003.

“Dedicated Business Policies” has the meaning set forth in Section 5.24(c).

“Deductible” has the meaning set forth in Section 9.4(a)(i).

“Deed of Sale and Transfer” means the notarial deed of sale, purchase and transfer of the Shares substantially in the form attached as Exhibit I.

“De-grouping Charges” means any charges or liabilities in respect of Transfer Taxes arising as a result of an Acquired Company leaving the Seller’s Tax Group while holding any property or assets transferred to the Acquired Company in a Pre-Closing Tax Period by a member of the Seller’s Tax Group.

“Delayed Employment Date” has the meaning set forth in Section 5.14(b).
“Delayed Employment Employee” has the meaning set forth in Section 5.14(b).

“De Minimis Investment” has the meaning set forth in Section 5.29(b)(i).

“De Minimis Threshold” has the meaning set forth in Section 9.4(a)(ii).

“Designated Buyer Subsidiary” means a wholly-owned direct or indirect Subsidiary of Buyer that is a private limited company incorporated under the laws of England and Wales.

“Designated Deferred Taxes” means any Taxes (including VAT) of the Acquired Companies arising from circumstances occurring on or prior to the Closing for which payment is not required until after the Closing and that would have constituted Taxes of the Acquired Companies for a Pre-Closing Tax Period but for an election, agreement, deferral or other arrangement made to defer such payment of Taxes, including such an election, agreement, deferral or other arrangement under the Coronavirus Aid, Relief and Economic Securities Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster dated August 8, 2020, IRS Notice 2020-65 (2020-38 I.R.B. 567), or any other Law or Order or COVID-19 Measures promulgated by any Tax Authority.

“Designated Seller Policy” has the meaning set forth in Section 5.24(b)(i).

“Designated Seller Subsidiary” means a wholly-owned direct or indirect Subsidiary of Seller that will hold the Shares as of immediately prior to the Closing.

“DGCL” means the Delaware General Corporation Law.

“Direct Claim” has the meaning set forth in Section 9.5(a).

“Disregarded Entity” means a Company Subsidiary that is disregarded as separate from its owner for U.S. federal income Tax purposes.

“Disregarded Subsidiary” means any Disregarded Entity that is held by the Company directly or indirectly through other Disregarded Entities.

“Distribution Agreements” means, (i) with respect to the cosmetic and skin care private label offering of Seller’s retail pharmacy, including the brands No 7, Botanics, Liz Earle, Sleek Make Up and Your Good Skin, (A) a distribution agreement between Boots International Limited, as supplier, and the Retained Business, as retailer, with respect to the distribution of such products in Norway, (B) a distribution agreement between Boots International Limited, as supplier, and an Acquired Company, as retailer, with respect to the distribution of such products in the Netherlands and (ii) a distribution agreement between an Acquired Company, as supplier, and the Retained Business, as distributor, with respect to the distribution of generic pharmaceuticals and other Products under the “Almus” brand in Mexico and the United States, in the case of this clause (ii), to the extent reasonably necessary to continue the arrangement in effect prior to the Closing.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Business Material Adverse Effect.”

“Egypt JV” means United Company of Pharmacists S.A.E., an Egyptian joint stock company.

“Employee Communications” has the meaning set forth in Section 5.14(q).

“Employee Liabilities” means all liabilities, commitments or obligations the Seller Business Group and their respective current and former Affiliates, arising out of, by reason of, or otherwise in connection with, the prospective employment or engagement of, the employment or engagement of, or termination of the employment or engagement of, any employee or individual service provider, whether accrued or fixed, known or unknown, absolute or contingent.

“Employee Representative” means any union, works council, or other agency, individual or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any Business Employee, including the EWC.

“Employee Termination Costs” means (a) Employment Costs with respect to the relevant employee which arise in respect of the period from and including the Closing Date up to and including the termination of employment or the date of transfer (in each case pursuant to Sections 5.14(c)(i)(D) or (ii)(D), or Sections 5.14(c)(i)(E) or (ii)(E), respectively), as applicable and (b) Severance Costs.

“Employment Costs” means all routine and periodic costs payable to the relevant employee or as a result of his or her employment, including wages, salaries, bonuses, commission, shift allowances, overtime pay, vacation pay, sick pay, maternity, paternity, adoption and shared parental pay, the reimbursement of expenses, premiums in respect of insured employee benefits, employer contributions to any pension scheme and any Taxes payable by the employer in respect of any such amounts; provided that “Employment Costs” shall not include any Severance Costs.

“Encumbrance” means any lien, pledge, hypothecation, claim, option, security interest, mortgage, easement, encroachment, charge, transfer restriction, right of way, right of first refusal, right of first offer or any other encumbrance of any nature whatsoever.

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Entity Purchase Price Allocation” has the meaning set forth in Section 6.1(a).

“Environmental Law” means any applicable Law or Order relating to pollution or protection of or prevention of harm to the environment (including the use, handling, transportation, treatment, storage, disposal, Release or discharge of, or exposure to, hazardous or toxic materials or wastes), the protection or restoration of natural resources or, solely to the extent related to exposure to hazardous or toxic materials, to the protection of human health and safety.

“Environmental Permits” means all Permits required pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which, together with Seller, would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.

“Estimated Cash” has the meaning set forth in Section 2.3(c).

“Estimated Indebtedness” has the meaning set forth in Section 2.3(c).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(c).

“Estimated Working Capital” has the meaning set forth in Section 2.3(c).

“EU GDPR” means the General Data Protection Regulation (EU) 2016/679.

“EWC” means the Walgreens Boots Alliance European Works Council, a European works council established pursuant to Directive 2009/38/EC, which has the scope, role, membership and operation governed by the EWCA.

“EWCA” means the Walgreens Boots Alliance European Works Council Agreement for Alliance HealthCare & International Retail Divisions effective September 28, 2015, to the extent applicable to the Business Employees.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Excluded Business Intellectual Property” means those Trademarks set forth on Section 1.1(h) of the Seller Disclosure Letter.

“Exclusions Indemnity Deductible” has the meaning set forth in Section 9.4(a)(iv).

“Existing Tailed Policy” has the meaning set forth in Section 5.24(a)(ii).

“Existing Shareholders Agreement” means the Shareholders Agreement, dated as of March 18, 2013, among Buyer, Walgreen Co. and Alliance Boots GmbH.

“Export Control Laws” means the applicable Laws or Orders regulating the export, re-export, import, transit, transfer and brokering of any goods, services, software or technology,

including the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the UK Export Control Act 2002 and the UK Export Control Order 2008, EU Council Regulation (EC) No 428/2009, and all other applicable Laws or Orders relating to export controls and import controls.

“Fee Letter” has the meaning set forth in Section 5.15(a)(iii).

“Final Adjustment Report” has the meaning set forth in Section 2.4(b)(ii).

“Final Cash” has the meaning set forth in Section 2.4(b)(iii).

“Final Indebtedness” has the meaning set forth in Section 2.4(b)(iii).

“Final Purchase Price Allocation” has the meaning set forth in Section 6.1(a).

“Final Transaction Expenses” has the meaning set forth in Section 2.4(b)(iii).

“Final Working Capital” has the meaning set forth in Section 2.4(b)(iii).

“Financing” has the meaning set forth in Section 5.15(a)(i).

“Financing Action” has the meaning set forth in Section 5.15(a)(ii).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Bridge Debt Financing, including the parties to the Bridge Commitment Letter, in each case, together with their respective Affiliates and their, and their respective Affiliates’, current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives and respective successors and assigns of the foregoing Persons.

“Former Business Employee” means any individual who, as of immediately prior to the Closing Date is a former employee of any Seller Business Group Member and who, upon his or her last termination of employment with any Seller Business Group Member, was employed by an Acquired Company or spent more than seventy percent (70%) of his or her working time for Seller and its Subsidiaries on the Business, as evidenced by the records of a Seller Business Group Member.

“Framework Agreement” means the Framework Agreement, dated as of March 18, 2013, by and among Buyer, Walgreen Co. and Alliance Boots GmbH.

“Fraud” means, with respect to any Party, an actual and intentional fraudulent misrepresentation or omission of such Party in the making of any representation and warranty set forth in this Agreement; provided, however, that an actual and intentional fraudulent misrepresentation or omission of any Party with respect to the making of any representation or warranty in this Agreement shall only be deemed to exist if (a) such Party had actual knowledge as of the date hereof of such misrepresentation or omission, (b) such Party intended that the other Party would rely thereon to its detriment, (c) the other Party actually relied to its detriment and (d) the other Party incurred a loss as a result of such reliance.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles consistently applied.

“GDP” means the principles and guidelines of good distribution practice for medicinal products for human use contained in applicable Laws and Orders, including (a) Directive 2001/83/EC laying down the principles and guidelines of good manufacturing practice for medicinal products, (b) the European Commission's Guidelines on Good Distribution Practice of medicinal products for human use (2013/C 343/01) and (c) equivalent provisions in any market in the Wholesale Distribution Territory.

“GMP” means current good manufacturing practices for the Manufacture of medicinal products required (a) if the Manufacturing site is within the European Union or the United Kingdom or the medicinal product is to be supplied to a country within the European Union or to the United Kingdom, by the provisions of EC Commission Directive 2003/94/EC; or (b) if outside the European Union or the United Kingdom, by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH), the relevant ICH Quality Guidelines relating to good manufacturing practice and by such standards as may be required to reflect the mandatory requirements of a Governmental Body in the country where the medicinal product is Manufactured or supplied.

“Governmental Body” means any transnational, foreign, federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange or supervisory authorities), any subdivision, department, agency or branch of any of the foregoing or any arbitrator or arbitral panel.

“GPPSA” means the Generic Pharmaceuticals Purchasing Services Agreement, dated as of March 18, 2013, by and among Walgreens Boots Alliance Development GmbH, AmerisourceBergen Drug Corporation, Bellco Drug Corp. and J.M. Blanco, Inc.

“GPPSA Amendment” means the amendment to the GPPSA in the form attached as Exhibit H hereto.

“Group Tax Relief” means any right, in any jurisdiction, to allocate or reallocate Taxes or Reliefs between members of a group or consortium or other association for Tax purposes including by way of (i) the surrender of losses, (ii) the surrender of Tax refunds, (iii) the surrender of relievable Tax, (iv) the ability to allocate or reallocate a profit, gain or loss for Tax purposes, (v) the ability to allocate or reallocate any Tax arising as a result of any company ceasing to be a member of a group or consortium or other association for Tax purposes, (vi) the ability to rollover a gain on the assets of one member into the cost (for Tax purposes) of the assets of another, or (vii) the ability to allocate or reallocate any other Relief between members of a group or consortium or other association for Tax purposes.

“GVP” means the principles and guidelines of good pharmacovigilance practice for medicinal products for human use contained in applicable Laws and Orders, including (a) Directive 2001/83/E, (b) Commission Implementing Regulation No. 520/2012, (c) the European

Medicines Agency’s Guideline on Good Pharmacovigilance Practice and (d) any equivalent provisions in any market in the Wholesale Distribution Territory.

“Hazardous Materials” means (a) petroleum (including crude oil or any fraction thereof), refined petroleum products, radioactive materials, medical wastes, asbestos or asbestos containing materials, radon or other radioactive materials, or polychlorinated biphenyls, and (b) any chemical, material or substance that is regulated or for which liability may be imposed under any Environmental Law.

“HMRC” means Her Majesty’s Revenue & Customs.

“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, as of any relevant time, determined in accordance with the Specified Principles and without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable, penalties and breakage costs) arising under, any obligations of the Acquired Companies and 50% of any obligations of the Egypt JV of (a) indebtedness or other obligations for borrowed money, (b) obligations for the deferred purchase price of property, goods, assets or services and any liabilities or obligations created or arising under any conditional sale, earn out, holdback, purchase price adjustment or other arrangement for the contingent consideration and deferral of purchase price and related obligations of any business, but excluding any trade payables and accrued expenses arising in the ordinary course of business, (c) indebtedness or other obligations evidenced by any note, bond, debenture or other debt security, (d) Capital Lease Obligations, (e) all reimbursement or other obligations with respect to the letters of credit, bank guarantees, bankers’ acceptances, surety, appeal bond, performance bond or similar facility or credit transactions or other similar instruments, in each case, solely to the extent drawn or payable, (f) all unfunded payment obligations at the termination value thereof under any swaps, caps, forwards, hedges or similar arrangements to the extent payable by any Acquired Company as a result of the transactions contemplated by this Agreement, (g) all unpaid liabilities for severance payable to any Business Employee or Former Business Employee whose employment is terminated (or notice of termination is served) prior to the Closing, including, solely to the extent payable upon termination of the relevant employment, any earned but unused vacation, sick leave or other applicable paid time-off benefits, but excluding Transaction-Related Severance Costs, any costs incurred pursuant to Section 5.14(c) and any severance costs solely incurred at the direction or request of Buyer, (h) in respect of each Acquired Company Benefit Plan that is a defined benefit pension plan or a statutory retirement indemnity arrangement set forth on Section 1.1(i) of the Seller Disclosure Letter, the excess (if any) of (A) the “accumulated benefit obligation” for such Acquired Company Benefit Plan, over (B) the aggregate fair value of assets held in trust or set aside through other funding vehicles for such Acquired Company Benefit Plan, in each case as calculated as of the date of the Closing in accordance with GAAP, using assumptions consistent with those used by Seller in the Audited Financial Statements, (i) in the case of the foregoing clauses (g), the employer-paid portion of any social security, payroll, unemployment or similar Taxes payable in connection therewith, (j) the amount, which may be a positive or negative number, equal to (1) the sum of current unpaid income Taxes that are Seller Taxes and Designated Deferred Taxes, minus

(2) current income Tax assets with respect to Taxes that are Seller Taxes, (k) recourse factoring facilities and other receivables arrangements of a type included as debt in the Audited Financial Statements and (l) direct or indirect guarantees by any Acquired Company (to the extent of the amount of such guarantees) of any indebtedness or obligations of a third party described in the foregoing clauses (a) through (k).  Notwithstanding the foregoing, “Indebtedness” shall not include any (i) intercompany obligations solely among Acquired Companies, (ii) obligations under operating or real property leases that are not Capital Lease Obligations, (iii) factoring facilities and other receivables arrangements of a type that are not included as debt in the Audited Financial Statements, (iv) undrawn amounts under letters of credit, (v) amounts otherwise taken into account in the calculation of Net Working Capital and (vi) amounts otherwise taken into account in the calculation of the Transaction Expenses.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Initial Steps Plan” has the meaning set forth in Section 5.21.

“Inside Collar Amount” means $500,000.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all U.S. and foreign rights in (a) patents, utility models, and all related continuations, continuations-in-part, provisionals, divisionals, reissues, re-examinations, substitutions, statutory invention registrations, priority rights and extensions thereof (“Patents”), and inventions (whether or not patentable), (b) trademarks, service marks, corporate names, trade names, logos, Internet domain names and trade dress, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and rights in works or authorship (“Copyrights”), (d) trade secrets and such rights in all other confidential and proprietary information, including in know-how, algorithms, proprietary processes, formulae, methods, techniques, specifications, models and methodologies, in each case of the foregoing, to the extent confidential and proprietary (“Know-How”), (e) Software, (f) industrial designs and (h) all applications and registrations for any of the foregoing.

“Intellectual Property License Agreements” means, collectively, those license agreements the terms of which are set forth on Exhibit D-2 hereto.

“Intended Tax Treatment” has the meaning set forth in Section 6.10.

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or indebtedness between Seller or any of its Affiliates (other than an Acquired Company), on the one hand, and any Acquired Company or JV Entity, on the other hand.

“IRS” means the United States Internal Revenue Service.

“JV Entities” means, collectively, the Principal JV Entities and the Secondary JV Entities.

“JV Financial Statements” means those financial statements for the Principal JV Entities other than the Egypt JV set forth on Section 1.1(c) of the Seller Disclosure Letter, as of the dates and for the periods ended set forth opposite the name of the relevant JV Financial Statements.

“Key Employee Role” means a Business Employee or Former Business Employee who is or was classified as Grade 1 or Grade 2 or with any more senior classification.

“Law” means any international, supranational, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, code, rule, regulation, common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Body, including GDP, GMP and GVP.

“Leased Property” has the meaning set forth in Section 3.19(a).

“Leases” has the meaning set forth in Section 3.19(a).

“Legal Proceeding” means any claim, litigation, action, suit (whether civil, criminal, administrative or judicial), hearing, arbitration or proceeding, in each case commenced, brought, conducted by or before or otherwise involving any Governmental Body.

“Losses” means all actual, out-of-pocket losses, damages, liabilities, costs, expenses, Taxes, judgments, awards, settlements, penalties, including reasonable attorneys’ fees and costs of indemnification, without duplication.

“Manufacture” means manufacturing, processing, compounding, storage, filling, packaging, labelling, leafleting, testing, waste disposal, quality assurance and control, importing, sample retention, stability testing and/or release and “Manufactured” and “Manufacturing” shall be construed accordingly.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the date Buyer shall have received (i) financial statements of the Business that would satisfy clause (a) of the definition of Required Information during each day of such fifteen (15) consecutive Business Day period and (ii) the other information at that time required by clause (b) of the definition of Required Information; provided that (a) the Marketing Period shall not commence prior to February 8, 2021, (b) Buyer shall be entitled to a single Marketing Period and (c) the Marketing Period in any event shall end on any earlier date on which the Bridge Debt Financing (or any other debt financing contemplated by the Bridge Commitment Letter or any alternative financing) is consummated, in either case, the proceeds of which are no less than the aggregate amount of the Bridge Debt Financing.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Material Customers” has the meaning set forth in Section 3.22(a).

“Material Suppliers” has the meaning set forth in Section 3.22(b).

“Minority Interests” means collectively, the Principal Minority Interests and the Secondary Minority Interests.

“MWE” means McDermott Will & Emery LLP.

“Naples Agreement” has the meaning set forth in Section 5.17(g).

“Naples Personnel” has the meaning set forth in Section 5.17(g).

“Naples Services” has the meaning set forth in Section 5.17(g).

“Net Working Capital” means, as of a specified time, an amount (which may be a positive or negative number) equal to (a) the consolidated current assets of the Acquired Companies and 50% of the current assets of the Egypt JV, minus (b) the consolidated current liabilities of the Acquired Companies, including the Assumed Vacation Liabilities, the Assumed Bonus Liabilities and 50% of the current liabilities of the Egypt JV, in each case, determined in accordance with the Specified Principles.  Notwithstanding the foregoing, “Net Working Capital” shall exclude (i) Cash, (ii) Indebtedness, (iii) Transaction Expenses, (iv) any intercompany payables or receivables solely among Acquired Companies and (v) any assets or liabilities or obligations related to any Affiliate Agreements or Intercompany Accounts terminated pursuant to Section 5.16.

“Non-U.S. Company Benefit Plan” has the meaning set forth in Section 3.15(e).

“Notary” means civil law notary K.F. Tan or any civil law notary of Baker & McKenzie Amsterdam N.V. or such civil law notary’s substitute.

“Notice of Disagreement” has the meaning set forth in Section 2.4(b)(ii).

“NYSE” means the New York Stock Exchange.

“Offering Documents” has the meaning set forth in Section 5.15(b).

“Order” means any judgment, order, injunction, decision ruling, writ or decree of any Governmental Body.

“Organizational Documents” means, with respect to any Person, the articles of incorporation or association, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, shareholders agreement, joint venture agreement, certificate of limited partnership and all other similar documents and foreign equivalent documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Overhead and Shared Services” means all ancillary or corporate shared services that are provided by Seller or any of its Affiliates to both the Business and the Retained Businesses and are not primarily related to the Business, which are marketing, public relations and communications, public affairs, investor relations, legal and compliance (including healthcare regulatory, privacy and other compliance involving Governmental Bodies), the corporate secretarial function, treasury, Tax, financial, audit and statutory reporting, accounting and auditing, insurance and information technology.  If any of the foregoing primarily relates to the Business, only the portion of such service that relates to the Business shall be deemed a part of the Business.

“Owned Property” has the meaning set forth in Section 3.19(a).

“Party” means each of Buyer and Seller.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permanent Debt Financing” has the meaning set forth in Section 5.15(a)(i).

“Permits” means all permits, licenses, consents, franchises, approvals, authorizations, registrations, notifications, filings and similar rights or instruments obtained from or made to a Governmental Body, including marketing authorizations, manufacturing authorizations, import authorizations, wholesale distribution authorizations and parallel import authorizations (including any specifications forming part of any of the foregoing).

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory liens arising or incurred in the ordinary course of business, (c) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (d) with respect to real property, zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Body which are not violated by the current use or occupancy of the real property affected thereby, (e) customary covenants, minor defects of title, easements, rights of way, restrictions and other similar non-monetary Encumbrances affecting real property that are disclosed in publicly recorded documents or in an accurate and current survey and that do not materially and adversely impact the utility or value of the applicable real property or the current business operations thereat, (f) any Encumbrance or title of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement affecting leased or licensed property, (g) in respect of Intellectual Property, non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (h) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws, (i) transfer restrictions under applicable securities Laws, (j) Encumbrances arising under Organizational Documents that have been made available to the other Party and (k) any other Encumbrances that will be released on or prior to the Closing Date.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency or political subdivision thereof).

“Personal Data” means (a) any information relating to an identified or identifiable natural person (“data subject”); an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or (b) any other data or information that constitutes “personal data,” “personally identifiable information,” “personal information” or any similar defined term under any applicable Data Protection Law.

“Post-Closing Tax Period” means a taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means a taxable period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Closing Tax Return” means any Tax Return required to be filed by an Acquired Company for any Pre-Closing Tax Period, other than any Straddle Period Tax Return.

“Primary Report” has the meaning set forth in Section 5.29(a).

“Principal JV Entities” means the Persons that issued the Principal Minority Interests.

“Principal Minority Interests” means the equity interests set forth in Section 1.1(d) of the Seller Disclosure Letter.

“Project Thor MOU” means that certain Memorandum of Understanding, dated as of the date hereof, by and among Buyer and Seller, and attached as Exhibit F hereto.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation” has the meaning set forth in Section 6.1(a).

“R&W Insurance Policy” means the buy-side representations and warranties insurance policy related to this Agreement and bound on the date of this Agreement, together with each of the policies issued in connection therewith.

“Real Estate Separation Agreements” means, collectively, those documents effectuating the real property transfers, assignments and post-Closing space sharing arrangements, in each case, as more particularly described in Section 5.17(f) of the Seller Disclosure Letter.

“Registered Business Intellectual Property” means any Patents, Copyrights or Trademarks that are included in Business Intellectual Property and registered, filed or applied-for with any Governmental Body.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into or migration through the indoor or outdoor environment.

“Relief” means any relief, right to repayment of Tax, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxes.

“Replacement Policy/New Tail Policy” has the meaning set forth in Section 5.24(a).

“Representatives” means the directors, partners, members, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Required Information” means (a) the financial statements of the Business that are required under Paragraph (viii) of Exhibit B to the Bridge Commitment Letter (as in effect on the date of this Agreement) and (b) historical financial information relating to the Acquired Companies as may be necessary to permit Buyer to prepare the pro forma financial statements referred to in Paragraphs (iii) and (viii) of Exhibit B to the Bridge Commitment Letter (as in effect on the date of this Agreement).

“Resolution Period” has the meaning set forth in Section 2.4(b)(ii).

“Restricted Cash” means (a) any cash or cash equivalents that would not be freely usable by the Acquired Companies or the Egypt JV following the Closing because they are held on behalf of or for the benefit of another Person or are subject to restrictions on use by Contract, or constitute collateral for outstanding letters of credit, surety bonds or similar arrangements and (b) without limiting the forgoing clause (a), as a result of Alloga’s serving as agent for a third party, cash and cash equivalents held by an Acquired Company as agent for the benefit of a third party that such Acquired Company is required by such agency relationship to remit to the relevant third party following the Closing.

“Restructuring” has the meaning set forth in Section 5.21.

“Restructuring Documents” has the meaning set forth in Section 5.21.

“Restricted Person” has the meaning set forth in Section 5.29(a).

“Retail Territory” means Lithuania, the Netherlands and Norway.

“Retained Business” means any business or activity of Seller and its Affiliates (other than the Acquired Companies), whether undertaken prior to or after the date hereof, other than the Business and shall include the wholesale distribution of medicines and healthcare products from territories other than the Wholesale Distribution Territory (including Germany) and parallel trade activities in any jurisdiction.

“Review Period” has the meaning set forth in Section 2.4(b)(i).

“Sanctions” has the meaning set forth in Section 3.20(b).

“Sanctions Authority” means (a) the United States, (b) the United Nations Security Council, (c) the European Union or any member state thereof, (d) the United Kingdom or (e) the respective governmental institutions of any of the foregoing, including OFAC, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and Her Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary JV Entities” means the Persons that issued the Secondary Minority Interests.

“Secondary Minority Interests” means the equity interests set forth in Section 1.1(g) of the Seller Disclosure Letter.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Benefit Plan” means any Benefit Plan (a) sponsored, maintained or contributed to, or that is required to be sponsored, maintained or contributed to, by Seller or any or its Subsidiaries for the benefit of any Business Employee, Former Business Employee, or any current or former director or individual consultant of an Acquired Company, or (b) in respect of which any Acquired Company has or could reasonably be expected to have any liability or other obligation to contribute, in the case of (a) and (b), other than the Acquired Company Benefit Plans.

“Seller Business Group” means collectively, (a) the Acquired Companies, (b) the JV Entities and (c) Seller and any Subsidiary of Seller, but only to the extent Seller’s or such Subsidiary’s business, operations, assets, properties or liabilities relate to the Business; and “Seller Business Group Member” means, individually, any of the foregoing; provided that the JV Entities shall not be deemed to be members of the Seller Business Group for purposes of Article 3.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement dated as of the date hereof.

“Seller Employee” means an employee of Seller or its Subsidiaries or the Retained Business, other than a Business Employee or a Former Business Employee.

“Seller Employee Liabilities” means other than any such liabilities Assumed by the Acquired Companies pursuant to Section 5.14, (a) all Employee Liabilities with respect to any current or former employee or individual service provider of Seller or its Subsidiaries or an Acquired Company, in each case, other than a Business Employee, Former Business Employee or any other individual service provider who as of immediately prior to the Closing is providing services to an Acquired Company and no other member of the Seller Business Group or otherwise spends more than seventy percent (70%) of his or her working time for Seller and its Subsidiaries on the Business, (b) all liabilities in respect of any Seller Benefit Plan, other than the Assumed Seller Benefit Plan Liabilities and (c) all liabilities in respect of any Benefit Plan sponsored, maintained or contributed or that is required to be sponsored, maintained or contributed to, by Seller or any of its Subsidiaries or in respect of which Seller or any of its ERISA Affiliates has or could reasonably be expected to have any liability or other obligation to contribute, in each case, other than the Acquired Company Benefit Plans, including in connection with the transactions contemplated by this Agreement, but excluding the Assumed Seller Benefit Plan Liabilities, in each case of (a), (b), or (c), regardless of (i) when or where such liabilities arose; (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Closing Date; (iii) where or against whom such liabilities are asserted or determined and whether an Acquired Company is responsible for delivering any compensation or benefit attributable to such liability; and (iv) which entity is named in any Legal Proceeding associated with any liability. For the avoidance of doubt, Seller Employee Liabilities shall not include Transaction-Related Severance Costs.

“Seller Equity Plans” means the Seller 2013 Omnibus Incentive Plan, as amended, the Seller 2021 Omnibus Incentive Plan and, in each case, including any sub-plan.

“Seller Financial Assurances” has the meaning set forth in Section 5.22(a).

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2(a), Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.4(a), Section 3.4(b), Section 3.4(e), Section 3.9(a), Section 3.9(c) and Sections 3.13(b)(i) and (ii).

“Seller Group” has the meaning set forth in Section 5.14(b).

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Policies” has the meaning set forth in Section 5.24(a).

“Seller SEC Document” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Seller since August 31, 2018, together with any exhibits and schedules thereto and other information incorporated therein.

“Seller Shares” means Common Stock, $0.01 par value, of Seller.

“Seller Taxes” means (a) Taxes of Seller or any of its Affiliates (other than any Acquired Company), (b) Taxes of the Acquired Companies for any Pre-Closing Tax Period, including any Designated Deferred Taxes, (c) Taxes of the Acquired Companies directly arising from the Restructuring (or any transaction undertaken in anticipation of the Restructuring or the transactions contemplated by this Agreement), solely with respect to the Pre-Closing Tax Period, (d) Taxes of the Acquired Companies directly arising from the transactions contemplated by Section 5.16, solely with respect to the Pre-Closing Tax Period, (e) Taxes relating to any Person (other than any Acquired Company) for which an Acquired Company becomes liable (1) as a result of being or having been at any time before Closing part of a consolidated, combined or unitary group or any group payment arrangements or (2) as a result of transferee or successor liability or by Contract (other than customary commercial agreements the primary purpose of which does not relate to Taxes), in each case of this clause (e) relating to events occurring at or prior to Closing, and (f) Taxes resulting from any breach of any covenant or agreement of Seller or any of its Affiliates (including the Acquired Companies with respect to periods prior to Closing) under this Agreement.

“Seller’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.1(e) of the Seller Disclosure Letter, having made reasonable inquiry of the most senior employee(s) of the Seller Business Group with primary responsibility for the relevant subject matter; provided that no inquiry shall be required of any employee of a JV Entity.

“Seller’s Tax Group” means Seller and any other entities (other than the Acquired Companies) that, for any relevant Tax purposes, are treated as being members of the same group as, or otherwise connected or associated in any way with, Seller from time to time.

“Senior Employee” has the meaning set forth in Section 5.29(a).

“Severance Costs” means the following amounts reasonably paid by the relevant employer to dismiss the relevant employee: (a) any redundancy, termination, severance, end of service gratuity or similar payment required by applicable Law or Order or the terms of any collective bargaining agreement, (b) any contractual or discretionary redundancy, termination or severance payment, (c) any payment in lieu of notice, (d) any payment in lieu of accrued but untaken vacation, (e) reasonable legal fees incurred by the relevant employer, (f) any amount reasonably required to secure the employee’s agreement to either entering into a termination, settlement or waiver of claims agreement or to otherwise minimize the risk of claims arising in connection with the termination of the relevant employee’s employment and (g) any reasonable contribution  to the relevant employee’s legal fees if customary in the relevant jurisdiction to pay such amounts in connection with entering into a termination, settlement or waiver of claims agreement, in the case of clauses (f) and (g), only if the party reimbursing such Severance Costs pursuant to Section 5.14(c) is a beneficiary of any restrictive covenant or waivers in such agreements.

“Shared Contract” means Contracts by and between any Seller Business Group Member(s) and a third party that relate both to the Business, on the one hand, and the Retained Business, on the other hand, excluding any Contracts related to Overhead and Shared Services and for the avoidance of doubt, Affiliate Agreements.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Significant Subsidiary” has the meaning set forth in Section 1.02 of Regulation S-X under the Exchange Act.

“Software” means all computer programs, software and applications (including mobile applications) and computerized databases in any form, including source code, object code, firmware, operating systems and related specifications, algorithms, database management code, graphical user interfaces, computer programming menus, software engines, software platforms, software development tools, libraries and library functions, compilers, and data formats and all related documentation (including manuals, user guides, flow charts, comments, and training materials).

“Solvent” means, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts, (b) the present fair saleable value of the property of such Person exceeds the amount that shall be required to pay such Person’s probable liability on its existing debts as they become absolute and matured, (c) such Person has adequate capital to carry on its business and (d) such Person does not intend or believe it shall incur Indebtedness beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“Specified Principles” means the specific principles, practices, methodologies and procedures set forth in Section 1.1(f) of the Seller Disclosure Letter.

“Straddle Period” has the meaning set forth in Section 6.8.

“Straddle Period Tax Returns” has the meaning set forth in Section 6.9(c).

“Submitted Items” has the meaning set forth in Section 2.4(b)(iii)

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (a) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (b) if no such governing body exists, a majority of the outstanding voting securities of such Person; provided that no JV Entity, shall be deemed a Company Subsidiary.

“Subsidiary Shares” has the meaning set forth in Section 3.4(a) to this Agreement.

“Support Agreements” means, collectively, those support services agreements the terms of which are set forth on Exhibit D-3 hereto.

“Takeover Law” means a “business combination,” “control share acquisition,” “fair price,” “moratorium,” “supermajority,” “affiliate transactions” or other anti-takeover Laws, including Section 203 of the DGCL.

“Target Working Capital” means $446,500,000; provided that such amount shall be adjusted as set forth in Section 1.1(f) of the Seller Disclosure Letter.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes of any kind, and all charges, fees, customs, levies, duties, imposts, withholdings or other assessments, in each case in the nature of a tax, including any income, excise, property, sales, use, occupation, transfer, conveyance, payroll, employment, recapture, license, registration, ad valorem, value added, social charges, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp, capital gains, net worth, gross receipts and other taxes, and any taxes based upon or measured by capital stock, in each case together with all interest, fines, surcharges, penalties and additions attributable to or imposed with respect to such amounts.

“Tax Authority” means any Governmental Body, board, bureau, body, person, department or authority of any U.S. federal, state or local jurisdiction or any non‑U.S. jurisdiction, having jurisdiction with respect to any Tax.

“Tax Benefit” has the meaning set forth in Section 6.4.

“Tax Contest” means any audit, court or administrative proceeding, action, suit, investigation or other dispute or similar claim by a Tax Authority with respect to any Tax matter that affects the Company or any of the Company Subsidiaries, as the case may be.

“Tax Return” means any report, return, information return, form, declaration, statement or other document filed or required to be filed with any Tax Authority with respect to Taxes, including any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Third-Party Payments” has the meaning set forth in Section 9.4(e).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means, to the extent not paid at or prior to the Closing, (a) the aggregate amount of all unpaid out-of-pocket fees and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by the Acquired Companies or for which an Acquired Company is or will be otherwise liable (including, if applicable, such fees and expenses of the Sellers for which an Acquired Company has agreed to pay or is or will be otherwise liable) in each case in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement, including fees and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts related to the transactions contemplated by this Agreement and (b) any Change of Control Payments; provided, however, that any fees, payments, costs or expenses (i) incurred (whether or not yet invoiced) by Buyer or its Affiliates or by Seller or its Subsidiaries (other than fees and expenses of the Seller or its Subsidiaries for which an Acquired Company has agreed prior to the Closing to pay or be liable for or is or will be otherwise liable as a result of actions taken prior to the Closing or by Seller or its Subsidiaries (other than the Acquired Companies after the Closing)) or (ii) agreed to be borne by the Buyer pursuant to, and in accordance, with this Agreement shall not constitute Transaction Expenses.

“Transfer Taxes” means all transfer, goods, services, sales, use, real or personal property transfer, documentary, value-added, customs, stamp and all other similar Taxes.

“Transferred Employees” has the meaning set forth in Section 5.14(f).

“Transition Services Agreement” means that certain transition services agreement, in the form attached as Exhibit C hereto.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“TUPE” means the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, as the context requires.

“UK GDPR” means the EU GDPR as it forms part of retained EU law (as defined in the European Union (Withdrawal) Act 2018).

“Undisclosed Employee” has the meaning set forth in Section 5.14(c)(ii).

“U.S. Distribution Agreement” means the Pharmaceutical Purchase and Distribution Agreement, dated as of March 18, 2013, by and among, Buyer, J. M.  Blanco, Inc., Walgreen Co. and the other parties thereto.

“U.S. Distribution Agreement Amendment” means the Eleventh Amendment to the U.S. Distribution Agreement, in the form attached as Exhibit G hereto.

“U.S. Information Return” means any Tax Return required to be filed with respect to an Acquired Company by a “United States person” (as defined in Section 7701(a)(30) of the Code) that owns, or is treated as owning, the equity of such Acquired Company.

“VAT” means (a) within the European Union, any Tax imposed in compliance with (but subject to derogations from) the Council Directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112) and (b) any other goods and services, sales, excise, use, value added, customs duty or similar Tax, wherever imposed (including any such Tax imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a) above).

“Volume Incentive Rebate Agreements” has the meaning set forth in Section 5.17(i).

“Wholesale Distribution Territory” means the Czech Republic, France, Lithuania, the Netherlands, Norway, Romania, Spain, Turkey and the United Kingdom.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or would reasonably be expected to cause or constitute such material breach of this Agreement.

“Wrong Pocket Contract” has the meaning set forth in Section 5.6(e).

ARTICLE 2
PURCHASE AND SALE

Section 2.1          Purchase and Sale of the Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall cause the Designated Seller Subsidiary to sell and transfer to the Designated Buyer Subsidiary, and Buyer shall cause the Designated Buyer Subsidiary to purchase and accept from the Designated Seller Subsidiary, the Shares, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws or Encumbrances created by Buyer) in consideration for payment of the Purchase Price.

Section 2.2          Purchase Price.The aggregate purchase price payable by the Designated Buyer Subsidiary to the Designated Seller Subsidiary for the Shares (the “Purchase Price”) shall be an amount equal to (a) the Closing Payment (as determined in accordance with Section 2.3(d)), (b) plus the Buyer Stock Consideration, (c) plus the amount in cash, if any, payable by Buyer to Seller pursuant to Section 2.4(c) or (d) minus the amount in cash, if any, payable by

Seller to Buyer pursuant to Section 2.4(c).  To the extent required by Section 5.30 of the Seller Disclosure Letter, the Purchase Price shall be reduced as set forth therein.

Section 2.3          Closing.

(a)          On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., New York City time, at the offices of the Notary, promptly following and in any event no later than the third (3rd) Business Day after the conditions to Closing set forth in Article 7 have been satisfied or waived in writing by the Party or Parties entitled to the benefit thereof (other than any conditions that by their nature are to be satisfied as of the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing by the Party or Parties entitled to the benefit thereof of such conditions as of the Closing), unless another date, place or time is agreed to in writing by Buyer and Seller; provided, that, notwithstanding the satisfaction or waiver in writing of the conditions set forth in Article 7, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than any conditions that by their nature are to be satisfied as of the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing by the Party or Parties entitled to the benefit thereof of such conditions as of the Closing), and unless otherwise agreed by the Parties, the Parties shall not be required to effect the Closing until the earlier of (i) any Business Day during the Marketing Period specified by Buyer on no less than three (3) Business Days’ prior written notice to Seller and (ii) the third (3rd) Business Day after the final day of the Marketing Period.  The date on which the Closing is actually held is referred to herein as the “Closing Date”.

(b)          At the Closing:

(i)          Buyer or the Designated Buyer Subsidiary shall deliver to Seller or the Designated Seller Subsidiary, as applicable:

(A)          the Closing Payment, as determined pursuant to Section 2.3(c), by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(B)          the Buyer Stock Consideration, free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws and Encumbrances under the A&R Shareholders Agreement or created by Seller), and an original stock certificate representing the Buyer Stock Consideration;

(C)          the certificate contemplated by Section 7.3(d); and

(D)          a counterpart of each Ancillary Agreement (other than any Ancillary Agreements entered into prior to the Closing Date) to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliates.

(ii)          Seller shall deliver to Buyer:

(A)          the certificate contemplated by Section 7.2(d);

(B)          a counterpart of each Ancillary Agreement (other than any Ancillary Agreements entered into prior to the Closing Date) to which Seller or any of its Affiliates is a party, duly executed on behalf of Seller or such Affiliate; and

(C)          an executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) certifying that Seller (or the applicable Subsidiary of Seller) is not a foreign person within the meaning of Section 1445 of the Code.

(iii)          the Designated Buyer Subsidiary and the Designated Seller Subsidiary shall deliver to the Notary an executed and, to the extent required by the Notary, notarized and apostilled, power of attorney to execute the Deed of Sale and Transfer and the original shareholders’ register of the Company;

(iv)          Seller shall cause the Company to deliver to the Notary an executed and, to the extent required by the Notary, notarized and apostilled, power of attorney to execute the Deed of Sale and Transfer;

(v)          Seller shall cause the Designated Seller Subsidiary to, and Buyer shall cause the Designated Buyer Subsidiary to, confirm to the Notary that the Deed of Sale and Transfer may be executed and to instruct the Notary to execute the Deed of Sale and Transfer and update the original shareholders’ register of the Company; and

(vi)          pursuant to the execution of the Deed of Sale and Transfer, Seller shall cause the Designated Seller Subsidiary to transfer the Shares to the Designated Buyer Subsidiary, and Buyer shall cause the Designated Buyer Subsidiary to accept the transfer, and Seller shall cause the Company to acknowledge this transfer.

(c)          For purposes of determining the amount of cash to be paid by Buyer to Seller at the Closing pursuant to Section 2.3(b)(i)(A) (the “Closing Payment”), at least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Closing Date Report”) setting forth in reasonable detail Seller’s good-faith estimate of (i) Net Working Capital as of the Closing (the “Estimated Working Capital”), (ii) the Cash as of the Closing (the “Estimated Cash”), (iii) the Indebtedness as of the Closing (the “Estimated Indebtedness”) and (iv) the Transaction Expenses as of the Closing (the “Estimated Transaction Expenses”).  The Purchase Price will be further adjusted as set forth in Section 2.3(c) of the Seller Disclosure Letter.

(d)          The Closing Payment shall be an amount equal to:

(i)           the Base Cash Consideration;

(ii)           plus the amount, if any, by which Estimated Working Capital exceeds Target Working Capital;

(iii)          minus the amount, if any, by which Target Working Capital exceeds Estimated Working Capital;

(iv)          plus the Estimated Cash;

(v)            minus the Estimated Indebtedness;

(vi)           minus the Estimated Transaction Expenses; and

(vii)          minus, the adjustments set forth on Section 2.3(d) of the Seller Disclosure Letter.

(e)          The Parties agree that the instrument of transfer of the Shares shall be executed and retained outside of the United Kingdom, and that the Company’s shareholders’  register shall be kept outside of the United Kingdom.

Section 2.4          Determination of Final Purchase Price.

(a)          As soon as reasonably practicable following the Closing Date (but no later than ninety (90) days after the Closing Date), Buyer shall deliver to Seller a statement (the “Buyer Adjustment Report”) setting forth in reasonable detail Buyer’s good-faith calculation of (i) Net Working Capital as of the Closing, (ii) the Cash as of the Closing, (iii) the Indebtedness as of the Closing and (iv) the Transaction Expenses as of the Closing, in each case including reasonably detailed calculations of the components thereof and prepared in a manner consistent with the definitions thereof.  If Buyer fails to timely deliver the Buyer Adjustment Report, then the Closing Date Report shall be deemed to be the Buyer Adjustment Report delivered to Seller hereunder and deemed to have been delivered on such ninetieth (90th) day (and for the avoidance of doubt, Seller may deliver a Notice of Disagreement with respect to the Closing Date Report that is deemed to be the Buyer Adjustment Report).  In connection with the preparation or review of, or resolution of any disputes with respect to, the Buyer Adjustment Report, each of Buyer and Seller shall make available to the other Party and its Representatives reasonable access during normal business hours to all relevant personnel, Representatives, books and records, and other items reasonably requested by the other Party in connection therewith.

(b)          The following procedures shall apply with respect to the review of the Buyer Adjustment Report:

(i)          Seller shall have a period of forty-five (45) days after receipt by Seller of the Buyer Adjustment Report to review such report (the “Review Period”).

(ii)          If Seller does not deliver to Buyer a written statement describing any objections Seller has to the Buyer Adjustment Report (a “Notice of Disagreement”) on or before the final day of the Review Period, then Seller shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of this Agreement and the payment (if any) contemplated by Section 2.4(c).  If Seller delivers to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Buyer and Seller shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”).  If Buyer and Seller reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution and supplemented by the items that were not disputed from the Closing Date Report, shall be deemed to be the “Final Adjustment Report” for purposes of this Agreement and the payment (if any) contemplated by Section 2.4(c).

(iii)          If such a resolution is not reached on or before the final day of the Resolution Period, then Buyer and Seller shall promptly retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement to the Accounting Firm for resolution in accordance with this Section 2.4(b)(iii) (any such items submitted to the Accounting Firm, the “Submitted Items”).Any item that is not a Submitted Item shall be deemed final and binding on the Parties.  The Accounting Firm will be instructed to (A) make a final determination that is within the range of the respective positions taken by each of Buyer and Seller on an expedited basis (and in any event within thirty (30) days after submission of the Submitted Items) with respect to each of the Submitted Items (and only the Submitted Items) based solely on the Closing Date Report, Buyer Adjustment Report, the Notice of Disagreement and any statements provided to the Accounting Firm in accordance with Section 2.4(b)(ii) and (B) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Submitted Item (the “Accounting Firm’s Report”).  In making its determination, the Accounting Firm shall act as an expert, and not as an arbitrator.  During the ten (10) Business Days after submission of the Submitted Items to the Accounting Firm, each of Buyer and Seller may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Submitted Items (and only the Submitted Items).  Each of Buyer and Seller agrees that (1) the Accounting Firm’s determination with respect to each Submitted Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive, binding and non-appealable, absent fraud or manifest error, (2) the Buyer Adjustment Report, as modified by any changes thereto in accordance with the Accounting Firm’s Report and supplemented by the items that were not disputed from the Closing Date Report, shall be deemed to be the “Final Adjustment Report” for purposes of this Agreement and the payment (if any) contemplated by Section 2.4(c), (3) the procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report and (4) the Accounting Firm’s determination under this Section 2.4(b)(iii) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced, absent fraud or manifest error.  Net Working Capital as of the Closing Date as set forth in the Final Adjustment Report shall be deemed to be the “Final Working Capital” (provided that if the absolute value of the difference between Final Working Capital and Estimated Working Capital is less than the Inside Collar Amount, then Final Working Capital shall be deemed equal to Estimated Working Capital).  “Cash” as of the Closing Date as set forth in the Final Adjustment Report shall be deemed to be the “Final Cash”.  Indebtedness as of the Closing Date as set forth in the Final Adjustment Report shall be deemed to be the “Final Indebtedness”.  Transaction Expenses as of the Closing Date as set forth in the Final Adjustment Report shall be deemed to be the “Final Transaction Expenses”.  For the avoidance of doubt, the Parties’ respective indemnification obligations set forth in Article 9 shall not be affected by any amount reflected in the Final Adjustment Report, except to the extent necessary to avoid duplication as provided in Section 9.4(e).

(iv)          In connection with the dispute resolution procedures set forth in this Section 2.4(b), Buyer and Seller agree to execute, if requested by the Accounting Firm, an engagement letter in customary form that is reasonably satisfactory to each of Buyer and Seller.

(v)          Each of Buyer and Seller shall (A) pay its own respective costs and expenses incurred in connection with this Section 2.4 and (B) be responsible for the fees and expenses of the Accounting Firm on a pro rata basis based upon the degree to which the Accounting Firm has accepted the respective positions of Buyer and Seller (which shall be determined by the Accounting Firm and set forth in the Accounting Firm’s Report).

(c)          Within two (2) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.4:

(i)          if the Additional Payment Amount is a positive number, then Buyer or the Designated Buyer Subsidiary shall pay an amount in cash equal to the Additional Payment Amount to Seller by wire transfer of immediately available funds to an account of Seller or the Designated Seller Subsidiary designated in writing by Seller to Buyer; or

(ii)          if the Additional Payment Amount is a negative number, then Seller or the Designated Seller Subsidiary shall pay an amount in cash equal to the absolute value of the Additional Payment Amount to Buyer or the Designated Buyer Subsidiary by wire transfer of immediately available funds to an account of Buyer designated in writing by Buyer to Seller.

For purposes hereof, “Additional Payment Amount” (which may be a positive or a negative number) means (A) Final Working Capital minus Estimated Working Capital, plus (B) Final Cash minus Estimated Cash, minus (C) Final Indebtedness minus Estimated Indebtedness, minus (D) Final Transaction Expenses minus Estimated Transaction Expenses.

(d)          The Parties agree to treat all payments made under this Section 2.4 as adjustments to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

Section 2.5          Withholding Tax. Buyer and the Designated Buyer Subsidiary shall be entitled to withhold or deduct any amount in respect of Taxes from any amount otherwise payable pursuant to this Agreement to the extent required by applicable Law or Order; provided that Buyer or the Designated Buyer Subsidiary shall promptly provide notice to Seller upon becoming aware of any such withholding Taxes, together with an explanation of the legal basis for such withholding, and shall cooperate with Seller to minimize or eliminate such withholding.  To the extent Buyer or the Designated Buyer Subsidiary withholds or deducts any amounts in accordance with the previous sentence, and timely pays such amounts to the applicable Tax Authority, such amounts shall be treated as having been paid to the applicable party from whom they were withheld or deducted.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as (i) set forth in the Seller Disclosure Letter (which shall be interpreted in accordance with Section 10.11(f)) or (ii) disclosed in any Seller SEC Document filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors” section and any “forward-looking statements” in any other section, it being understood that any factual information contained within such sections shall not be excluded); provided that any matters to be disclosed with respect to any Seller Fundamental Representation must be identified with specific disclosure in the respective sections of the Seller Disclosure Letter, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date):

Section 3.1          Organization and Authority of Seller.

(a)          Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, except where the failure to be in good standing would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Seller and its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  Seller (or, if applicable, a Subsidiary of Seller) has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including all power and authority to sell, assign, transfer and convey the Shares as provided by this Agreement and to effect the Restructuring).

(b)          The execution and delivery by Seller of this Agreement and any Ancillary Agreements to which it (or, if applicable, a Subsidiary of Seller) is or will be a party, the performance by Seller (or, if applicable, a Subsidiary of Seller) of its obligations hereunder and thereunder and the consummation by Seller (or, if applicable, a Subsidiary of Seller) of the transactions contemplated hereby and thereby have been and, in the case of the transactions contemplated by the Ancillary Agreements and the Restructuring, will be prior to Closing, duly and validly authorized and approved by all requisite corporate or other similar action on the part of Seller (or, if applicable, a Subsidiary of Seller).

(c)          This Agreement has been duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

(d)          Each of the Ancillary Agreements to which Seller or its Subsidiary is or will be a party has been or will be duly and validly executed and delivered by Seller or such Subsidiary, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Seller or such Subsidiary enforceable against Seller or such Subsidiary in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.2          Organization, Authority and Qualification of the Acquired Companies.

(a)          Each Acquired Company and the Egypt JV is an entity duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the Laws of the jurisdiction in which it is organized and has all requisite corporate or other organizational power and authority to own, lease and operate its respective properties and assets and to conduct its business as it is now being conducted, except as would not reasonably be expected to have a Business Material Adverse Effect or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Seller and its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Each Acquired Company and the Egypt JV is qualified to do business in each jurisdiction in which the operation of its business makes such qualification necessary or advisable, except where the failure to be so qualified would not reasonably be expected to have a Business Material Adverse Effect.

(c)          True and complete copies of the Organizational Documents of each Acquired Company have been made available to Buyer prior to the date of this Agreement.

Section 3.3          Capitalization; Organizational Documents.

(a)          As of the date hereof, the issued and outstanding share capital of the Company consists of one (1) share.  The Shares constitute all of the issued and outstanding share capital of the Company.  All of the Shares are validly issued and fully paid up.  All of the Shares have been issued and granted in compliance with all applicable Laws and Orders or pursuant to valid exemptions therefrom.  None of the Shares were issued in violation of any Contract or any preemptive or similar rights of any Person.

(b)          Seller is the direct or indirect sole legal and beneficial owner of the Shares.  The Shares are free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under applicable securities Laws).  Upon consummation of the transactions contemplated hereby, the Designated Buyer Subsidiary will own all of the Shares, free and clear of all Encumbrances other than any Encumbrances imposed by Buyer (or its nominee or Affiliate) or restrictions on transfer under applicable securities Laws.

(c)          Except for the Shares, there are no equity securities of any class of the Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding.  There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights, preemptive rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued equity securities of the Company or obligating Seller or the Company to issue or sell any equity securities of, or any other interest in, the Company.  There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company.  There are no voting trusts, stockholder agreements, proxies or other Contracts, agreements or understandings in effect with respect to the voting or sale or transfer of any of the Shares or any other equity interests of the Company. There are no bonds, debentures, notes or other indebtedness issued by the Company which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares or other equity interests or similar interests by stock ownership or otherwise in the Company are entitled to vote.

(d)          The Company has not agreed and is not under any current or prospective obligation (contingent or otherwise) to form or participate in or make any capital contribution to or future investment in, or guarantee any obligations of, any Person.

(e)          As of the date hereof, except as contemplated by this Agreement, the Ancillary Agreements or the Restructuring, the Company does not have any assets or liabilities other than liabilities incidental to its formation or arising under its Organizational Documents.  As of the date hereof, the Company does not have a debt or equity interest in any other Person.

Section 3.4          Acquired Companies; JV Entities and Minority Interests.

(a)          Section 3.4(a) of the Seller Disclosure Letter contains a correct and complete list of the Acquired Companies and, for each such Acquired Company, as of the date hereof, (i) the form of entity and jurisdiction of organization, (ii) the name of each shareholder or equity owner thereof and (iii) the percentage of the aggregate equity or voting interests that are issued and outstanding and owned by each such holder.  All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, the Company Subsidiaries (the “Subsidiary Shares”) have, to the extent applicable under applicable Laws and Orders, been duly authorized and validly allotted and issued and are fully paid or properly credited as fully paid and non-assessable. None of the Subsidiary Shares were issued in violation of any Contract to which Seller or its Affiliates is party (or to Seller’s Knowledge, any other Contract) or any preemptive or similar rights of any Person. As of the date hereof, except to the extent a Company Subsidiary is not wholly-owned as set forth on Section 3.4(a) of the Seller Disclosure Letter all of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by a Subsidiary of Seller, free and clear of all Encumbrances, other than any restrictions on transfer under applicable securities Laws.As of the Closing, except to the extent contemplated by the Restructuring and except to the extent that  Company Subsidiary is not wholly-owned as set forth on Section 3.4(a) of the Seller Disclosure Letter, all of the Subsidiary Shares will be owned, directly or indirectly, of record and beneficially by the Company or another Company Subsidiary, free and clear of all Encumbrances, other than any Encumbrances imposed by Buyer (or its nominee or Affiliate) or restrictions on transfer under applicable securities Laws.

(b)          Except for the Subsidiary Shares, there are no equity securities of any class of any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding.  There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights, preemptive rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued equity securities of any Company Subsidiary or obligating Seller or any Acquired Company to issue or sell any equity securities of, or any other interest in, any Company Subsidiary.  There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any Company Subsidiary.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any Company Subsidiary. There are no bonds, debentures, notes or other indebtedness issued by any Company Subsidiary which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests or similar interests by stock ownership or otherwise in the a Company Subsidiary are entitled to vote.

(c)          As of immediately prior to the Closing, except for the Subsidiary Shares and the Minority Interests, no Acquired Company will have any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person.

(d)          No Company Subsidiary has agreed or is under any current or prospective obligation (contingent or otherwise) to form or participate in or make any material capital contribution to or future investment in, or guarantee any obligations of, any Person (other than a JV Entity pursuant to the Organizational Documents of such JV Entity made available to Buyer prior to the date hereof).

(e)          Section 3.4(e) of the Seller Disclosure Letter contains a correct and complete list of each JV Entity, including as of the date hereof, (i) the form of entity and jurisdiction of organization, (ii) to Seller’s Knowledge, the name of each shareholder or equity owner thereof and (iii) the percentage, as of the date hereof, of the aggregate equity interests of such JV Entity issued and outstanding directly or indirectly owned by Seller and, to Seller’s Knowledge, the percentage, as of the date hereof, of the aggregate equity or voting interests owned by each other holder thereof (other than holders of Minority Interests).To Seller’s Knowledge, each JV Entity is an entity duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the Laws of the jurisdiction in which it is organized and has all requisite corporate or other organizational power and authority to own, lease and operate its respective properties and assets and to conduct its business as it is now being conducted.  All of the Principal Minority Interests have, to the extent applicable under applicable Laws and Orders, been duly authorized and validly issued and are fully paid and non-assessable. To Seller’s Knowledge, none of the Minority Interests were issued in violation of any Contract or any preemptive or similar rights of any Person. As of the date hereof, all of the Principal Minority Interests are owned, directly or indirectly, of record and beneficially by a Subsidiary of Seller, free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws or the Organizational Documents of the relevant Principal JV Entity.  Except as set forth in Section 3.4(e) of the Seller Disclosure Letter, as of immediately prior to the Closing, all of the Principal Minority Interests will be owned, directly or indirectly, of record and beneficially by an Acquired Company or another Principal JV Entity, free and clear of all Encumbrances, other than Encumbrances created by Buyer its nominee or Affiliates, or restrictions on transfer under applicable securities Laws or the Organizational Documents of the relevant Principal JV Entity.

(f)          (i) No voting trusts, stockholder agreements, proxies or other Contracts, agreements or understandings are in effect with respect to the voting or sale or transfer of any of the Minority Interests with respect to JV Entities other than JV Entities set forth in clause (ii) below or that provide any Person with any right of first offer, right of first refusal, preemptive right, or other similar provision or right related to such JV Entity and exercisable in connection with the transactions contemplated by this Agreement, other than as set forth in Section 3.4(f) of the Seller Disclosure Letter in each case as in effect as of the date hereof and (ii) with respect to JV Entities for which Seller, to Seller’s Knowledge as of the date hereof, does not have Organizational Documents in its custody, to Seller’s’ Knowledge, no voting trusts, stockholder agreements, proxies or other Contracts, agreements or understandings are in effect with respect to the voting or sale or transfer of any of the Secondary Minority Interests or that provide any Person with any right of first offer, right of first refusal, preemptive right, or other similar provision or right related to such JV Entity and exercisable in connection with the transactions contemplated by this Agreement.

(g)          True and complete copies of the Organizational Documents of each Principal JV Entity and, to Seller’s Knowledge, Secondary JV Entity have been made available to Buyer prior to the date of this Agreement.

Section 3.5          No Conflicts; Consents.

(a)          Neither the execution, delivery or performance by Seller of this Agreement or any Ancillary Agreements to which it or its Subsidiary is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, including the Restructuring, will (with or without notice or lapse of time or both):

(i)            result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or the Company or result in a material violation or material breach of, or material default under, any provision of the Organizational Documents any Company Subsidiary;

(ii)           result in a violation or breach of, or default under, any provision of the Organizational Documents of any Principal JV Entity or Seller Business Group Member;

(iii)          result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby and thereby under, any Law or Order applicable to Seller or any Seller Business Group Member (or the properties or assets of the Seller Business Group or the Business); or

(iv)          (A) result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel, or (D) require the Consent of, or the giving of notice to, any other Person under, or result in the creation of any Encumbrance pursuant to, any Material Contract or other Contract that is material to the Acquired Companies or the Business or any Permit affecting the properties or assets of the Seller Business Group or the Business;

except in the case of clauses (ii), (iii) and (iv) where such conflict, violation, breach, event of default or other result described in such clauses, individually or in the aggregate, would not reasonably be expected to be material to the Seller Business Group or the Business.

(b)          Except as would not reasonably be expected to be material to the Seller Business Group or the Business, taken as a whole, or prevent or materially impede, interfere with, hinder or delay the ability of Seller and its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, no Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to any Seller Business Group Member, or the properties or assets of the Seller Business Group or the Business in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation by Seller and its Affiliates of the transactions contemplated hereby and thereby, including the Restructuring.

Section 3.6          Financial Statements; Internal Controls.

(a)          Correct and complete copies of the Audited Financial Statements have been made available to Buyer and are included in Section 3.6(a) of the Seller Disclosure Letter.  The Audited Financial Statements have been, and the unaudited financial statements to be delivered pursuant to Section 5.18 will be, prepared in accordance with the books and records of Seller and the Acquired Companies and fairly present, in all material respects, the consolidated financial condition of the Acquired Companies and the Business as of the dates indicated therein and the results of the operations of the Acquired Companies and the Business for the periods covered thereby, all in accordance with GAAP.  Each of the Audited Financial Statements has been, and the unaudited financial statements to be delivered pursuant to Section 5.18 will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the unaudited financial statements to be delivered pursuant to Section 5.18, to normal year-end adjustments.

(b)          Seller has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act that are reasonably designed to ensure that all material information required to be disclosed by Seller in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Seller’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Neither Seller nor, to Seller’s Knowledge, Sellers’s independent registered public accounting firm, has identified or been made aware of any fraud that involves management or other employees who have a significant role in Seller’s internal control over financial reporting as it relates to the Seller Business Group, the Business.  Since August 31, 2018, neither Seller nor any of its Subsidiaries nor, to Seller’s Knowledge, any employee or Representative of Seller or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in improper accounting or auditing practices relating to the Seller Business Group, the Business.

(c)          Correct and complete copies of the JV Financial Statements have been made available to Buyer and are included in Section 3.6(c) of the Seller Disclosure Letter.  The JV Financial Statements have been prepared in accordance with the books and records of the applicable Principal JV Entity and fairly present, in all material respects, the consolidated financial condition of the applicable Principal JV Entity as of the dates indicated therein and the results of the operations of the business of such Principal JV Entity for the periods covered thereby, all in accordance with IFRS.  Each of the JV Financial Statements has been prepared in accordance with IFRS, in all material respects, applied on a consistent basis throughout the periods covered thereby.

No Acquired Company has directly or indirectly guaranteed any indebtedness, liabilities or other obligations of a JV Entity.

Section 3.7          No Undisclosed Liabilities.  The Seller Business Group and the Egypt JV do not have any liabilities (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, whether due or to become due, and whether known or unknown), except for liabilities (i) that are reserved against in the Audited Balance Sheet, (ii) that have been incurred in the ordinary course of the operation of the Business since the Audited Balance Sheet Date, (iii) for future performance under existing Contracts of the Acquired Companies or (iv) except as would not reasonably be expected to have a Business Material Adverse Effect.

Section 3.8          Absence of Certain Developments.

(a)          Except for the transactions contemplated by this Agreement and the Ancillary Agreements, including the Restructuring, (i) from the Audited Balance Sheet Date until the date hereof, the Seller Business Group and the Business have operated in the ordinary course of business consistent with past practice and (ii) from the Audited Balance Sheet Date until the date hereof, there has not been any Business Material Adverse Effect.

(b)          Except for the transactions contemplated by this Agreement and the Ancillary Agreements, since the Audited Balance Sheet Date until the date hereof, there has not been any action or event that would have required Buyer’s consent pursuant to Section 5.1(b)(i), (iii), (iv), (viii), (x), (xi), (xiii) or (xiv), had such action or event occurred after the date hereof.

Section 3.9          Title, Condition and Sufficiency of Assets.

(a)          The Business has, and following the Restructuring an Acquired Company will have, good and valid title to, or a valid leasehold interest in, all personal property and other tangible assets primarily used in the conduct of the Business, except (i) as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, or the Business or (ii) to the extent such asset relates to Overhead and Shared Services. Without limiting the foregoing, an Acquired Company has good and valid title to, or a valid leasehold interest in, all personal property and other tangible assets reflected in the Audited Balance Sheet or acquired by an Acquired Company after the Audited Balance Sheet Date (that if acquired prior to the Audited Balance Sheet Date, would have been reflected in the Audited Balance Sheet), free and clear of all Encumbrances other than Permitted Encumbrances, except for (x) properties and assets sold or otherwise disposed of in the ordinary course of business since the Audited Balance Sheet Date and (y) as would not reasonably be expected to be material to the Acquired Companies or the Business.

(b)          The buildings, structures, equipment, vehicles and other items of tangible personal property of the Business are in all material respects in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and maintenance requirements.

(c)          Taken together with the rights of Buyer and the Acquired Companies pursuant to the Ancillary Agreements and assuming the retention of Business Employees and Transferred Employees following the Closing, the properties, assets and rights of the Acquired Companies include all properties, assets and rights, (i) primarily used or held for use by Seller and its Affiliates in connection with the conduct of the Business and (ii) necessary and sufficient for the continued conduct of the Business after the Closing in the same manner in all material respects as conducted prior to the Closing, in each case except for Shared Contracts, Seller Benefit Plans and Overhead and Shared Services.

(d)          None of the representations and warranties contained in this Section 3.9 shall be deemed to relate to any intellectual property matters (such matters being the subject of Section 3.13).

Section 3.10          Compliance with Laws; Permits.

(a)          Except as would not reasonably be expected to be material to the Seller Business Group or the Business, taken as a whole, (i)  the Seller Business Group is, and since August 31, 2018 has been, in compliance in all respects with all Laws and Orders applicable to the  Seller Business Group and the Business, (ii) since August 31, 2018, no Seller Business Group Member has received any written or, to Seller’s Knowledge, oral notice from any Governmental Body alleging any noncompliance by any Seller Business Group Member or the Business with respect to any such Law or Order applicable to the Business and (iii) no investigation by any Governmental Body regarding a violation of any such Law or Order applicable to the Business is, as of the date hereof, pending or threatened in writing or, to Seller’s Knowledge, threatened orally.

(b)          Except as would not reasonably be expected to be material to the Seller Business Group or the Business, taken as a whole, (i) the Principal JV Entities are, and since August 31, 2018 have been, in compliance in all respects with all Laws and Orders applicable to the Principal JV Entities. (ii) since August 31, 2018, no Principal JV Entity has received any written notice from any Governmental Body alleging any noncompliance by any Principal JV Entity with respect to any such Law or Order applicable to such Principal JV Entity and (iii) no investigation by any Governmental Body regarding a violation of any such Law or Order applicable to a Principal JV Entity is, as of the date hereof, pending or threatened in writing.

(c)          All Permits required for the Seller Business Group to conduct the Business have been obtained by a Seller Business Group Member (and following the Restructuring will be held by an Acquired Company) and are valid and in full force and effect and the Seller Business Group is, and has been since August 31, 2018, in compliance in with all such Permits, except where the failure to obtain any such Permit or to be valid and in full force and effect or to be in compliance therewith would not reasonably be expected to be material to the Seller Business Group or the Business.  Since August 31, 2018, no Governmental Body has threatened in writing or, to Seller’s Knowledge, threatened orally, to revoke, suspend, limit, vary or not renew any material Permit, except as would not reasonably be expected to have a Business Material Adverse Effect.

(d)          Except as would not reasonably be expected to be material to the Seller Business Group or the Business, taken as a whole:

(i)          There are no actions threatened in writing or, to Seller’s Knowledge, threatened orally, by any Governmental Body to suspend or deny the distribution, supply or marketing of any products or services currently provided by any Seller Business Group Member or to seize or detain on import any such products.

(ii)          Since August 31, 2018, all Products Manufactured by a Seller Business Group Member, or sold by a Seller Business Group Member or, to Seller’s Knowledge, sold or Manufactured by any Person on behalf of a Seller Business Group Member, including in each case products Manufactured and sold under Seller’s “Almus” and “Alvita” brands and any derivations thereof (collectively, the “Business Manufactured Products”), have been Manufactured and sold in compliance in all material respects with all applicable Permits and applicable Laws and Orders and manufacturer requirements.  As of the date hereof, no Governmental Body has initiated or commenced any currently pending, or threatened in writing or, to Seller’s Knowledge, threatened orally to initiate or commence, any action to enjoin the Manufacture, sale or distribution of any Business Manufactured Product.  To Seller’s Knowledge, no Business Manufactured Product is adulterated, mislabeled or misbranded (or similar terms under applicable Laws and Orders), except as would not reasonably be expected to be material to the Business or the Acquired Companies.

(e)          None of the representations and warranties contained in this Section 3.10 shall be deemed to relate to any intellectual property matters (such matters being the subject of Section 3.13), data privacy matters (such matters being the subject of Section 3.14), employee benefits matters (such matters being the subject of Section 3.15), employment and labor matters (such matters being the subject of Section 3.16), tax matters (such matters being the subject of Section 3.17) or environmental matters (such matters being the subject of Section 3.18).

Section 3.11          Legal Proceedings; Governmental Orders.

(a)          As of the date hereof, there is no Legal Proceeding pending or threatened in writing or, to Seller’s Knowledge, threatened orally (i) against any Seller Business Group Member affecting any of its properties or assets that, if determined adversely to the relevant Seller Business Group Member, would be material to the Seller Business Group or the Business, or (ii) against any Seller Business Group Member that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)          To Seller’s Knowledge, there is no Legal Proceeding pending or threatened in writing or orally (i) against any Principal JV Entity affecting any of its properties or assets that, if determined adversely to the relevant Principal JV Entity, would be material to the Seller Business Group or the Business, or (ii) against any Principal JV Entity that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)          (i) Section 3.11(b) of the Seller Disclosure Letter sets forth a correct and complete list as of the date hereof, and for the period since August 31, 2018, of all material Orders applicable to the Seller Business Group Members, their assets or the Business containing unsatisfied or continuing obligations, other than customary confidentiality, non-disparagement and release obligations, and (ii) the Seller Business Group Members as related to the Business are and have been since August 31, 2018 in material compliance with the terms of each such outstanding Order.

(d)          None of the representations and warranties contained in this Section 3.11 shall be deemed to relate to any intellectual property matters (such matters being the subject of Section 3.13), data privacy matters (such matters being the subject of Section 3.14), employee benefits matters (such matters being the subject of Section 3.15), employment and labor matters (such matters being the subject of Section 3.16), tax matters (such matters being the subject of Section 3.17) or environmental matters (such matters being the subject of Section 3.18).

Section 3.12          Material Contracts.

(a)          Section 3.12(a) of the Seller Disclosure Letter sets forth a correct and complete list as of the date hereof of the following Contracts (excluding, for the avoidance of doubt, any Seller Benefit Plans and Acquired Company Benefit Plans) to which an Acquired Company (or another Seller Business Group Member) is bound (the Contracts required to be set forth on Section 3.12(a) of the Seller Disclosure Letter, collectively, the “Material Contracts”):

(i)           any Contract pursuant to which the Acquired Companies may be entitled to receive or obligated to pay more than $100,000,000 in any  fiscal year;

(ii)         any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness (excluding Indebtedness of the Egypt JV) in excess of $50,000,000 or which places an Encumbrance (other than a Permitted Encumbrance) on any material assets of the Acquired Companies;

(iii)         any Contract that provides for any “earn-out” or similar payment by any Acquired Company that could result in payments in excess of $10,000,000;

(iv)        any Contract that provides for the establishment or operation of any legal partnership, joint venture, or similar arrangement, including Contracts with respect to the Principal Minority Interests and with the Principal JV Entities;

(v)         any Contract with (A) a Material Customer pursuant to which such Material Customer pays amounts in excess of $25,000,000 on an annual basis to the Business or (B) a Material Supplier pursuant to which the Business pays amounts in excess of $25,000,000 on an annual basis to such Material Supplier;

(vi)         any Contract since August 31, 2018 that resolves or settles any pending or threatened Legal Proceeding (A) with a value in excess of $5,000,000 or (B) that provides for any ongoing injunctive or other non-monetary relief that is material to the Business, other than customary confidentiality, release and non-disparagement obligations;

(vii)         an Acquired Company Labor Agreement;

(viii)        any factoring arrangement involving the transfer of receivables;

(ix)          any Leases;

(x)           any Shared Contract (or group of Shared Contracts) (A) pursuant to which a Seller Business Group Member may be entitled to receive, or obligated to pay, in excess of $10,000,000 in any fiscal year or (B) that is otherwise material to the Acquired Companies or the Business;

(xi)          any Affiliate Agreement, and any Contract between or among an Acquired Company, on the one hand, and any JV Entity, on the other hand, in each case that will survive the Closing and (A) pursuant to which a Seller Business Group Member may be entitled to receive or obligated to pay in excess of $10,000,000 in any fiscal year or (B) that is otherwise material to the Acquired Companies or the Business;

(xii)        any Contract that restricts in any material respect the ability of an any Seller Business Group Member or the Business to compete in any business or with any Person in any geographical area or which includes “most favored nation”, exclusive relations or non-solicitation clauses for the benefit of any Person other than Seller or a Seller Business Group Member (excluding customary provisions for the non-solicitation of employees entered into in commercial contracts in the ordinary course of business);

(xiii)        any Contract that relates to the disposition or acquisition of any assets in a single transaction or series of related transactions, for aggregate consideration in excess of $10,000,000, by any Acquired Company, with obligations remaining to be performed or liabilities continuing after the date hereof (other than customary access and confidentiality obligations), excluding (A) Contracts related to dispositions and acquisitions of inventory and (B) dispositions and acquisitions of equipment in the ordinary course of business; and

(xiv)        any Contract that requires any unsatisfied capital commitment or capital expenditure (or series of capital expenditures) by any Acquired Company in an amount in excess of $25,000,000 during the term of such Contract, understanding or undertaking.

(b)          Seller has made available to Buyer accurate and complete copies of each Material Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) each Material Contract is in full force and effect and is valid, binding and enforceable against an Acquired Company (or other Seller Business Group Member, as applicable) that is a party to such Material Contract, and, to Seller’s Knowledge, each other party thereto in accordance with its terms, subject to the Enforceability Limitations and (ii) none of the Acquired Companies (or other Seller Business Group Member, as applicable), nor to Seller’s Knowledge, any other party thereto, is in default, violation, or breach under any Material Contract to which it is a party. No event has occurred that has or, with notice or the passage of time or both, would (A) constitute a default, violation or breach by any Acquired Company (or other Seller Business Group Member, as applicable) or, to Seller’s Knowledge, any other party thereto, or (B) result in a right of termination by any counterparty, in each case under any Material Contract except in each case, as would not reasonably be expected to have a Business Material Adverse Effect. As of the date of this Agreement, no Seller Business Group Member has received written notice of termination or cancellation of any Material Contract, and no party to any Material Contract has provided written or, to Seller’s Knowledge, oral notice threatening exercise of any termination rights with respect thereto or of any material dispute with respect to any Material Contract.  For the purposes of this Section 3.12(b), the term “Material Contract” shall be deemed to include any Contract that would qualify as a Material Contract if it had been entered into prior to the date of this Agreement.

Section 3.13          Intellectual Property.

(a)          Section 3.13(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all Registered Business Intellectual Property, other than Internet domain names, and indicates for each item the registration or application numbers and dates, the applicable filing jurisdiction, title, registered owner, and the status of such application or registration, as applicable.  The material Registered Business Intellectual Property used in the Business is subsisting and, to Seller’s Knowledge, valid and enforceable.  All fees currently due and payable in respect of the maintenance and renewal of all such material Registered Business Intellectual Property have been paid on time and in full.

(b)          Except as would not reasonably be expected to be material to the Seller Business Group or the Business:

(i)          (A) the Acquired Companies exclusively own or have a valid license to or other right to use, free and clear of any and all Encumbrances, except for Permitted Encumbrances, the Business Intellectual Property and any other Intellectual Property used by Seller and its Affiliates in connection with the current conduct of the Business (or, with respect to the Intellectual Property to be licensed to the Acquired Companies pursuant to the Intellectual Property License Agreements, Support Agreements or the Transition Services Agreement, will have a valid license as of Closing), except for (x) the Excluded Business Intellectual Property and (y) the Intellectual Property used in connection with the Overhead and Shared Services and (B) as of the Closing, an Acquired Company will own all right, title and interest currently owned by Seller and each other Seller Business Group Member in each of the “Alliance Healthcare”, “Alloga”, “Alphega”, “Skills in Healthcare”, “Alcura”, “Almus” and “Alvita” Trademarks or any derivations thereof (except for any Excluded Business Intellectual Property and subject, for the avoidance of doubt, to the rights granted to Seller and its Affiliates under the Ancillary Agreements);

(ii)          the Business Intellectual Property and the Intellectual Property licensed to Buyer or an Acquired Company pursuant to the Intellectual Property License Agreements, Support Agreements and the Transition Services Agreement comprise all Intellectual Property owned as of the Closing Date by Seller or its Affiliates and necessary and sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing, except for (x) the Excluded Business Intellectual Property and (y) the Intellectual Property used in connection with the Overhead and Shared Services;

(iii)          no Legal Proceeding is pending or threatened in writing against any Seller Business Group Member or, to Seller’s Knowledge, threatened orally (including any license demand, “invitation” to license or infringement assertion), against any Seller Business Group Member (or, in the case of sub-clause (2), any other Person) (1) that challenges the validity, enforceability or ownership of any material Business Intellectual Property (other than in the ordinary course of prosecuting any applications for registration of Registered Business Intellectual Property), (2) that, to Seller’s Knowledge, challenges the validity, enforceability or ownership of any other Intellectual Property used by Seller and its Affiliates in connection with the current conduct of the Business or (3) that alleges any material infringement, misappropriation or violation by the operation of the Business of any third party’s Intellectual Property;

(iv)          no Legal Proceeding is pending or threatened in writing by any Seller Business Group Member against any third party or, to Seller’s Knowledge, threatened orally (including any license demand, “invitation” to license or infringement assertion), by any Seller Business Group Member against any third party (1) that challenges the validity, enforceability or ownership of any third party's Intellectual Property that may be infringed, misappropriated or violated by the operation of the Business or (2) that alleges any material infringement, misappropriation or violation by any third party of any material Business Intellectual Property or to Seller’s Knowledge, any other Intellectual Property used by Seller and its Affiliates in connection with the conduct of the Business;

(v)           the Business (including any of the products or services of the Business made available to customers) does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party; and

(vi)          to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating the Business Intellectual Property in any material respect.

(c)          The Seller Business Group has taken commercially reasonable actions to maintain the secrecy and confidentiality of the material Know-How included in the Business Intellectual Property, and all Persons, including any third party contractors and employees, to whom a Seller Business Group Member has disclosed such Know-How have executed a binding agreement providing for the confidential treatment by such Person of such Know-How.

(d)          Each Seller Business Group Member has obtained from each of its employees, consultants and contractors who create or develop material Business Intellectual Property, within the scope of their employment or engagement, as applicable, written assignments of all of such Person’s rights, title and interest in such Business Intellectual Property, except to the extent prohibited by law or to the extent such Business Intellectual Property is owned by the applicable Seller Business Group Member by operation of Law, and no such Person has retained any material ownership rights with respect to such created or developed material Business Intellectual Property.  No current or former employee, consultant or contractor of a Seller Business Group Member has any material ownership interest in, or is entitled to a payment or compensation (in addition to any payment or compensation agreed with such Persons in connection with their engagement or employment) in respect of the material Business Intellectual Property, and no such Person has made a written claim or written threat to any Seller Business Group Member seeking such payment or compensation. Since August 31, 2018, no Seller Business Group Member has disclosed, delivered, licensed or otherwise made available, and no Seller Business Group Member has a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license or otherwise make available, any source code for any product or service of any Seller Business Group Member or the Business to any third party.

(e)          No funding or facilities of any Governmental Body or any university, college, research institute or other educational institution is being used to create, in whole or in part, any material Business Intellectual Property, except for any such funding or use of facilities that does not result in such Governmental Body or institution obtaining any ownership of any such Business Intellectual Property.

(f)          Except as would not reasonably be expected to be material to the Seller Business Group or the Business, no material Software included in the Business Intellectual Property is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org) that conditions the distribution of such Software on (i) the disclosure, licensing or distribution of any source code for any portion of such Software, (ii) the granting to licensees of the right to make derivative works or other modifications to such Software, or (iii) redistribution of such Software at no license fee.

(g)          Section 3.13(g) of the Seller Disclosure Letter sets forth a correct and complete list of all Contracts pursuant to which any Acquired Company (i) licenses from a third party any Intellectual Property that is material to the Business as currently conducted (other than licenses for commercially available off-the-shelf Software or non-bespoke software-as-a-service (including shrink-wrap or click-wrap agreements), and any non-exclusive licenses incidental to the primary purpose of commercial agreements (including with respect to manufacturing, customer, supply, distribution, retail, packaging and marketing agreements)) or (ii) licenses to a third party any material Business Intellectual Property (other than any non-exclusive licenses incidental to the primary purpose of commercial agreements (including with respect to manufacturing, customer, supply, distribution, retail, packaging and marketing agreements)).

(h)          Except as would not reasonably be expected to be, material to the Seller Business Group, or the Business, the Seller Business Group maintains commercially reasonable measures (i) to protect the operation and security of the Business IT Systems and (ii) to prevent unauthorized or improper use, loss, access or corruption of such Business IT Systems and the material information and data (including Personal Data) residing therein.  Since August 31, 2018, there have been no failure or crashes of any of the Business IT Systems nor have they been subject to any virus or extraneous induced malfunction that permits unauthorized access to or unauthorized disablement or erasure of any Software or data (including Personal Data), in each case that have caused a material disruption to the Business.  The Seller Business Group has taken commercially reasonable steps to establish and implement business continuity and disaster recovery plans, procedures and facilities that reasonably preserve the availability of the material Business IT Systems and the material data (including Personal Data) and information residing therein.  To Seller’s Knowledge, since August 31, 2018, no Person has gained unauthorized access to the Business IT Systems, except for any such unauthorized access that would not reasonably be expected to be material to the Business or the Acquired Companies.

Section 3.14          Privacy and Personal Data.

(a)          Except as would not reasonably be expected to be material to the Seller Business Group or the Business, the Acquired Companies, the Principal JV Entities and, in connection with the conduct of the Business, the other Seller Business Group Members, are in compliance with, and have Processed (as defined in the EU GDPR) Personal Data in accordance with, and made all registrations, appointments, designations and notifications required under (i) all Data Protection Laws applicable to the Business; and (ii) provisions governing privacy, data protection, or information security matters, to the extent relating to the Business, in any Contracts to which such Seller Business Group Member or, to Seller’s Knowledge, a Principal JV Entity is a party or is bound.  Except as would not reasonably be expected to be material to the Seller Business Group or the Business, since August 31, 2018, (A) no Personal Data Controlled (as defined in the EU GDPR) or held, by the Seller Business Group or, to Seller’s Knowledge, the Principal JV Entities has been lost, inappropriately accessed, misappropriated or misused in a manner not in compliance with  applicable Data Protection Laws (provided, however, that the representation in this sub-clause (A) is made to the Seller’s Knowledge with respect to any Personal Data held by any third party to whom the processing of Personal Data has been delegated by the Acquired Companies or the Principal JV Entities) and (B) no Legal Proceedings (including enforcement notices or any other similar type of notice, letter, complaint or communication from a Governmental Body) have been asserted or threatened in writing or, to Seller’s Knowledge, orally, against any Seller Business Group Member or to Seller’s Knowledge, a Principal JV Entity alleging noncompliance or violation by the Business of any Data Protection Laws applicable to the Business.

(b)          Since August 31, 2018, no Seller Business Group Member or, to Seller’s Knowledge, Principal JV Entity has been responsible under applicable Data Protection Laws for paying any material compensation (including in the form of credit monitoring or similar identity theft services) to any individual as a result of a breach of Data Protection Laws, and no such claim for material compensation has been made or threatened in writing or, to Seller’s Knowledge, orally, against any Seller Business Group Member or, to Seller’s Knowledge, a Principal JV Entity.

(c)          Except as would not reasonably be expected to be material to the Acquired Companies, or the Business, after giving effect to the Transition Services Agreement and assuming the Buyer’s (and the Acquired Companies’) compliance after Closing with applicable Data Protection Laws and, where new agreements or changes to the parties to existing agreements are required as a result of Closing or otherwise to allow the Buyer or its Affiliates (other than the Acquired Companies or the Principal JV Entities), or third parties on their behalf to access to such Personal Data, execution of appropriate EU GDPR or UK GDPR compliant data processing and data transfer agreements, all Personal Data collected, stored and processed by any Seller Business Group Member in connection with the current conduct of the Business, can be used by the Acquired Companies or Buyer immediately after the Closing in substantially the manner currently used by the Seller Business Group in connection with the current conduct of the Business.

Section 3.15          Employee Benefit Plans.

(a)          Section 3.15(a) of the Seller Disclosure Letter sets forth a correct and complete list as of the date hereof of (i) each material Seller Benefit Plan applicable to employees of Seller and its Affiliates at a global level, (ii) each material Acquired Company Benefit Plan covering Business Employees who are primarily based in the United Kingdom and (iii) each Acquired Company Benefit Plan (marked with an asterisk) or material Seller Benefit Plan in the possession of, or reasonably accessible to (without the need for inquiry to anyone not listed on Section 1.1(e) of the Seller Disclosure Letter or so listed but not designated as having knowledge of human resources matters), any individual listed on Section 1.1(e) of the Seller Disclosure Letter and designated as having knowledge of human resources matters.  Correct and complete copies of the plan documents (and all amendments or modifications thereto), to the extent applicable, of the Acquired Company Benefit Plans and Seller Benefit Plans required to be set forth on Section

3.15(a) of the Seller Disclosure Letter pursuant to clause (i) or (ii) have been made available to Buyer, and correct and complete copies of any of the plan documents (and all amendments or modifications thereto), to the extent applicable, of the Acquired Company Benefit Plans and Seller Benefit Plans required to be set forth on Section 3.15(a) of the Seller Disclosure Letter pursuant to clause (iii) that are within the control of an individual listed on Section 1.1(e) of the Seller Disclosure Letter hand designated as having knowledge of human resources matters have been made available to Buyer.  For the avoidance of doubt, no individual employment agreement with any Business Employee shall constitute a Seller Benefit Plan or an Acquired Company Benefit Plan for purposes of this Section 3.15(a).

(b)          Except as would not reasonably be expected to have a Business Material Adverse Effect, (i) each Acquired Company Benefit Plan has been established, operated, maintained, funded and administered in accordance with its terms and complies in form and operation with applicable requirements of all applicable Laws and Orders and (ii) each Seller Business Group Member is in compliance with all Laws applicable to the Acquired Company Benefit Plans and the Seller Benefit Plans. Other than routine claims for benefits and except as would not reasonably be expected to have a Business Material Adverse Effect, there is no Legal Proceeding pending or threatened in writing or, to Seller’s Knowledge, threatened orally, against or arising out of any Acquired Company Benefit Plan or the plan administrator or fiduciary of any Acquired Company Benefit Plan with respect to the operation of the Acquired Company Benefit Plan.

(c)          No Acquired Company Benefit Plan or Seller Benefit Plan is (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code or any similar applicable Law or Order, or is otherwise a defined benefit pension plan, nor has an Acquired Company or any of its ERISA Affiliates sponsored, maintained or contributed to any such plan or a “multiemployer plan” (as defined in Section 3(40) of ERISA), in in the six (6) years prior to the date hereof for the benefit of any Business Employee or Former Business Employee, or has or would reasonably be expected to have any liability with respect to any such plan or any other defined benefit pension plan that would reasonably be expected to result in a material liability to an Acquired Company, (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).  Neither an Acquired Company nor any of its ERISA Affiliates has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full, and no condition exists that would reasonably be expected to result in an Acquired Company incurring any such liability thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(d)          Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will, (i) result in any material payment (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any Business Employee under any Acquired Company Benefit Plan or Seller Benefit Plan, (ii) increase materially any benefits otherwise payable under any Acquired Company Benefit Plan, Seller Benefit Plan or otherwise, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or acceleration of funding of any trust or other funding vehicle, (v) constitute a “change in control,”

“change of control,” or other similar term under any Acquired Company Benefit Plan or Seller Benefit Plan, (vi) limit or restrict the right to merge, terminate or amend any Acquired Company Benefit Plan on or after the Closing unless such limitations or restrictions exist as a matter of applicable Law or under the terms of an Acquired Company Labor Agreement, or (vii) result in any payment or benefit received by any Business Employee, Former Business Employee or any other service provider of any Acquired Company or, to Seller’s Knowledge, the Principal JV Entities, not being deductible by reason of Section 280G of the Code or being subject to an excise Tax under Section 4999 of the Code.

(e)          Each Acquired Company Benefit Plan and each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or is reasonably expected to receive a favorable determination letter from the IRS or is entitled to rely on an advisory or opinion letter from the IRS, and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to result in the revocation of such favorable determination letter.  Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each Acquired Company Benefit Plan and each Seller Benefit Plan that is mandated by applicable Law or Order or by a Governmental Body outside of the United States or that is subject to the Laws of a jurisdiction outside of the United States (each, a “Non-U.S. Company Benefit Plan”), (i) if intended to qualify for special Tax treatment, meets all the requirement for such treatment, (ii) if required to be registered, has been registered and has been maintained in good standing with applicable Law and Order and the applicable Governmental Bodies, and to Seller’s Knowledge, no circumstances exist as of the date hereof that would reasonably result in the loss of the good standing of such Non-U.S. Company Benefit Plan and (iii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable Non-U.S. Company Benefit Plan or applicable Law or Order, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(f)          No Business Employee, Former Business Employee or other service provider of any of the Acquired Companies or, to Seller’s Knowledge, any Seller Business Group Member, is or may become entitled under any Acquired Company Benefit Plan or Seller Benefit Plan to receive health, life insurance, dental, disability, hospitalization or other welfare benefits (whether or not insured) beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code or other applicable Law or Order for which the Business Employee pays full the cost of coverage or that would not result in a material liability to the Business.

(g)         None of the Acquired Companies is or has at any time been an “employer” (for the purpose of sections 38 to 51 of the United Kingdom Pensions Act 2004) of a UK registered occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993).  No contribution notice or financial support direction under the United Kingdom Pensions Act 2004 has been issued to any Acquired Company or to any other Person in respect of any Acquired Company Benefit Plan and there is no fact or circumstance likely to give rise to any such notice or direction.  No Business Employee or Former Business Employee has ever become employed by an Acquired Company as a result of a transfer under TUPE where that Business Employee or Former Business Employee was, prior to the transfer, a member of an occupational pension scheme that provided any benefits other than on old age, invalidity or death.

Section 3.16          Labor Matters.

(a)          Section 3.16(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the date therein indicated of, (i) for each country, the aggregate number of Business Employees primarily based in such country, (ii) for each country, the aggregate number of Business Employees employed by the Acquired Companies in each business area, or by Subsidiaries of Seller which are not Acquired Companies and (iii) for each “Grade” that is applied uniformly across Seller and its Affiliates on a global basis, including with respect to Business Employees, the aggregate number of Business Employees employed at each such “Grade” and the aggregate number of Business Employees that are not employed at any such “Grade”.

(b)          Section 3.16(b) of the Seller Disclosure Letter sets forth a correct and complete list as of the date hereof of all (i) material Acquired Company Labor Agreements and (ii) other Acquired Company Labor Agreements in the possession of, or reasonably accessible to (without the need for inquiry to anyone not listed on Section 1.1(e) of the Seller Disclosure Letter), any individual listed on Section 1.1(e) of the Seller Disclosure Letter and designated as having knowledge of human resources matters, in each case, that are applicable to the Business Employees; provided, however, in each case, where there are successive Acquired Company Labor Agreements with a particular labor union or other Employee Representative, only the most recent Acquired Company Labor Agreements in effect in the series shall be listed.

(c)          Except as would not reasonably be expected to have a Business Material Adverse Effect, (i) as of the date of this Agreement, there is no organizational effort pending or threatened (in writing or orally) by, or on behalf of, any works council, labor union or other employee representative body to organize any Business Employees, (ii) no Seller Business Group Member is currently involved in industrial action or a dispute with an Employee Representative or is aware of any such action being threatened (in writing or orally), (iii) as of the date of this Agreement, no demand for recognition of any Business Employees identified as of the date of this Agreement has been made by, or on behalf of, any labor union, and (iv) since August 31, 2018 there have been no material strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes at the Business or against the Seller Business Group.

(d)          Except as would not reasonably be expected to have a Business Material Adverse Effect, since August 31, 2018 (i) no current or former independent contractor of the Business has been treated by a Seller Business Group Member as an independent contractor in circumstances where, pursuant to any applicable Law or Order, they should have been treated as an employee, and (ii) no Business Employee or Former Business Employee is currently furloughed and has a right of reinstatement under applicable Law or Order, any applicable Acquired Company Labor Agreement or pursuant to any applicable personnel policies of the Seller Business Group.

(e)          Except as would not reasonably be expected to have a Business Material Adverse Effect, since August 31, 2018 (i) no allegations, claims or reports of sexual harassment, gross misconduct, discrimination or retaliation have been made to Seller or any of its Subsidiaries against or in respect of any Business Employee or Former Business Employee, in each case, in a Key Employee Role and (ii) no Seller Business Group Member has entered into any settlement agreement related to allegations, claims or reports of sexual harassment, gross misconduct, discrimination or retaliation by any Business Employee or Former Business Employee, in each case, in a Key Employee Role.

(f)          Except as would not reasonably be expected to have a Business Material Adverse Effect, each Acquired Company is and, in the case of each Business Employee and Former Business Employee, each other Seller Business Group Member is, and since August 31, 2018 has been, in compliance in all respects with all applicable Laws and Orders relating to labor or employment practices, including all such Laws with respect to terms and conditions of employment, the classification of employees, wages, hours, equal employment opportunity, employment discrimination, immigration, work authorization, occupational health and safety, workers’ compensation, disability rights or benefits, affirmative action, labor relations, employee leave issues and unemployment insurance.

(g)          Except as would not reasonably be expected to have a Business Material Adverse Effect, there are, and since August 31, 2018 there have been, no Legal Proceedings against any Seller Business Group Member with respect to Business Employees or Former Business Employees in respect of their employment with the Seller Business Group or applicants for employment of any Acquired Company in respect of their prospective employment with the Seller Business Group, nor, to Seller’s Knowledge, are any such Legal Proceedings threatened.

(h)          Since January 1, 2020, the Seller Business Group has not announced, and is not currently planning or anticipating, any material layoffs, material terminations material furloughs or material reductions in compensation and benefits affecting any Business Employees, in each case, other than any such actions in the ordinary course of business.

(i)          No Seller Business Group Member was required by applicable Law or Order or the terms of an Acquired Company Labor Agreement to inform, consult or otherwise notify any Employee Representative about the transactions contemplated by this Agreement (including the Restructuring) or any Ancillary Agreement prior to the execution of this Agreement.  To Seller’s Knowledge, there have been no acts or omissions that would constitute a failure by a Seller Business Group Member to comply with the requirements (if any) of applicable Law or Order or the terms of an Acquired Company Labor Agreement to inform, consult or otherwise notify any Employee Representative prior to effecting any Business Restructuring.

Section 3.17          Taxes.

(a)          All material Tax Returns required to be filed by the Acquired Companies or with respect to the Business have been filed in a timely manner (taking into account all extensions of time within which to file) and are accurate and complete in all material respects.

(b)          All material Taxes owed by the Acquired Companies (whether or not shown as due and owing by the Acquired Companies on Tax Returns) or with respect to the Business have been paid when due, except for Taxes that are being contested in good faith and for which adequate reserves have been established (in accordance with GAAP).

(c)          There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Acquired Companies or with respect to the Business and no request for any such waiver or extension is currently pending, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course. All material transactions in respect of which a clearance application was made to a Tax Authority have been disclosed to Buyer prior to the date hereof, together with copies of the clearance documentation.

(d)          There are no ongoing, pending or, to Seller’s Knowledge, threatened audits, examinations, contests, disputes or other proceedings with respect to material Taxes of any Acquired Company or with respect to the Business, and all deficiencies for material Taxes asserted or assessed against any Acquired Company or in respect of the Business have been fully and timely paid or settled, other than Taxes for which the applicable Acquired Company has made adequate reserves (in accordance with GAAP).

(e)          Each of the Acquired Companies has properly withheld, and, to the extent required by applicable Law or Order, paid over to the appropriate Tax Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) made to any employee, director, independent contractor, creditor, stockholder or any other third party.

(f)          No Acquired Company is liable for any material Tax of any other Person (i) as transferee or successor, (ii) by reason of its membership of any consolidated, combined or unitary group or (iii) pursuant to a Tax sharing, indemnification or allocation agreement (other than any agreement entered into in the ordinary course the primary purpose of which does not relate to Taxes).

(g)          There are no Encumbrances for material Taxes on the assets of the Acquired Companies, other than Permitted Encumbrances.

(h)          Except as would not reasonably be expected to be, material to the Seller Business Group, or the Business, all documents that are necessary to establish the title of any Acquired Company to any asset or to enforce any rights of any Acquired Company and in respect of which any material stamp duty, registration, transfer or similar Tax is required to be paid before the relevant title can be established or the relevant rights can effectively be enforced have been duly stamped or registered, and the applicable Taxes in respect of such documents have been fully accounted for and paid within the applicable period).

(i)          No Acquired Company has received written notice from a Tax Authority that it is considered, nor to Seller’s Knowledge is any Acquired Company, resident for Tax purposes or liable to Tax in a jurisdiction other than the jurisdiction in which it is incorporated, and no Acquired Company has received written notice from a Tax Authority that it is considered to have or ever had, nor to Seller’s Knowledge does any Acquired Company have or ever had, a permanent establishment, branch or agency or any presence for Tax purposes in a jurisdiction other than the jurisdiction in which it is incorporated.

(j)          No Acquired Company has been a party to or otherwise involved in any transaction, agreement or arrangement otherwise than by way of a bargain at arm’s length in consequence of which it is or might be assumed for Tax purposes to have received or paid for any material goods, services or facilities in an amount that differs from that actually received or paid, and no notice or inquiry has been made by any Tax Authority in connection with any such transaction, agreement or arrangement. Each Acquired Company has prepared any material transfer pricing documentation in accordance with the relevant statutory transfer pricing documentation requirements.

(k)          No Acquired Company has been a party to any scheme, arrangement or transaction the main purpose or a main purpose of which was to avoid, defer or reduce a Tax liability, and no Acquired Company participates or has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b).

(l)          None of the Acquired Companies is subject to a closing agreement or other similar agreement with a Tax Authority or any private letter ruling, technical advice memorandum or similar agreement or ruling by a Tax Authority, in each case that could affect the liability of the Acquired Companies for material Taxes after the Closing.

(m)          None of the Acquired Companies will be required to include any material items in income, or exclude any material items of deduction, in a Post-Closing Tax Period as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction disposition occurring prior to the Closing, (iii) a prepaid amount received, or deferred revenue accrued, prior to the Closing other than in the ordinary course, or (iv) any intercompany transaction occurring prior to the Closing.

(n)          None of the Acquired Companies will be required to pay any material amount of Designated Deferred Taxes after the Closing Date.

(o)          Section 3.17(o) of the Seller Disclosure Letter sets forth each Acquired Company that has made an election under Treasury Regulation section 301.7701-3 to be treated as other than its default classification for U.S. federal income tax purposes, as of immediately prior to the Closing (after giving effect to the Restructuring).

(p)          Each Acquired Company (other than Alloga UK Ltd.) is a member of a group for the purposes of VAT, and Section 3.17(p) of the Seller Disclosure Letter identifies each VAT group of which an Acquired Company is, or has been at any time since August 31, 2018, a member (together with the other members of such group).

(q)          For the avoidance of doubt and notwithstanding anything to the contrary herein, Seller is not making any representations with respect to the availability or use of any Tax attribute, Tax basis, net operating loss carryovers, net capital loss carryovers, credits or similar items with respect to the Company or any Company Subsidiary or (except with respect to Sections 3.17(l)-(n)) with respect to the amount of Taxes payable, in a Post-Closing Tax Period.

Section 3.18          Environmental Matters.  Except as would not reasonably be expected to have a Business Material Adverse Effect:

(a)          (i) The Seller Business Group and the Business are, and since August 31, 2017, have been, in compliance with all Environmental Laws, (ii) the Seller Business Group and the Business, have obtained and are, and since August 31, 2017, have been, in compliance with all Environmental Permits required for their operation of the Business as currently conducted and all such Environmental Permits are in good standing, and (iii) no Seller Business Group Member has received any written notice, demand or request for information (the subject matter of which remains unresolved) from any Governmental Body alleging any noncompliance by or liability of a Seller Business Group Member or the Business with respect to any Environmental Law or Environmental Permit.

(b)          There is no Legal Proceeding pursuant to Environmental Law pending or threatened in writing or, to Seller’s Knowledge, threatened orally, against any Seller Business Group Member or regarding the operation of the Business.

(c)          No Seller Business Group Member is a party to or subject to (and the Business is not subject to) any Order pursuant to Environmental Law.

(d)          There has been no Release of or exposure to any Hazardous Materials, including with respect to any property currently or, to Seller’s Knowledge or otherwise during the period of ownership or operation by any Seller Business Group Member, or, to Seller’s Knowledge, formerly owned or operated by any Seller Business Group Member, that requires investigation or remediation by or that would reasonably be expected to result in any liability of any Seller Business Group Member under any Environmental Law.

(e)          No Seller Business Group Member has contractually retained or assumed any liabilities or obligations that would reasonably be expected to form the basis of any Legal Proceeding under Environmental Law against Seller Business Group Member.

Section 3.19          Real Property.

(a)          Section 3.19(a) of the Seller Disclosure Letter sets forth, as of the date hereof, (i) a correct and complete list of all real property that is or will, following the Restructuring, be owned by an Acquired Company  (the “Owned Property”) and (ii) a correct and complete list of all real property that is or will, following the Restructuring, be leased, subleased or licensed by an Acquired Company and is either (A) material to the operation of the Business or (B) requires rental payments in excess of $1,000,000 per year (the “Leased Property” and the leases, subleases, occupancy agreements and licenses underlying such Leased Property (or documents having equivalent effect in any jurisdiction), collectively, the “Leases”).

(b)          Except for Permitted Encumbrances, an Acquired Company has (or will have following the Restructuring) marketable fee simple title to the Owned Property, free and clear of all Encumbrances.  An Acquired Company has a valid leasehold or subleasehold interest or licensee rights in and to all Leased Property pursuant to the Leases and fee simple title or a leasehold interest in all material tangible personal property that is reflected in the Audited Financial Statements or that has been acquired since the Audited Balance Sheet Date, in each case free and clear of all Encumbrances, other than Permitted Encumbrances, except for such tangible personal property and inventory that has been disposed of in the ordinary course of business.  Except as would not reasonably be expected to have a Business Material Adverse Effect, such tangible personal property is, taken as a whole, in good operating condition, subject to normal wear and tear, and is free from defects.  Except as would not reasonably be expected to have a Business Material Adverse Effect, the buildings and structures owned or leased by the Acquired

Companies are structurally sound, in good operating condition, and are adequate for the uses to which they are being put, and none of such property is in need of maintenance or repairs.

(c)          With respect to the Owned Property and Leased Property, no Seller Business Group Member has (i) leased, sublet, assigned, mortgaged or otherwise granted any third party the right to hold or occupy all or any portion thereof, or (ii) as of the date hereof, received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation that, if determined adversely to the relevant Seller Business Group Member, would be material to the Seller Business Group or the Business, nor is any such proceeding, action or agreement pending or threatened in writing or, to Seller’s Knowledge, threatened orally as of the date hereof.  There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Property or any portion thereof and no Seller Business Group Member is a party to any agreement or option to sell or transfer any Owned Property.

Section 3.20          Corruption; Sanctions; Export Controls; Money Laundering.

(a)          Within the past five (5) years, none of (i) the Acquired Companies, (ii) any director, officer or employee of the Acquired Companies (iii) in connection with the Business and to Seller’s Knowledge, any Associated Person or (iv) in connection with the Business, the Seller or the Seller’s Subsidiaries or any Principal JV Entity has committed a material violation of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 or any other applicable anti-bribery or anticorruption Laws (collectively, the  “Anticorruption Laws”).

(b)          None of (i) the Seller, (ii) the Acquired Companies, (iii) the Principal JV Entities or (iv) any director, officer or employee of any Acquired Company is a Person with whom dealings are prohibited under the economic or financial sanctions, restrictive measures, or trade embargos imposed, administered or enforced from time to time by any Sanctions Authority (“Sanctions”), to the extent applicable, whether as a result of the specific designation of that Person, its ownership or control, the jurisdiction in which it is located, organized or resident, or otherwise.

(c)          The Acquired Companies and the Principal JV Entities are operating and, within the past five (5) years, have been operated in all material respects in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, the applicable anti-money laundering statutes of all jurisdictions where the Business is conducted, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and, to Seller’s Knowledge, no Legal Proceeding by or before any Governmental Body involving an Acquired Company or Principal JV Entity with respect to the Anti-Money Laundering Laws is pending or threatened.

(d)          The Seller has established, maintained and implemented, with regard to the Acquired Companies, policies, procedures and controls designed to promote compliance with the Anticorruption Laws, Sanctions, Anti-Money Laundering Laws and Export Control Laws. To Seller’s Knowledge, the Principal JV Entities have established, with regard to the Business, policies, procedures and controls designed to promote compliance with the Anticorruption Laws, Sanctions, Anti-Money Laundering Laws and Export Control Laws.

(e)          No Acquired Company and, to Seller’s Knowledge, no Principal JV Entity,  has exported, re-exported or retransferred any article, item, component, software, technology, service or technical data or taken any other act in material violation of any applicable Export Control Laws.

Section 3.21          Insurance.  Section 3.21 of the Seller Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all material insurance policies maintained by a Seller Business Group Member that are for the benefit of the Business.  As of the date hereof, such policies are in full force and effect, and all premiums due on such policies have been paid in accordance with their terms, and no written notice of cancellation, non-renewal or termination has been received by a Seller Business Group Member with respect to any such policy, except, in each case, as has not had a Business Material Adverse Effect.

Section 3.22          Customers and Suppliers.

(a)          Section 3.22(a) of the Seller Disclosure Letter sets forth, for each Wholesale Distribution Territory, a correct and complete list, as of the date hereof, of the top ten (10) customers (by revenue) in such jurisdiction for the twelve (12) months ended on the Audited Balance Sheet Date (collectively, the “Material Customers”) and the amount of consideration paid to the Seller Business Group or the Business by each Material Customer for such jurisdiction during such twelve (12) month period.  During the twelve (12) months prior to the date of this Agreement, no Seller Business Group Member has received any written notice from any Material Customer indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Seller Business Group or the Business.

(b)          Section 3.22(b) of the Seller Disclosure Letter sets forth, for each Wholesale Distribution Territory, a correct and complete list, as of the date hereof, of the top ten (10) third-party suppliers and service providers (by spend), in such jurisdiction, for the twelve (12) months ended on the Audited Balance Sheet Date (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Seller Business Group for such jurisdiction during such period.  During the twelve (12) months prior to the date of this Agreement, no Seller Business Group Member has received any written notice from any Material Supplier indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Seller Business Group or the Business.

Section 3.23          Brokers.  Except for Centerview Partners LLC, the fees of which will be borne by Seller, no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of an Acquired Company.

Section 3.24        Investment Purpose.  Seller is acquiring the Buyer Stock Consideration for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof.  Seller acknowledges that the Buyer Stock

Consideration is not registered under the Securities Act or any state or foreign securities laws, and that the Buyer Stock Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act (including by exercise of Seller’s rights under the A&R Shareholders Agreement) or pursuant to an applicable exemption therefrom and subject to state and foreign securities laws and regulations, as applicable.

Section 3.25          Independent Investigation; No Other Representations and Warranties.

(a)          Seller has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of Buyer.  In entering into this Agreement, Seller acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Buyer, except for the representations and warranties expressly set forth in Article 4 of this Agreement or in the certificate contemplated by Section 7.3(c) or in any Ancillary Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).

(b)          Seller acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 4 of this Agreement or in the certificate contemplated by Section 7.3(c), neither Buyer nor any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to Buyer or its rights properties, assets, liabilities or otherwise, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of Buyer following the Closing or (C) the accuracy or completeness of any information regarding Buyer made available or otherwise provided to Seller and its Representatives in connection with this Agreement or their investigation of Buyer (including any estimates, forecasts, budgets, projections or other financial information with respect to Buyer), and (ii) Seller will have no right or remedy (and Buyer will have no liability whatsoever) arising out of, and Seller expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Buyer, including in any information regarding Buyer made available or otherwise provided to Seller and its Representatives in connection with this Agreement or their investigation of Buyer (including any estimates, forecasts, budgets, projections or other financial information with respect Buyer and any information disclosed in any Data Room), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 4 of this Agreement and the certificate contemplated by Section 7.3(c).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF Buyer

Except as disclosed in any Buyer SEC Document filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors” section and any “forward-looking statements” in any other section, it being understood that any factual information contained within such sections shall not be excluded); provided that the foregoing qualification shall not apply to the Buyer Fundamental Representations, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date):

Section 4.1          Organization and Authority of Buyer.

(a)          Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, except where the failure to be in good standing would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  Buyer (or if applicable, a Subsidiary of Buyer) has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby (including all power and authority to issue the Buyer Stock Consideration to Seller at the Closing).

(b)          The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which it (or if applicable, a Subsidiary of Buyer) is or will be a party, the performance by Buyer (or if applicable, a Subsidiary of Buyer) of its obligations hereunder and thereunder and the consummation by Buyer (or if applicable, a Subsidiary of Buyer) of the transactions contemplated hereby and thereby have been, and in the case of the transactions contemplated by the Ancillary Agreements, will be prior to the Closing, duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer (or if applicable, a Subsidiary of Buyer).

(c)          This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

(d)          Each of the Ancillary Agreements to which Buyer or its Subsidiary is or will be a party has been or will be duly and validly executed and delivered by Buyer or such Subsidiary, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Buyer or such Subsidiary enforceable against Buyer or such Subsidiary in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

(e)          Buyer is qualified to do business in each jurisdiction in which the operation of its business makes such qualification necessary or advisable, except where the failure to be so qualified has not had a Buyer Material Adverse Effect.

Section 4.2          Capitalization.

(a)          The Buyer Stock Consideration has been duly authorized and when issued and delivered to Seller at the Closing in accordance with the terms of this Agreement, will have been validly issued in accordance with applicable Law and Order, will be fully paid and non-assessable.  The shares of Buyer Stock to be issued and delivered by Buyer to Seller on the Closing Date will be issued free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws and any Encumbrances imposed by Seller, and the issuance thereof will not be subject to any preemptive rights.  No vote of the stockholders of Buyer is required to issue the Buyer Stock Consideration to Seller or its designee under applicable Law or the rules and regulations of the NYSE.  The Buyer Stock Consideration constitutes, and will constitute as of the Closing, less than one percent (1%) of the total number of issued and outstanding shares of Buyer Stock before giving effect to such issuance.

(b)          The authorized capital stock of Buyer consists of 600,000,000 shares of Buyer Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Buyer Preferred Stock”).  At the close of business on December 31, 2020 (the “Capitalization Date”), (i) 204,692,947 shares of Buyer Stock were issued and outstanding, (ii) 84,422,104 shares of Buyer Stock were held by Buyer as treasury stock, (iii) 6,924,789 shares of Buyer Stock were reserved and available for issuance pursuant to the Buyer Equity Plans, other than the Buyer ESPP, of which (A) 4,793,729 shares of Buyer Stock were issuable upon exercise of outstanding stock options, (B) 1,697,236 shares of Buyer Stock were issuable upon settlement of outstanding restricted stock units awarded under a Buyer Equity Plan and (C) 433,824 shares of Buyer Stock were issuable upon settlement of outstanding performance stock units awarded under a Buyer Equity Plan, assuming all applicable performance goals are achieved at target performance levels, (iv) no shares of Buyer Stock were reserved and available for issuance pursuant to the Buyer ESPP and (v) no shares of Buyer Preferred Stock were issued or outstanding.  Since the Capitalization Date through the date hereof, neither Buyer nor any of its Subsidiaries has (1) issued any Buyer Securities or incurred any obligation to make any payments based on the price or value of any Buyer Securities (except for the issuance of equity or equity-based awards to directors, officers, employees or consultants of Buyer or its Subsidiaries in the ordinary course of business under a Buyer Equity Plan) or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Buyer’s capital stock, other than, in each case, pursuant to the vesting, exercise, forfeiture or the withholding of Taxes with respect to any equity awards of Buyer.

(c)          Except as described in this Section 4.2, there are no (i) equity securities of any class of Buyer or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding and (ii) no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights, preemptive rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued equity securities of Buyer or obligating Buyer to issue or sell any equity securities of, or any other interest in, Buyer (the items in clauses (i) and (ii) being referred to collectively as “Buyer Securities”) and (iii) no other obligations by Buyer or any of its Subsidiaries to make any payments based on the price or value of any Buyer Securities (other than pursuant to a Buyer Equity Plan that provides for notional investment in shares of Buyer Stock).  Other than the Framework Agreement and the Existing Shareholders Agreement, there are no outstanding agreements of any kind which obligate Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Buyer Securities (other than pursuant to the cashless exercise of stock options or the forfeiture or withholding of Taxes with respect to equity awards in Buyer), or obligate Buyer to grant, extend or enter into any such agreements relating to any Buyer Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Buyer Securities.  No direct or indirect Subsidiary of Buyer owns any Buyer Stock.  Other than the Existing Shareholders Agreement and the Framework Agreement, none of Buyer or any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Buyer Securities or any other agreement relating to the disposition, voting or dividends with respect to any Buyer Securities.  There are no bonds, debentures, notes or other indebtedness issued by Buyer which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Buyer Stock or other equity interests or similar interests by stock ownership or otherwise in Buyer are entitled to vote.

(d)          Except as would not be material to Buyer and its Subsidiaries, taken as a whole, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary of Buyer are owned directly or indirectly, beneficially and of record, by Buyer free and clear of all Encumbrances and transfer restrictions, except for Permitted Encumbrances.  Except as would not be material to Buyer and its Subsidiaries, taken as a whole, each outstanding share of capital stock of each Significant Subsidiary of Buyer is held, directly or indirectly, by Buyer, and is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary of Buyer, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary.

Section 4.3          No Conflicts; Consents.

(a)          Neither the execution, delivery or performance by Buyer of this Agreement or any Ancillary Agreements to which it or its Subsidiary is or will be a party, nor the consummation of the transactions contemplated hereby and thereby will (with or without notice or lapse of time or both):

(i)            result in a violation or breach of, or material default under, any provision of the Organizational Documents of Buyer or a Subsidiary of Buyer;

(ii)          result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or thereby under, any Law or Order applicable to Buyer (or its properties, assets or business);

(iii)          (A) result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel or (D) require the Consent of, or the giving of notice to, any other Person under, or result in the creation of any Encumbrance pursuant to, any material Contract or any Permit affecting the properties, assets or business of Buyer;

except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole, or prevent or materially impede, interfere with, hinder or delay the ability of Buyer and its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Except as would not reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole, or prevent or materially impede, interfere with, hinder or delay the ability of Buyer and its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, no Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer or its properties, assets or business in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation by Buyer of the transactions contemplated hereby and thereby.

Section 4.4          Buyer SEC Documents.  Buyer has timely filed with the SEC all material reports, schedules, forms, statements (including financial statements) and other documents required to be filed by Buyer with the SEC pursuant to the Securities Act or the Exchange Act.  As of their respective effective dates (in the case of Buyer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Buyer SEC Documents), the Buyer SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made as to the accuracy of any financial projections or forward-looking statements, or the completeness of any information furnished by Buyer to the SEC for the purpose of complying with Regulation FD promulgated under the Exchange Act.  Since August 31, 2018, Buyer has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.  None of Buyer’s Subsidiaries is as of the date hereof, or has been since August 31, 2018, required to file or furnish any report, schedule, form, statement (including financial statements) or other documents or make any filing of any sort, or furnish any material to, the SEC.  No executive officer of Buyer or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Buyer SEC Documents.  As of the date of this Agreement, none of the Buyer SEC Documents is the subject of unresolved comments received from the SEC (whether orally or in writing) or is otherwise, to Buyer’s Knowledge, the subject of ongoing SEC review.

Section 4.5          Financial Statements; Internal Controls.  (a) The consolidated financial statements of Buyer (including all related notes or schedules) included or incorporated by reference in the Buyer SEC Documents, as of their respective dates of filing with the SEC, (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, (ii) have been prepared in in accordance with GAAP (except, in the case of unaudited quarterly statements, subject to normal year-end adjustments and the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year‑end adjustments) and (iv) have been prepared from, and are in accordance with, the books and records of Buyer and its consolidated Subsidiaries. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)          Buyer has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act that are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Neither Buyer nor, to Buyer’s Knowledge, Buyer’s independent registered public accounting firm, has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Buyer’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.  Since August 31, 2018, (x) neither Buyer nor any of its Subsidiaries nor any employee or Representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported written, or to Buyer’s Knowledge oral, evidence of a material violation of applicable Law or Order or breach of fiduciary duty by Buyer or any employee or other Representative of Buyer or any of its Subsidiaries to the Buyer Board or any committee thereof or to any director or officer of Buyer.

Section 4.6          No Undisclosed Liabilities.  Buyer does not have any liabilities  (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, whether due or to become due, and whether known or unknown)  except for liabilities (i) that are reserved against in the audited balance sheet contained in Buyer’s Form 10-Q filed with the SEC for the period ended June 30, 2020 (or the notes thereto), (ii) that have been incurred in the ordinary course of business since June 30, 2020, (iii) for future performance under existing Contracts of Buyer or (iv) that would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the ability of Buyer and its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.7          Absence of Certain Developments.  Except for the transactions contemplated by this Agreement or the Ancillary Agreements, (a) from September 30, 2020 until the date hereof, Buyer has operated in the ordinary course of business, consistent with past practice and (b) from September 30, 2020 until the date hereof, there has not been any Buyer Material Adverse Effect.

Section 4.8          Sufficiency of Funds.

(a)          Buyer will have on the Closing Date sufficient funds available to consummate the transactions contemplated hereby and to pay all amounts payable by Buyer hereunder, including the Purchase Price, and to pay the fees and expenses of Buyer related to the transactions contemplated hereby.  Buyer expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party.

(b)          As of the date of this Agreement, Buyer has delivered to Seller (a) a correct and complete copy of the Bridge Commitment Letter and the executed related fee letter (it being understood that fee amounts, pricing caps and other customarily redacted items may be redacted), dated as of the date of this Agreement, from the Financing Sources identified therein, pursuant to which such Debt Financing Sources have committed to provide the Bridge Debt Financing, subject to the terms and conditions set forth therein.  As of the date of this Agreement, the Bridge Commitment Letter has not been withdrawn, terminated, rescinded or amended in any respect that would reasonably be expected to prevent or materially delay the Closing.  As of the date of this Agreement, the Bridge Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Buyer and to Buyer’s Knowledge, the other parties thereto, enforceable in accordance with its terms against Buyer and, to Buyer’s Knowledge, the other parties thereto, except to the extent of the Enforceability Limitations.

Section 4.9          Brokers.  Except for J.P. Morgan Securities LLC, no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

Section 4.10          Solvency.Buyer is not entering the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates.  Immediately after giving effect to the transactions contemplated hereby, and assuming the accuracy of the representations and warranties set forth in Article 3, Buyer and its Subsidiaries (including the Acquired Companies) shall be Solvent.

Section 4.11          No Change in Control.Except as would not reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole, or prevent or materially impede, interfere with, hinder or delay the ability of Buyer and its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, neither the execution and delivery of this Agreement or any of the other Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (a) result in any payment (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Buyer or any of its Subsidiaries under any Buyer Benefit Plan; (b) increase any benefits otherwise payable under any Buyer Benefit Plan; (c) result in any acceleration of the time of payment or vesting of any such benefits; (d) require the funding or acceleration of funding of any trust or other funding vehicle; or (e) constitute a “change in control,” “change of control” or other similar term under any Buyer Benefit Plan.

Section 4.12          No Rights Agreement; Anti-Takeover Provisions.

(a)          Buyer is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)          No Takeover Law applies or will apply to Seller in connection with to this Agreement and the transactions contemplated hereby and the Buyer has taken all necessary action to approve the issuance of the Buyer Stock Consideration for all purposes under any Takeover Law (including so that Seller and its Affiliates will not be an “interested stockholder” for purposes of Section 203 of the DGCL).

(c)          The Buyer Board, on behalf of Buyer, has duly waived any “standstill” or similar arrangement between Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, including as set forth in the Existing Shareholders Agreement, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements  and any such restriction is inapplicable to, and will not restrict, inhibit, prevent or delay, the transactions contemplated hereby, including the issuance of the Buyer Stock Consideration.  As a result of the waiver described in the preceding sentence, Buyer acknowledges that Seller is not in violation of Section 2.2 of the Existing Shareholders Agreement.

Section 4.13          Investment Purpose.  Buyer is acquiring the Shares for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof.  Buyer acknowledges that the Shares are not registered under the Securities Act or any state or foreign securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state and foreign securities laws and regulations, as applicable.

Section 4.14          Independent Investigation; No Other Representations and Warranties.

(a)          Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Acquired Companies and the Business. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Acquired Companies and the Business for such purpose.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller, any Acquired Company or the Business except for the representations and warranties expressly set forth in Article 3 of this Agreement or in the certificate contemplated by Section 7.2(d) or in any Ancillary Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).

(b)          Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 3 of this Agreement or in in the certificate contemplated by Section 7.2(d), none of Seller, any Acquired Company or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Acquired Companies, the Business or their respective rights, properties, assets, liabilities or otherwise, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Acquired Companies or the Business following the Closing or (C) the accuracy or completeness of any information regarding the Acquired Companies or the Business made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies and the Business (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Companies or the Business), and (ii) Buyer will have no right or remedy (and Seller will have no liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller, any Acquired Company or the Business, including in any information regarding the Acquired Companies or the Business made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies and the Business (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Companies or the Business and any information disclosed in any Data Room), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 3 of this Agreement and in the certificate contemplated by Section 7.2(d).

ARTICLE 5
COVENANTS

Section 5.1          Conduct of Business of the Company.

(a)          During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except (i) as otherwise expressly required  by this Agreement, or as contemplated by the Restructuring and Section 5.30 of the Seller Disclosure Letter, (ii) as set forth in Section 5.1 of the Seller Disclosure Letter, (iii) as required by any Law or Order (including any COVID-19 Measure) applicable to the Seller Business Group or the assets, or operation of the Business, (iv) for actions (A) reasonably designed to protect the health and safety of employees, consultants, customers, suppliers and others having business dealings with the Business or to respond to third-party supply or service disruption in response to COVID-19 or any worsening, resurgence or variation thereof or effects arising therefrom or (B) reasonably designed to respond to the inapplicability of Laws of Orders as a result of the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union or termination of the subsequent transition period and the coming in to effect of the European Union (Withdrawal) Act and The Northern Ireland Protocol, as set out in the EU-UK Withdrawal Agreement; provided that Seller shall reasonably consult with Buyer prior to taking any action under this clause (iv)(B); provided, further that Seller shall give Buyer written notice as soon as reasonably practicable after taking any action pursuant to this clause (iv); or (v) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall use commercially reasonable efforts, and shall cause the Acquired Companies to (and, to the extent within the control of Seller or its Subsidiaries and permitted by the Organizational Documents of the JV Entities shall cause each other Seller Business Group Member to) use commercially reasonable efforts to (A) operate the Seller Business Group and the Business in the ordinary course of business consistent with past practice and (B) (1) maintain and preserve the Seller Business Group’s and the Business’ present business organizations, assets and technology, (2) keep available the services of the Business Employees and the employees of the Seller Business Group and (3) maintain and preserve the Seller Business Group’s and the Business’ relationships and good will with customers, suppliers and others having material business dealings with the Seller Business Group or the Business.

(b)          Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except (u) as otherwise expressly required by this Agreement or as contemplated by the Restructuring and Section 5.30 of the Seller Disclosure Letter, (v) as set forth in Section 5.1 of the Seller Disclosure Letter, (w) as required by any Law or Order (including any COVID-19 Measure) applicable to the Seller Business Group or the Business, (x) as necessary to effect the Restructuring, or (y) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause the Acquired Companies not to (and, to the extent within the control of Seller or its Subsidiaries, shall cause each other Seller Business Group Member not to), take any of the following actions:

(i)          issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to any of the Acquired Companies’ or, to the extent within the control of Seller, the Principal JV Entities’ capital stock, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than issuances, sales, grants, pledges or disposals to another Acquired Company or that would constitute Shares that will be transferred to Buyer (or its nominee) hereunder;

(ii)          transfer the Minority Interests other than to an Acquired Company;

(iii)          adopt any plan of merger, consolidation, liquidation or dissolution of any Acquired Company or, to the extent within the control of Seller, any Principal JV Entity, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Acquired Company or, to the extent within the control of Seller, any Principal JV Entity or consent to the filing of any bankruptcy petition against any Acquired Companies or Principal JV Entities under any similar Law (other than mergers and consolidations solely between Acquired Companies or dissolutions or liquidations of an Acquired Company to another Acquired Company);

(iv)          make any changes in any accounting methods, principles or practices as they relate to or affect the Business or the Acquired Companies, except (A) as required by GAAP, Law or Order or any interpretation thereof or  (B) as disclosed in the notes to any of the Audited Financial Statements;

(v)          (A) accelerate, terminate, cancel, waive any rights under any Material Contract, or amend any Material Contract in a manner that, when taken as a whole, is adverse to the Seller Business Group or the Business in any material respect when viewed in the context of any benefits received by the Seller Business Group or the Business as a result of such acceleration, termination, cancellation, waiver or amendment, other than forgiveness of trade payables in the ordinary course of business, or (B) enter into any Contract that would constitute a Material Contract under clauses (iii), (iv), (x), (xi), (xii) or (xiii) of the definition thereof, if in effect as of the date hereof, in each case, other than as may be reasonably designed to respond to  third-party supply or service disruption in response to COVID-19 or any worsening, resurgence or variation thereof or effects arising therefrom;

(vi)          make any commitments for capital expenditures by a Seller Business Group Member or the Business that are unsatisfied as of the Closing Date (other than as expressly provided for in the budget (including the programs set forth in Section 5.1(b)(v) of the Seller Disclosure Letter) of the Business for the fiscal year 2021 as made available to Buyer by Seller prior to the date of the Agreement or that will be fully discharged prior to the Closing) in an amount not exceeding $2,500,000 individually or $5,000,000 in the aggregate, other than capital expenditures reasonably designed to protect the health and safety of employees, consultants, customers, suppliers and others having business dealings with the Business in response to COVID-19 or any worsening, resurgence or variation thereof or effects arising therefrom;

(vii)          make any capital investment in, or make or forgive any loan to, any other Person by a Seller Business Group Member or the Business, except (A) to any JV Entity as required by the terms of such JV Entity’s Organizational Documents, (B) to another Acquired Company, (C) for forgiveness of trade payables in the ordinary course of business consistent with past practice and (D) advances of expenses to employees or service providers in the ordinary course of business consistent with past practice;

(viii)          sell, lease, pledge, abandon, assign or otherwise dispose of any of the material assets, properties or rights (other than Intellectual Property) of any Seller Business Group Member or the Business, except (A) transfers to an Acquired Company, (B) sales of assets or inventory in the ordinary course of business consistent with past practice or (C) dispositions of obsolete, worn-out or excess equipment or assets or inventory in the ordinary course of business consistent with past practice;

(ix)          transfer, sell, lease, license by a Seller Business Group Member or the Business (other than non-exclusive licenses incidental to commercial agreements (including with respect to manufacturing, customer, supply, distribution, retail, packaging and marketing agreements) granted in the ordinary course of business consistent with past practice) or otherwise convey or dispose of, abandon or allow to lapse, fail to maintain or prosecute, or subject to any Encumbrance (other than Permitted Encumbrances), or grant a covenant not to sue with respect to the material Business Intellectual Property;

(x)          purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof, or any assets or properties of any of the foregoing that are material to the Business, except for (A) purchases or acquisitions of another Acquired Company, (B) the acquisition of additional Minority Interests in the JV Entities in accordance with the Organizational Documents of the JV Entities and (C) purchases of supplies and inventory;

(xi)             enter into a new line of business that is materially different from the Business’ or abandon or discontinue any existing line of business;

(xii)          settle any Legal Proceeding where such settlement would (A) require payments after the Closing that exceed in the aggregate the legal reserves established in the Audited Financial Statements by $250,000 (excluding any amounts that are actually paid under existing insurance policies) or (B) impose any non-de minimis injunctive or other equitable relief or operating restrictions, admissions of wrongdoing or other obligations upon the Business or the Acquired Companies, the Principal JV Entities (to the extent within the control of Seller) or Buyer or its Subsidiaries following the Closing, other than customary confidentiality, release and non-disparagement obligations;

(xiii)          (A) grant any increase in the base salaries, target bonus opportunity, or other compensation or benefits (including change in control, severance, termination pay, cash or equity-based compensation) payable by a Seller Business Group Member to any of the Business Employees, Former Business Employees or any other current or former service provider of the Business, other than increases in the ordinary course of business, (B) enter into, adopt, terminate, or take any action to accelerate the timing of payments or vesting under, or fund or otherwise secure the payment of or otherwise amend or supplement, any Seller Benefit Plan or Acquired Company Benefit Plan, or any plan, program, agreement or arrangement that would be a Seller Benefit Plan or Acquired Company Benefit Plan if in effect on the date hereof, other than in the ordinary course of business consistent with past practice or in connection  with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement, other than for amendments to employment or consulting agreements in the ordinary course of business consistent with past practice, (D) hire or engage any Person as an employee or individual consultant of the Business in a Key Employee Role, or furlough or terminate the employment of any Business Employee in a Key Employee Role, other than terminations for “cause” (as determined by Seller in the ordinary course of business consistent with past practice), or, in the ordinary course of business, (x) hiring or engaging any Person as an employee to replace departed employees or (y) filling any position which is open on the date of this Agreement and has been made available to Buyer prior to the date of this Agreement, (E) transfer any Business Employee outside the Business or transfer any employees of any Seller Business Group Member who is not a Business Employee into the Business such that they would become Business Employees or (F) other than in the ordinary course of business consistent with past practice and, in any case, only after consultation with Buyer, enter into or materially amend any Acquired Company Labor Agreement, in each case of (A) through (F), other than (1) as required by applicable Law or Order, (2) as required by any Seller Benefit Plan, Acquired Company Benefit Plan or Acquired Company Labor Agreement, each as in effect on the date hereof or (3) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of Seller or any of its Affiliates and does not disproportionately increase the compensation and benefits of the Business Employees relative to such other similarly situated employees;

(xiv)          make or change any material Tax election, materially amend any Tax Returns, enter into any closing agreement with respect to material Taxes, settle or compromise any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case, solely to the extent such relates to the Acquired Companies, the Principal JV Entities or is with respect to the Business;

(xv)            amend the Organizational Documents of any Acquired Company or Principal JV Entity (to the extent within the control of Seller);

(xvi)          incur any Indebtedness for borrowed money in excess of $37,500,000 in the aggregate, or cause or permit the Egypt JV to incur any Indebtedness for borrowed money, except for (A) Indebtedness that will be paid off at or prior to Closing, (B) Indebtedness that will be assumed or retained by Seller or the Retained Business at or prior to the Closing, (C) Indebtedness that refinances other Indebtedness as of the date hereof, so long as such refinancing Indebtedness does not increase the principal amount thereof and (D) drawdowns of existing facilities;

(xvii)          alter or modify any sourcing, supply or procurement arrangement between or among any Affiliates of Seller, on the one hand, and the Business, on the other hand, in a manner that would reasonably be expected to be adverse to the Seller Business Group or the Business in any material respect; or

(xviii)          authorize, resolve, commit or agree in writing to take any of the actions in the foregoing clauses (i) through (xvii).

(c)          During the Pre-Closing Period, except (w) as otherwise expressly required by this Agreement, (x) as set forth in Section 5.1(c) of the Seller Disclosure Letter, (y) as required by any Law or Order applicable to Buyer or any of its Subsidiaries or the assets, or operation of the business, of Buyer or any of its Subsidiaries, or (z) as consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not:

(i)            adopt or implement any stockholder rights plan, “poison pill” or similar or arrangement or plan that is applicable to the issuance of the Buyer Stock Consideration or cause any Takeover Law to become applicable to the issuance of the Buyer Stock Consideration;

(ii)           amend, repeal or otherwise modify any provision of the certificate of incorporation or bylaws of Buyer in a manner that would adversely affect Seller or the transactions contemplated by this Agreement and the Ancillary Agreements;

(iii)          make, declare or pay any dividend or make any other distribution on any shares of its capital stock, voting securities, other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of other events) into or exchangeable for any shares of its capital stock, voting securities or other equity interests (except (A) dividends paid by any wholly owned Subsidiary to its parent and (B) Buyer’s regular quarterly dividend in an amount approved by its board of directors);

(iv)          adopt or enter into any Contract in respect of any plan of complete or partial liquidation, arrangement, dissolution, merger, consolidation or effect any recapitalization, reclassification, equity split (or reverse equity split) or like change in its capitalization;

(v)          effect repurchases of Buyer Stock that would cause the Buyer Stock Consideration to exceed one percent (1%) of the total number of issued and outstanding shares of Buyer Stock, before giving effect to such issuance;

(vi)          enter into any transaction or acquire or dispose of (whether by merger, consolidation, acquisition of stock or assets or any other business combination) assets or equity securities if such transaction, acquisition or disposition would reasonably be expected to prevent, materially impede or materially delay (A) the filing and obtaining of any Consents required under the HSR Act or under any Antitrust Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or (B) securing satisfaction of the mutual conditions to Closing set forth in Section 7.1; or

(vii)          authorize, resolve, commit or agree in writing to take any of the actions in the foregoing clauses (i) through (vi).

(d)          Except as specifically set forth herein, nothing contained in this Agreement or the Ancillary Agreements shall (i) give Buyer, directly or indirectly, the right to control or direct the business and operations of the Seller Business Group or the Business prior to the Closing or (ii) give Seller, directly or indirectly, the right to control or direct the business and operations of the Buyer and its Affiliates.  Prior to the Closing, Seller, the Seller Business Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations, including the Business.  Prior to the Closing, Buyer and its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.  For the avoidance of doubt, nothing in this Article 5 shall restrict any Seller Business Group Member (other than an Acquired Company or a JV Entity) to the extent any action by such Seller Business Group Member does not relate to or affect the Business or an Acquired Company.

Section 5.2          Access to Information.

(a)          During the Pre-Closing Period, Seller shall, and shall cause the Acquired Companies to (and, to the extent within the control of Seller or its Subsidiaries shall cause each other Seller Business Group Member to), provide Buyer and its Representatives with reasonable access to (i) all of the Seller Business Group’s (to the extent related to the Business) and the Business’ properties, Contracts, books and records and other documents, data and information; (ii) all of their respective officers, employees and other personnel involved in the Seller Business Group (to the extent related to the Business) or the Business; and (iii) any other information of the  Seller Business Group (to the extent related to the Business and, with respect to JV Entities, to the extent Seller or its Subsidiaries has, or has the right to, access to such information) or the Business as Buyer or any of its Representatives may reasonably request.  All access and investigation pursuant to this Section 5.2(a) shall be (A) conducted  during normal business hours upon reasonable advance notice to Seller, (B) conducted in such a manner as not to unreasonably interfere with the normal operations of the Seller Business Group or the Business, (C) coordinated through the managing director of international wholesale or general counsel (or equivalent) of the Business or designee thereof and (D) conducted at Buyer’s sole cost and expense; provided that Seller shall have the right, at its cost and expense, to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2(a).  Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, no Seller Business Group Member shall be required to provide access or disclose information to the extent such access or disclosure would, (w) jeopardize the attorney-client privilege or other immunity or protection from disclosure of a Seller Business Group Member or the Business, (x) violate any (i) Law or Order applicable to any Seller Business Group Member or the Business, including any Data Protection Law, or (ii) any COVID-19 Measure applicable to any Seller Business Group Member or the Business, or (y) require the disclosure of any information with respect to the Retained Business; provided, however, that, in the case of clauses (w), (x) or (y), Seller shall inform Buyer of the nature of the information being withheld and, upon Buyer’s request, cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (w), (x) or (y).  Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, (1) without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any Person known by Buyer to be a vendor, supplier, customer or employee that is not a member of senior management of the Business regarding the Business, the Acquired Companies  (or otherwise regarding Seller or any of its Affiliates), the subject matter of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (it being understood that Buyer, its Affiliates and Representatives may contact any such Person in the ordinary course of their respective businesses and consistent with past practice), and (2) without the prior written consent of Seller, Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of any Seller Business Group Member or the Business.

(b)          Buyer will hold any information obtained pursuant to Section 5.2(a) in confidence in accordance with the Confidentiality Agreement.

(c)          No information or knowledge obtained in any investigation by Buyer or other information received by Buyer pursuant to Section 5.2(a) shall operate as a waiver or be deemed to modify or otherwise affect any representation, warranty or agreement contained herein or in any certificate, document or other instrument delivered in connection herewith, the conditions to the obligations of the Parties to consummate the Closing in Article 7 or otherwise prejudice in any way the rights and remedies of Buyer hereunder.

(d)          From and after the Closing, for a period of five (5) years, Seller shall, and shall cause each of its Affiliates and its and their Representatives to, maintain in confidence, not disclose to any Person, any non-public, confidential or proprietary information in its possession, under its control or to which it has access to the extent relating to the Business.  It is understood that Seller shall not have any liability under this Section 5.2(d) with respect to the disclosure of information that (A) is in or comes into the public domain, through no breach of this Section 5.2(d) by Seller, its Affiliates or any of its or their Representatives, (B) is accessible to Seller, its Affiliates or any of its or their Representatives from a third party that is not known by Seller, its Affiliates or any of their Representatives to be bound by a duty or obligation of confidentiality to the Buyer or any of its Affiliates (including the Acquired Companies or the JV Entities) with respect to such information, (C) it is required by Law or Order or stock exchange regulation to disclose, (D) is disclosed by Seller or its Affiliates or its or their Representatives in accordance with Section 5.11 or (E) in connection with enforcing its rights under this Agreement or any Ancillary Agreement; provided, that in the case of clause (C), Seller shall notify Buyer as early as practicable prior to disclosure to allow Buyer to take appropriate measures at Buyer’s expense to preserve the confidentiality of such information.

Section 5.3          Exclusivity.During the Pre-Closing Period, other than with respect to the transactions contemplated hereby, Seller shall not and shall cause its Affiliates not to (and, to the extent within the control of Seller or its Subsidiaries, shall cause each other Seller Business Group Member not to), authorize or permit any of Seller’s Representatives to, directly or indirectly (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate, support or induce the making, submission or announcement of any offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (ii) enter into, participate in, maintain or continue any negotiations regarding, or deliver or make available to any Person any non-public information with respect to, any offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction or (iii) enter into any letter of intent or any other Contract relating to any Alternative Transaction.

Section 5.4          Notification of Certain Matters.During the Pre-Closing Period, each Party shall promptly notify the other Party of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied; provided, however, that either Party’s failure to give notice of any such occurrence as required pursuant to this Section 5.4 shall not be (i) deemed to be a breach of the covenant contained in this Section 5.4 or (ii) taken into account in determining whether the conditions to Closing set forth in Article 7 have been satisfied.

Section 5.5          Efforts to Consummate.  During the Pre-Closing Period, each of Buyer and Seller shall, and Seller shall cause the Acquired Companies to (and, to the extent within the control of Seller or its Subsidiaries, shall cause each other Seller Business Group Member to), use its respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction (but not waiver) of the conditions to Closing set forth in Section 7.1.

Section 5.6          Consents; Shared Contracts; Wrong Pockets.

(a)          During the Pre-Closing Period, each of Buyer and Seller shall cooperate with the other Party and shall, and shall cause its respective Affiliates to (and, as regards Seller, to the extent within the control of Seller or its Subsidiaries, shall cause each other Seller Business Group Member to), use its respective commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to give all notices to, and obtain all Consents, required or necessary pursuant to any Material Contract and any other Contract that is material to the Business, including any Contract set forth, or required to be set forth, in Section 3.5 or Section 5.17(f) of the Seller Disclosure Letter, or any Permit, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

provided, however, that neither Seller nor Buyer have any obligation to (i) amend or modify any Contract or otherwise relinquish or forbear any rights under any such Contract, in each case unless such amendment, modification, relinquishment or forbearance is conditioned upon the Closing, (ii) pay any consideration to any Person for the purpose of obtaining any such Consent or (iii) pay any costs and expenses of any other Person (other than ordinary course out-of-pocket costs and expenses, including attorney’s fees) resulting from the process of obtaining such Consent, unless, in the case of clauses (ii) or (iii) the other Party agrees to bear such costs and expenses.  Notwithstanding the foregoing, this Section 5.6(a) shall not apply with respect to any Shared Contracts or Contracts related to the Overhead or Shared Services, which are the subject of Section 5.6(d), or with respect to any Affiliate Agreements.

(b)          Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated hereby may be required and that such Consents and waivers may not be obtained prior to or after Closing and are not conditions to the consummation of the transactions contemplated hereby.  Buyer agrees that, without limiting Section 8.2, Seller shall not have any liability whatsoever under this Agreement to Buyer or its Affiliates and neither Buyer nor its Affiliates shall be entitled to assert any claims against Seller or its Affiliates arising out of or relating to the failure to obtain any Consents that may have been or may be required from the parties to such Contracts in connection with the transactions contemplated hereby or because of the default, acceleration, termination or loss of right under any such Contract as a result of the failure to obtain any such Consents, in each case (i) so long as Seller has complied with its obligations under this Agreement and (ii) except for claims in respect of any of the representations and warranties of Seller contained in this Agreement to the extent such matter would otherwise result in a breach or inaccuracy of any such representations and warranties.  Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be deemed inaccurate or breached and no condition to the obligations of Buyer to consummate the transactions contemplated hereby shall be deemed not to be satisfied solely as a result of (x) the failure to obtain any such Consent or as a result of any default, acceleration, termination or loss of right under any such Contract as a result of the failure to obtain any such Consent or (y) any Legal Proceeding commenced or threatened, or any other action taken, by or on behalf of any Person relating to the failure to obtain any such Consent or any default, acceleration, termination or loss of right under any such Contract as a result of the failure to obtain any such Consent, in each case (A) so long as Seller has complied with its obligations under this Agreement and (B) except for claims in respect of any of the representations and warranties of Seller contained in this Agreement to the extent such matter would otherwise result in a breach or inaccuracy of any such representations and warranties.

(c)          If any such Consent or waiver to any Contract referred to in Section 5.6(a) is not obtained prior to the Closing, Buyer and Seller shall cooperate (each at its own expense) in any lawful and commercially reasonable arrangement proposed by Buyer under which Buyer shall obtain (without infringing upon the legal rights of such third party or violating any applicable Contract, Law or Order) the rights and benefits and assume the costs, liabilities and obligations with respect to the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement.For the avoidance of doubt, this Section 5.6(c) shall not apply with respect to any Shared Contracts, which are the subject of Section 5.6(d).

(d)          Except to the extent expressly agreed in connection with the Transition Services Agreement, with respect to any Shared Contract, other than a Shared Contract that relates to the Business in only a de minimis respect, during the Pre-Closing Period and for the two-year period following the Closing, at the request of Buyer (in the case of a Shared Contract to which Seller or its Subsidiaries is party) or Seller (in the case of a Shared Contract to which an Acquired Company is party), the Parties will use commercially reasonable efforts to (i) assist the other Party in negotiating and entering into arrangements for the benefit of the Business or the Retained Business, as the case may be, with the counterparty to such Shared Contract that replicates as nearly as reasonably practicable the rights and benefits of the portion of such Shared Contract related to the Business or the Retained Business, as the case may be, including the split and novation of such Shared Contract, (ii) to the extent permitted by applicable Law or Order and by the terms of such Shared Contract, enter into arrangements with the other Party to provide such Party, as nearly as reasonably practicable with rights and benefits applicable to the Business or the Retained Business under such Shared Contract (whether by entering into a separate agreement with the other Party with respect to such Shared Contract or by including such arrangements as an additional service under the Transition Services Agreement), in each case, taking into account the changes in the Business and the Retained Business resulting from the separation and resulting reduction in scale of the Business and the Retained Business and (iii) in the case of a Contract relating to Overhead and Shared Services to which an Acquired Company is a party, at the request of Seller, assign such Contract to Seller or its Subsidiary (other than an Acquired Company).  Except to the extent expressly agreed otherwise in connection with the Transition Services Agreement, in the case of any Shared Contract to which both an Acquired Company and Seller or one of its Affiliates (other than an Acquired Company) is a party that relates primarily to the Business and is identified on Section 3.12(a)(x) of the Seller Disclosure Letter, the relevant Acquired Company shall bear all the costs, liabilities and obligations with respect to such Contract from and after the Closing and shall pay, reimburse, indemnify and hold harmless Seller and its Affiliates (other than the Acquired Companies) for any and all Losses incurred or sustained by, or imposed upon Seller or any of its Subsidiaries with respect to such Contract arising from and after the Closing (unless such Loss is directly attributable to actions taken by a Seller Business Group Member or to the extent related to the Retained Business, whether before or after the Closing).  In the case of any Shared Contract to which both an Acquired Company and Seller or one of its Affiliates (other than the Acquired Companies) is a party that relates primarily to the Retained Business, Seller or its relevant Subsidiary shall bear all the costs, liabilities and obligations with respect to such Contract from and after the Closing and shall pay, reimburse, indemnify and hold harmless the relevant Acquired Company for any and all Losses incurred or sustained by, or imposed upon such Acquired Company with respect to such Contract arising from and after the Closing (unless such Loss is directly attributable to actions taken by Buyer or its Subsidiaries or to the extent related to the Business, whether before or after the Closing).For the avoidance of doubt, this Section 5.1(d) shall not apply with respect to any Affiliate Agreements.

(e)          During the Pre-Closing Period, the Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to identify any Contracts  that (i) primarily relate to the Business but to which only Seller or one of its Subsidiaries (other than an Acquired Company) is party or (ii) primarily relate to the Retained Business but to which only an Acquired Company (but neither Seller nor its Affiliates) is party (each of clauses (i) and (ii), a “Wrong Pocket Contract”) and notify the other Party of such Wrong Pocket Contract.  In the event that during the Pre-Closing Period or the two-year period following the Closing, the Parties identify any Wrong Pocket Contract, at the request of Buyer (in the case of a Wrong Pocket Contract that primarily relates to the Business) or Seller (in the case of a Wrong Pocket Contract primarily relates to the Retained Business), the Parties will use commercially reasonable efforts to (x) seek the assignment of such Wrong Pocket Contract to the other Party or one of its Subsidiaries, or (y) to the extent permitted by applicable Law or Order and by the terms of such Wrong Pocket Contract, enter into arrangements with the other Party to provide such Party with rights and benefits that are similar in all material respects to the rights and benefits applicable to the Business or the Retained Business under such Wrong Pocket Contract (whether by entering into a separate agreement with the other Party with respect to such Wrong Pocket Contract or by including such arrangements as an additional service under the Transition Services Agreement).

(f)          If (and to the extent) that it is determined during the two-year period following the Closing that legal title to or beneficial or other interest in all or part of any assets (other than Intellectual Property) that primarily relate to the Retained Business has been transferred to (or has not been transferred from) any Acquired Company, or that legal title to, or beneficial or other interest in, all or part of any assets (other than Intellectual Property) primarily related to the Business have not been transferred to any Acquired Company, Buyer shall cause the applicable Acquired Company to, or Seller and its Subsidiaries shall (and, to the extent within the control of Seller and its Subsidiaries, shall cause each other Seller Business Group Member to), (i) execute all such agreements, assignments, licenses, deeds or other documents as may be necessary for the purposes of transferring such assets (or part thereof) or the relevant interests in them, or the relevant licenses or other rights to them, to such other Party (or to a designee of such other Party), (ii) complete all such further acts or things as the other Party may reasonably direct in order to transfer such assets or the relevant interests in them, or the relevant licenses or other rights to them, to such other Party (or to a designee of such other Party) and (iii) hold the asset (or part thereof), or relevant interest in the asset, or the relevant licenses or other rights to them, in trust for such other Party (or for the designee of such other Party) (to the extent permitted by applicable Law and Order) until the transfer or grant to the other Party is effected.  To the extent that either Buyer (or an Acquired Company) or any Seller Business Group Member acquires any Wrong Pockets Contract (or any rights and benefits relating thereto) or any property, asset, license, or other right in accordance with this Section 5.6(f), the transfer or provision of such Wrong Pockets Contract (or any rights and benefits relating thereto) or property, asset, license, or other right shall be for no additional consideration.  For the avoidance of doubt, this Section 5.6(f) shall not apply with respect to any Intellectual Property, any Contracts related to the Overhead or Shared Services or any Shared Contracts, which are the subject of Section 5.6(d), or any Affiliate Agreements.

(g)          Seller shall (i) use commercially reasonable efforts to obtain as promptly as possible any Consent of any Person that may be necessary for the performance of the Services (as defined in the Transition Services Agreement) and the Parties’ respective obligations pursuant to the Transition Services Agreement and (ii) if any such Consent cannot be obtained as a result of such efforts, enter into, or, as applicable, cause one of its Affiliates to enter into, a new agreement with a third party or an alternate provider in order to provide such Services thereunder in a manner compliant with the Transition Services Agreement.  Buyer shall, and shall cause its Affiliates to, provide reasonable assistance as necessary in obtaining such Consents.  The costs associated with this Section 5.6(g) shall be borne in accordance with the last sentence of Section 3.1(e) of the Transition Services Agreement.

Section 5.7          Governmental Approvals.

(a)          Subject to the other terms and conditions of this Section 5.7, during the Pre-Closing Period, each of Buyer and Seller shall, and shall cause its respective Affiliates to (and, to the extent within the control of Seller or its Subsidiaries, Seller shall cause each other Seller Business Group Member to) use its respective reasonable best efforts to, as promptly as  practicable following the date hereof (and in any event prior to the date specified in the relevant succeeding clause): (i) prepare and make all relevant filings and notices to the Governmental Bodies applicable to the transactions contemplated hereby and by the Ancillary Agreements and obtain, or cause to be obtained, the Consents of such Governmental Bodies at the earliest possible date, including in respect of the Laws set forth in Section 7.1(a) of the Seller Disclosure Letter, (ii) prepare and file, within fifteen (15) Business Days of the date hereof  (or such later date as may be agreed by the Parties in writing) the required Notification and Report Forms under the HSR Act with the FTC and DOJ in respect of Seller’s acquisition of the Buyer Stock Consideration and cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after filing, (iii) prepare and file a briefing paper with the CMA Merger Intelligence Committee within ten (10) Business Days of the date hereof (or such later date as may be agreed by the Parties in writing) describing the transactions contemplated by this Agreement and requesting that the CMA confirm that that it does not intend to request further information in respect of such transactions nor refer any matter in relation thereto to a phase 1 investigation, and, should the CMA indicate, following submission of the above-referenced briefing paper, that it intends to open a phase 1 investigation, prepare and file a substantially complete draft merger notice (within the meaning of Section 96(2) of the Enterprise Act) within six (6) weeks from the date hereof (or by such later date as agreed between the Parties in writing) and use reasonable best efforts to file a definitive merger notice within three (3) months following the date hereof and in any event, as promptly as practicable following the date hereof, (iv) prepare and file, within four (4) weeks from the date hereof (or by such later date as agreed between the Parties in writing), a substantially complete draft of the Form CO (within the meaning of Article 4 of Council Regulation No 139/2004) to the EU Commission and use reasonable best efforts to file the definitive Form CO within three (3) months following the date hereof and in any event as promptly as practicable following the date hereof, (v) prepare and file, within one month following the date hereof (or by such later date as agreed to between the Parties in writing), the notification with the Turkish Competition Authority in Turkey, (vi) consult with the applicable Governmental Body to determine the applicability of the Law set forth in Section 5.7(a)(vi) of the Seller Disclosure Letter to the transactions contemplated by this Agreement, (vii) obtain the information necessary to reasonably determine the applicability of the Law set forth in Section 5.7(a)(vii) of the Seller Disclosure Letter, (viii) respond promptly to any requests for information made by any Governmental Body and (ix) cooperate fully with the other Party in seeking, promptly, to obtain all such Consents of such Governmental Bodies, including by considering in good faith proposed commercially reasonable amendments to this Agreement that would make the Consent of a Governmental Body unnecessary.  All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law or Order, including Antitrust Laws.  All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.7(a) shall be paid entirely by Buyer, other than the fees associated with the filings under the HSR Act, which shall be borne by Seller.

(b)          To the extent not prohibited by applicable Law or Order, each of Buyer and Seller shall (i) promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Body, on the other hand, or any filing such Party submits to any Governmental Body, (ii) consult with and permit the other Party to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Governmental Body and (iii) consider in good faith the views of such other Party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Body, in each case, to the extent relating to the subject matter of this Section 5.7 or the transactions contemplated by this Agreement and the Ancillary Agreements.  Neither Buyer nor Seller shall agree to, or permit any of its Affiliates or Representatives to (and, to the extent within the control of Seller or its Subsidiaries, Seller shall not permit any other Seller Business Group Member to), participate in any meeting or discussion with any Governmental Body in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.7 or any transaction contemplated by this Agreement or the Ancillary Agreements unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(c)          Notwithstanding anything in this Agreement to the contrary, Buyer shall, and shall cause its Subsidiaries to, take any and all actions necessary to obtain any Consents required under any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Body, in each case, to cause the Closing and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including (i) promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Body, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the equity securities, assets, rights, products or businesses of Buyer and its Subsidiaries and the Acquired Companies and the Business and (B) any other restrictions on the activities of Buyer and its Subsidiaries and the Acquired Companies and the Business, including terminating, amending or assigning existing relationships and contractual rights and obligations, continuing certain lines of business and agreeing to restrictions on pricing, and (iii) contesting, defending and appealing any threatened or pending Legal Proceeding or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of either Party to consummate, or otherwise delay the consummation of, the transactions contemplated hereby, and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided that in no event shall Buyer be required to take any action pursuant to this Section 5.7 that, when combined with other actions taken pursuant to this Section 5.7, would reasonably be expected to have an adverse impact that is material to the Business, taken as a whole, or if such action is imposed on the existing business of Buyer and its Subsidiaries, an adverse impact that is material to such existing business, taken as a whole, assuming that such existing business were the size of the Business (a “Burdensome Condition”).  Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Buyer, Seller or any Acquired Company or any of their respective Affiliates be obligated to, commit to take any action pursuant to this Section 5.7(c), the consummation of which is not conditioned on the consummation of the Closing.

Section 5.8            Reserved.

Section 5.9            Reserved.

Section 5.10          Public Announcements.  Except (i) as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement and (ii) for the joint press release to be issued by the Parties in the form previously agreed, neither Buyer nor Seller (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement and the Ancillary Agreements without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law or Order or the rules of any stock exchange (including each Party’s obligation to file reports, schedules, forms or statements with the SEC), in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and provide the other Party a reasonable opportunity to review and comment on such disclosure and shall consider such comments in good faith; provided that (x) the foregoing shall not apply to any public release or announcement so long as the statements contained therein concerning the transactions contemplated by this Agreement and the Ancillary Agreements are substantially similar to information previously released or disclosed in compliance with this Section 5.10 and (y) no consent or consultation shall be required with respect to any release, statement or disclosure issued or made in connection with a dispute between the Parties.

Section 5.11          Books and Records.  For a period of six (6) years after the Closing, each of Buyer and Seller shall (and Buyer shall cause the Acquired Companies to):  (a) give Buyer or Seller, as the case may be, and its Representatives reasonable access during normal business hours to its books and records and other information with respect to the Business and the JV Entities (in the case of the JV Entities, to the extent Seller or its Subsidiaries has, or Buyer or its Subsidiaries has the right to, access to such information) and the Business relating to periods prior to the Closing (including, in each case, the assistance of its Representatives and employees that are responsible for such books, records or other information) solely as may be necessary for (i) the preparation of financial statements and (ii) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any Legal Proceeding (including any Third-Party Claim pursuant to Article 9), subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws or Orders relating to the confidentiality of information (including any Antitrust Laws), and (b) use commercially reasonable efforts to maintain all such books and records in the same or a similar accessible format as currently existing.  The access provided pursuant to this Section 5.11 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer, the Acquired Companies or the Business, or Seller and its Affiliates, as the case may be, and in no event will Buyer, Seller or any Seller Business Group Member be required to furnish any documents or information pursuant to this Section 5.11 to the extent it would (i) jeopardize any attorney-client or other immunity or protection from disclosure or (ii) violate (A) any Law or Order applicable to Buyer or its Subsidiaries or the assets or operations of the business of Buyer or its Subsidiaries, including any Data Protection Law or (B) any COVID-19 Measure; provided, however, that Buyer shall inform Seller of the nature of the information being withheld and, upon

Seller’s request and at Seller’s sole cost and expense, cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i), (ii) or (iii).  Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, this Section 5.11 shall not apply to the furnishing of information, documents or records for such Legal Proceeding.For the avoidance of doubt, this Section 5.11 shall not apply to Tax Returns or other books and records pertaining to Taxes, which are governed by Section 6.6.

Section 5.12          Confidentiality. The Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect; provided that (x) any information to the extent relating to the Acquired Companies will be treated as “Confidential Information” (as defined in the Confidentiality Agreement) of Buyer from and after the Closing for purposes of the Confidentiality Agreement and (y) rating agencies shall be deemed Representatives (as defined in the Confidentiality Agreement).

Section 5.13          Director and Officer Indemnification and Insurance.

(a)          Buyer agrees that all rights to exculpation, indemnification and advancement of expenses pursuant to the Organizational Documents of  the Acquired Companies or any indemnification agreement to which any D&O Indemnified Person is party for acts or omissions occurring at or prior to the Closing, whether (i) asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby and by the Ancillary Agreements), (ii) now existing or (iii) arising prior to Closing, in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, officer, employee or other fiduciary of an Acquired Company or JV Entity or was serving as a director, officer, employee or other fiduciary of another Person at the request of an Acquired Company or the Business (each, a “D&O Indemnified Person”) shall survive the Closing and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and remain in full force and effect.  For a period of six (6) years after the Closing, (A) Buyer shall not, and shall not permit any Acquired Company to, without the prior written consent of the relevant D&O Indemnified Persons, amend, repeal or modify in a manner adverse to such D&O Indemnified Person any provision in any Acquired Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby and by the Ancillary Agreements), unless, and only to the extent, required by applicable Law or Order and (B) Buyer shall, and shall cause the Acquired Companies to, maintain in full force and effect any indemnification agreements between any Acquired Company and any D&O Indemnified Person in accordance with their terms.  Seller will indemnify Buyer for any amounts required to be paid by Buyer or any of its Subsidiaries (including the Acquired Companies) in respect of any of the foregoing matters to the extent the conduct of the applicable D&O Indemnified Person relates to the Retained Business.  Buyer will indemnify Seller for any amounts required to be paid by Seller or any of its Subsidiaries to any director, officer, employee or other fiduciary of an Acquired Company to the extent such conduct relates to the Business.

(b)          The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.13, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.  The provisions of this Section 5.13 shall survive consummation of the Closing.

Section 5.14          Employment and Benefits Arrangements.

(a)          Business Employee List; Benefit Plans.

(i)          No later than fifteen (15) Business Days following the date hereof, Seller shall update Section 3.16(a) of the Seller Disclosure Letter to provide such information as of December 31, 2020 and to provide, for each Acquired Company, the aggregate number of Business Employees employed by such Acquired Company as of December 31, 2020. No later than thirty (30) days following the date hereof, Seller shall make available to Buyer a then-current correct and complete pseudonymised list as of the date thereof of all Business Employees, and with respect to each Business Employee, to the extent such information can be made available in compliance with applicable Law, such employee’s (A) employing identification number, (B) employing entity, (C) job title, (D) years of continuous service or start date, (E) annual salary, (F) variable compensation and (G) principal work location (collectively, the “Census Information”).

(ii)          No earlier than thirty (30) days prior to the Closing Date, Seller shall provide Buyer with an updated version of the list of Business Employees made available to Buyer to reflect new hires, terminations or other personnel changes occurring to the Census Information following the date on which it is delivered to Buyer and the date that such updated list is delivered, and, for each individual listed as a Business Employee, indicating the transfer mechanism (e.g., transfer automatically by operation of applicable Law, or with an Acquired Company).

(iii)           No later than thirty (30) days following the date hereof, (A) Seller shall provide Buyer with a correct and complete list as of the date thereof of each Acquired Company Benefit Plan (marked with an asterisk) and material Seller Benefit Plan, and (B) Seller will make available to Buyer correct and complete copies of all material Acquired Company Benefit Plans and material Seller Benefit Plans (or, in the case of any such plan that is an unwritten plan, a written description thereof).  To the extent applicable, with respect to each material Acquired Company Benefit Plan and material Seller Benefit Plan, Seller shall also make available to Buyer no later than thirty (30) days following the date hereof, correct and complete copies of (1) all current summary plan descriptions and plan documents and all amendments or modifications thereto, (2) any current related trust agreements, funding agreements, insurance contracts or other funding arrangements, (3) any material or non-routine notices, letters or other correspondence to or from any Governmental Body received by Seller or any of its Subsidiaries within the past two (2) years and (4) the most recent actuarial valuation and financial statements.

(b)          Transfer of Business Employees to Acquired Companies, Seller Employees to Seller Group.  Effective no later than immediately prior to the Closing, Seller and the Company shall, or shall cause their respective Affiliates to (i) cause each Business Employee to cease to be employed by Seller or its Subsidiaries (other than an Acquired Company) (the “Seller Group”) (if applicable) and to be employed by an Acquired Company, and (ii) cause any  individual who is employed by an Acquired Company who is not spending more than seventy percent (70%) of his or her working time for Seller and its Subsidiaries performing services to the Business and who is not otherwise properly identified as a Business Employee pursuant to clauses (b), (c) or (d) of the definition of Business Employee to be employed by Seller or its Affiliates (other than an Acquired Company).  Notwithstanding the foregoing, to the extent any applicable Law, Order, Governmental Body, Employee Representative, consent requirement or consultation obligation prevents an Acquired Company from employing as of the Closing an individual otherwise identified as a Business Employee (each such employee, a “Delayed Employment Employee”), Seller shall retain such Delayed Employment Employee and Buyer and Seller shall cooperate in good faith to cause such individual to be employed by an Acquired Company on the earliest permissible date following the Closing (the “Delayed Employment Date”).  The obligations under this Agreement of the Acquired Companies in respect of a Delayed Employment Employee shall not commence unless and until the Delayed Employment Date occurs; provided, however, upon a Delayed Employment Employee’s Delayed Employment Date, as applicable, all Employee Liabilities pertaining to such Delayed Employment Employee including those arising between the Closing and the Delayed Employment Date shall be Assumed by an Acquired Company.

(c)          Automatic Transfer Employees.

(i)          If the contract of employment of any of the Business Employees expected to transfer automatically by operation of applicable Law or Order to an Acquired Company, Buyer or one of their respective Affiliates as a consequence of the transactions contemplated by this Agreement (including the Restructuring), is within six (6) months of the Closing Date found or alleged not to have so transferred: (A) the Party who first becomes aware of such finding or allegation shall notify the other within ten (10) Business Days of becoming so aware, (B) Buyer shall, within five Business Days of becoming so aware or receiving such notice (as applicable), in consultation with Seller, make or procure that an Acquired Company or one of their respective Affiliates makes an offer to employ the relevant Business Employee which complies with this Section 5.14, (C) upon the relevant Business Employee refusing or not accepting within ten Business Days an offer made pursuant to Section 5.14(c)(i)(B), or if no such offer is made within the time period required by Section 5.14(c)(i)(B), the relevant member of the Seller Group may within a further ten Business Days terminate the relevant Business Employee’s employment, (D) if the relevant member of the Seller Group terminates the employment of the relevant Business Employee in accordance with Section 5.14(c)(i)(C), Buyer shall reimburse, indemnify and hold the Seller Group harmless against all Employee Termination Costs suffered or incurred by the Seller Group in respect of such Business Employee, (E) if the relevant Business Employee accepts such offer and subsequently transfers to Buyer or one of its Affiliates, Buyer shall reimburse, indemnify and hold the Seller Group harmless against all Employee Termination Costs suffered or incurred by the Seller Group in respect of such Business Employee; and (F) if  the relevant Business Employee refuses or does not accept such offer or such offer is not made, and the relevant member of the Seller Group does not terminate the employment of the relevant Business Employee in accordance with Section 5.14(c)(i)(C), the relevant employee will no longer be considered for any purposes under this Agreement as a Business Employee.

(ii)          If the contract of employment of any person other than a Business Employee (an “Undisclosed Employee”) is, within six (6) months of the Closing Date, found or alleged to have transferred automatically by operation of applicable Law or Order to an Acquired Company, Buyer or one of their respective Affiliates as a consequence of the transactions contemplated by this Agreement (including the Restructuring): (A) the Party who first becomes aware of such finding or allegation shall notify the other within five (5) Business Days of becoming so aware, (B) a member of the Seller Group shall, in consultation with Buyer, within ten (10) Business Days of becoming so aware or receiving such notice (as applicable), offer to re-employ such Undisclosed Employee with terms and conditions that are equivalent to the terms and conditions of such Undisclosed Employee’s employment with the Seller Group immediately prior to the date such Undisclosed Employee is identified, (C) upon an Undisclosed Employee refusing or not accepting within ten Business Days an offer made pursuant to Section 5.14(c)(ii)(B), or if no such offer is made within the time period required by Section 5.14(c)(ii)(B), the Acquired Company, Buyer or relevant Affiliate may within a further ten Business Days terminate such Undisclosed Employee’s employment, (D) if the Acquired Company, Buyer or relevant Affiliate terminates the employment of an Undisclosed Employee in accordance with Section 5.14(c)(ii)(C), Seller shall reimburse, indemnify and hold Buyer harmless against all Employee Termination Costs suffered or incurred by the Buyer and its Affiliates in respect of such Undisclosed Employee, (E) if the relevant Undisclosed Employee accepts such offer and subsequently transfers to a member of the Seller Group, Seller shall reimburse, indemnify and hold Buyer harmless against all Employee Termination Costs suffered or incurred by Buyer in respect of such Undisclosed Employee and (F) if the relevant Undisclosed Employee refuses or does not accept such offer or such offer is not made, and the Acquired Company, Buyer or relevant Affiliate does not terminate the employment of the relevant Undisclosed Employee in accordance with Section 5.14(c)(ii)(C), the Undisclosed Employee will be considered for all purposes under this Agreement a Business Employee and a Transferred Employee

(d)          Allocation of Employee Liabilities.  Effective as of no later than the Closing, (i) the Parties shall cause the Acquired Companies to accept, assume, agree to pay, discharge, fulfill, honor, retain, and, to the extent applicable, comply with and defend on a timely basis (“Assume”), all of the Business Employee Liabilities and (ii) the Parties shall, or shall cause Seller to, Assume, all of the Seller Employee Liabilities.  Unless otherwise prohibited by applicable Law or Order, there shall be: (i) in respect of all or any portion of any Seller Benefit Plans that are Business Employee Liabilities (the “Assumed Seller Benefit Plan Liabilities”), a transfer of such Business Employee Liabilities and, as applicable, any related assets that are dedicated to satisfaction of such Business Employee Liabilities by Seller or its Affiliates to an Acquired Company in respect of such Seller Benefit Plan and the related Assumption by an Acquired Company of such Business Employee Liabilities and assets and (ii) in respect of all or any portion of any Acquired Company Benefit Plans that are Seller Employee Liabilities, a transfer of such Seller Employee Liabilities and, as applicable, any related assets that are dedicated to satisfaction of such Seller Employee Liabilities by an Acquired Company to a member of Seller or any of its Affiliates in respect of any Acquired Company Benefit Plan and the related Assumption by a member of the Seller Group of such Seller Employee Liabilities and assets.  Notwithstanding the foregoing, (A) Buyer and its Affiliates (including the Acquired Companies) shall not Assume any liabilities, and the Assumed Seller Benefit Plan Liabilities shall not include any liabilities, in respect of the Closing Retention Awards, the Seller Equity Plans or any predecessor to the Seller Equity Plans (other than in respect of the obligations that Buyer has expressly agreed to assume pursuant to Section 5.14(q)(ii)) and any Benefit Plan that provides defined benefit pension benefits to current or former employees that is not an Acquired Company

Benefit Plan and (B) Seller and its Affiliates shall not Assume any liabilities in respect of the Post-Closing Retention Awards.

(e)          Compensation and Benefits.  All Business Employees employed by an Acquired Company as of the Closing, together with the Delayed Transfer Employees and any Business Employees whose employment is transferred to Buyer pursuant to Section 5.14(c) and Section 5.14(d) shall be referred to as “Transferred Employees”.  Except to the extent otherwise required by applicable Law or Order or an Acquired Company Labor Agreement as in effect on the date hereof, for the period commencing on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date, Buyer shall, or shall cause the applicable Acquired Company to, provide each Transferred Employee with:

(i)             a base salary or wage rate no less than the base salary or wage rate such employee received immediately prior to the Closing Date;

(ii)            a target annual cash bonus compensation opportunity no less than the target annual cash bonus opportunity such employee received immediately prior to the Closing Date;

(iii)          a target long-term incentive award opportunity substantially comparable to the target long-term equity incentive award opportunity (if any) such employee received in the ordinary course equity grant cycle of Seller that occurred immediately prior to the Closing Date;

(iv)          employee benefits that are substantially comparable in the aggregate to the employee benefits such employee received in the ordinary course immediately prior to the Closing Date, unless a higher standard of comparability is required under applicable Law; and

(v)           other terms and conditions of employment substantially similar to those that applied to such  Business Employee immediately prior to the Closing Date, including a comparable position and primary work location to the position and primary work location applicable to such Business Employee immediately prior to the Closing Date.

(f)          Severance Entitlement.  Except to the extent otherwise required by applicable Law or Order or an Acquired Company Labor Agreement, for the twelve (12) month period immediately following the Closing Date, Buyer shall, or shall cause the Acquired Companies to provide each Transferred Employee whose employment terminates in such period with cash severance no less favorable than the cash severance such employee would have received upon any such Transferred Employee’s termination of employment under the same or similar circumstances immediately prior to the Closing Date under the applicable severance plans, policies or customs and practices of Seller, and for purposes of any severance formula, factoring in his or her additional length of service and changes in his or her eligible pay between the Closing Date and the date of his or her termination.

(g)          Enrollment in Benefit Plans.  Except to the extent otherwise required by applicable Law or Order or an Acquired Company Labor Agreement, other than with respect to the Delayed Employment Employees:

(i)           Seller shall, or shall cause its Affiliates to, take commercially reasonable actions to cause each Business Employee to cease to be an active participant in any Seller Benefit Plan effective as of the Closing Date; and

(ii)          Buyer shall, or shall cause the applicable Acquired Company to, cause, effective as of the Closing Date, each Business Employee to be eligible to commence participation in Benefit Plans of Buyer or its Affiliates (including Acquired Company Benefit Plans from and after the Closing) (the “Buyer Benefit Plans”).  With respect to (A) any Buyer Benefit Plan that is self-insured, Buyer shall, and shall cause the applicable Acquired Company to, and (B) with respect to each other Buyer Benefit Plan, Buyer shall use commercially reasonable efforts to, or to cause the applicable Acquired Company or other Persons to, waive any limitations as to preexisting conditions, evidence of insurability, exclusions, actively at work requirements, and waiting periods with respect to participation and coverage requirements for each Business Employee under his or her respective Buyer Benefit Plans, and credit each Business Employee, for the plan year in which the Closing Date occurs, with the amount of any co-insurance, deductibles and out-of-pocket maximums he or she paid prior to the Closing Date during such plan year.

(h)          Length of Service Crediting.  Except to the extent otherwise required by applicable Law or Order or an Acquired Company Labor Agreement, Buyer shall, or shall cause the applicable Acquired Company to, recognize all service before the Closing Date (or, as applicable, a Delayed Employment Employee’s later Delayed Employment Date) of any Business Employee with any Seller Business Group and with any predecessor employer for purposes of eligibility to participate, vesting and benefit accrual under any Buyer Benefit Plans in which the Business Employee is, or in which the Business Employee becomes, eligible to participate on or after the Closing Date; provided that, notwithstanding the foregoing, except to the extent otherwise required by applicable Law or Order or an Acquired Company Labor Agreement, Buyer, the Company and each Acquired Company shall not be required to recognize such service (w) under Buyer Benefit Plans in which such Business Employee did not participate prior to the Closing Date that are frozen or for which participation is limited to a grandfathered population that does not include the applicable Business Employee, (x) for purposes of any defined benefit pension accrual under any benefit plan of Buyer and its Affiliates (other than the Acquired Companies), (y) for purposes of any subsidy provided for any post-employment welfare benefits under any benefit plan of Buyer or its Affiliates that is frozen to new participants or (z) to the extent doing so would result in the duplication of benefits.

(i)          Assumed Paid Time-Off Liabilities.  Except to the extent prohibited by applicable Law or Order or an Acquired Company Labor Agreement, effective as of the Closing Date, Buyer shall, or shall cause the applicable Acquired Company to, credit earned but unused vacation, sick leave or other applicable paid time-off benefits of the Business Employees through the Closing Date (the “Assumed Vacation Liabilities”).  Except for any such earned but unused benefits paid out to Business Employees pursuant to Section 5.14(i) hereof, Buyer shall not, and shall not permit any Acquired Company to, take away from any Business Employee any such earned but unused vacation, sick leave or other applicable paid-time off benefits to the extent such earned but unused benefits were not subject to forfeiture in accordance with the terms and conditions of the applicable policy of Seller Business Group pursuant to which they were earned as in effect on the date hereof.

(j)          Payment of Paid Time-Off Benefits Where Required by Law.  Notwithstanding anything to the contrary in this Agreement, where required by applicable Law or Order or an Acquired Company Labor Agreement, as soon as administratively practicable following the Closing Date or, if earlier, any internal reorganization (and no later than the earlier of the dates required by applicable Law or Order or the applicable Acquired Company Labor Agreement), Seller or Buyer shall, as applicable, or shall cause the applicable Acquired Company to, pay out all earned but unused vacation, sick leave or other applicable paid time-off benefits to each Business Employee and Former Business Employee entitled to be paid such benefits by reason of the occurrence of any of the Closing or any internal reorganization to facilitate the transactions contemplated by this Agreement and the Ancillary Agreements.  Buyer shall reimburse Seller or the applicable Seller Business Group Member for the amount of any such payments.

(k)          Severance Liabilities.  Seller and its Affiliates (other than any Acquired Company) and Buyer and its Affiliates shall each be responsible for, and indemnify, defend and hold harmless the other party from, 50% of any statutory, contractual, common Law or other severance obligations that arise as a result of (A) the Restructuring and the transfer of Business Employees pursuant to Section 5.14(b), (B) an objection to an automatic transfer by operation of applicable Law or the refusal to transfer their employment by way of novation or assignment, in each case, to an Acquired Company by any Business Employee not employed by an Acquired Company or (C) any Business Employee who treats themselves as having been constructively dismissed (or similar concept under applicable Law) in response to the transactions contemplated by this Agreement, including the Restructuring (100% of such obligations pursuant to clauses (A), (B) and (C), the “Transaction-Related Severance Costs”).  Notwithstanding the foregoing, (x) Seller and its Affiliates (other than any Acquired Company) shall be responsible for, and indemnify, defend and hold harmless Buyer and its Affiliates (including the Acquired Companies) from any statutory, contractual, common Law or other severance obligations that arise solely as a result of the gross negligence of Seller or any of its Affiliates or any action taken by Seller or any of its Affiliates that is not required or not permitted by this Agreement or any Ancillary Agreement, and (y) Buyer and its Affiliates shall be responsible for, and indemnify, defend and hold harmless Seller and its Affiliates from any statutory, contractual, common Law or other severance obligations that arise solely as a result of the gross negligence of Buyer or any of its Affiliates or any action taken by Buyer or any of its Affiliates that is not required or not permitted by this Agreement or any Ancillary Agreement, or which arise under clause (C) solely as a result of post-Closing changes, proposals or other measures of Buyer or any of its Affiliates related to terms and conditions, benefits and incentive arrangements, working conditions, reductions in force or other aspects of post-Closing employment communicated by Buyer or any of its Affiliates (excluding any Acquired Company) prior to Closing.  For the avoidance of doubt, (i) the Transaction-Related Severance Costs shall not include Liabilities arising under Section 5.14(c) and (ii) any other Employee Liabilities with respect to Business Employees that are not covered by this Section 5.14(k) (including any other amounts described within the definition of Severance Costs) but may otherwise arise as a result of the circumstances described in (A), (B) or (C) above shall be Business Employee Liabilities.

(l)          Annual Cash Incentives.  Annual cash incentive compensation earned or accrued by any Business Employee or Former Business Employee in respect of any fiscal year, and unpaid as of the Closing Date, shall be paid by Buyer or an Acquired Company, as applicable, pursuant and subject to the terms and conditions of the applicable cash incentive compensation plan or policy in effect in respect of such year and in the ordinary course of business consistent with past practice (the “Assumed Bonus Liabilities”).

(m)          Retention Awards. In respect of certain Business Employees identified in Section 5.14(m) of the Seller Disclosure Letter (each, a “Designated Retention Employee”), (i) Seller or one of its Affiliates shall, as soon as practicable after the date of this Agreement, grant each such Designated Retention Employee a cash retention award in the applicable amount set forth in Section 5.14(m) of the Seller Disclosure Letter (each, a “Closing Retention Award”), and (ii) Buyer or one of its Affiliates shall, upon the Closing or as soon as practicable thereafter, grant each Designated Retention Employee one or more retention awards with an aggregate grant date value equal to the applicable amount set forth in Section 5.14(m) of the Seller Disclosure Letter (each, a “Post-Closing Retention Award”).  The Post-Closing Retention Awards may be in the form of cash, equity awards with respect to Buyer Stock or a combination thereof, as determined by Buyer in its sole discretion; provided that, for purposes of this Section 5.14(m), the value of any equity awards shall be determined based on the closing price of Buyer Stock on the Closing Date.  Vesting of the Closing Retention Awards shall be subject to the applicable Designated Retention Employee’s continued employment with Seller and its Affiliates through the Closing and vesting of the Post-Closing Retention Awards shall be in accordance with the applicable schedule set forth in Section 5.14(m) of the Seller Disclosure Letter, with payment or settlement of any earned awards occurring as soon as practicable following, but in no event more than fifteen (15) Business Days following, the applicable vesting date.

(n)          Labor Matters.  Notwithstanding anything to the contrary in this Agreement, Buyer shall, or shall cause the applicable Acquired Company to recognize each Employee Representative and Assume, in accordance with their terms, each of the Acquired Company Labor Agreements covering Business Employees as of no later than the Closing; provided, however, in the event any Employee Representative also represents any Seller Employees, or any such Acquired Company Labor Agreement also covers any Seller Employees, Buyer shall, or shall cause the applicable Acquired Company to, recognize such Employee Representative and Assume such Acquired Company Labor Agreement only with respect to Business Employees and Seller shall, or shall cause the applicable Seller Business Group Member to recognize such Employee Representative and Assume such Acquired Company Labor Agreement only with respect to Seller Employees.

(o)          Information and Consultation Obligations. As regards employment-related information and consultation requirements the following shall apply:

(i)          Buyer and Seller, each respectively, shall, and shall cause its Subsidiaries to (and, to the extent within the control of Seller or its Subsidiaries, Seller shall cause each other Seller Business Group Member to), fully comply with all of its obligations to inform and consult with respect to the transactions contemplated under this Agreement with, and in respect of, (A) the Business Employees, (B) any Employee Representative and (C) any governmental labor agency.  Buyer and Seller each respectively shall, and shall cause its Subsidiaries to (and, to the extent within the control of Seller or its Subsidiaries, Seller shall cause each other Seller Business Group Member to), take such steps as are required by applicable Law or Order or Acquired Company Labor Agreement, or as are otherwise reasonably required by any other Party or any of its Subsidiaries, to facilitate compliance with such information and consultation obligations, including timely providing all documents and information necessary to complete such information and/or consultation requirements.

(ii)          In case Seller or any member of its Affiliates or an Acquired Company is required under applicable Law or Order or Acquired Company Labor Agreement to negotiate any agreement with the applicable Employee Representative or governmental labor agency prior to the Closing Date with respect to the transactions contemplated under this Agreement, Seller shall, and shall cause the relevant Acquired Company to (and, to the extent within the control of Seller or its Subsidiaries, Seller shall cause each other Seller Business Group Member to), as applicable, keep Buyer informed about the course of negotiations on a regular basis.

(iii)          During the Pre-Closing Period, Seller shall, and shall cause its relevant Subsidiaries to (and, to the extent within the control of Seller or its Subsidiaries, Seller shall cause each other Seller Business Group Member to), coordinate and cooperate with and assist Buyer in any material communications with any Employee Representative or governmental labor agency, with respect to the transactions contemplated under this Agreement; provided that (A) Buyer provides reasonable time for Seller or its relevant Subsidiary, as applicable, to review and comment on any such communication and take due consideration of any reasonable comments of Seller and (B) Seller, and its relevant Subsidiary, and Buyer mutually agree to any such communication (which approval is not needed in case such communication is required by applicable Law or Order).

(iv)          In the event Seller determines in its sole discretion that it is necessary or desirable prior to the Closing Date to provide information to, meet and consult with the EWC or a limited committee of the EWC pursuant to the EWCA, Buyer shall, and shall cause its Subsidiaries to, cooperate with the Seller Business Group in good faith and take such steps as are reasonably required by any Seller Business Group Member to facilitate such information and consultation process in a timely fashion prior to the Closing Date.  Buyer acknowledges and agrees that such steps may include (A) arranging for appropriate representatives of Buyer or its Subsidiaries to attend one or more meetings with the EWC or its limited committee, (B) promptly considering and providing responses to questions, proposals, and reasonable requests for information, which are directed at Buyer or its Subsidiaries from the EWC or its limited committee in the course of such information and consultation process, including in any opinion delivered by the EWC or its limited committee and (C) giving consideration to and providing reasonable assistance to Seller and its Subsidiaries in the preparation of a reasoned reply to any such opinion, to the extent relating to matters which are directed at Buyer or its Subsidiaries.

(p)          Communications.  During the Pre-Closing Period, Buyer shall request consent from Seller prior to making any broad-based employee notices or communications (including website postings) to the Business Employees, including notices or communications with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement and the Ancillary Agreements or employment thereafter (such notices or communications, the “Employee Communications”).  To the extent Seller consents to any such request, Buyer shall provide Seller with a copy of such Employee Communications, and a reasonable opportunity to review and revise in good faith all such Employee Communications. During the Pre-Closing Period, prior to making any Employee Communications to the Business Employees with respect to post-Closing employment, compensation or benefits matters or other employment, compensation or benefits matters addressed in this Section 5.14, Seller shall provide Buyer with a copy of such Employee Communications, and a reasonable opportunity to comment on such Employee Communications, and Seller shall consider in good faith any such comments.  For the avoidance of doubt, nothing in this Section 5.14(p) shall otherwise fetter the Seller Group’s ability to communicate with its employees (including the Business Employees).

(q)          Accounting for Seller Equity Awards.

(i)           Seller shall deliver Seller Shares to any Transferred Employee who validly exercises an option granted under the Seller Equity Plans following Closing after the following steps, which the Seller and the Buyer shall (subject to applicable Laws and any applicable regulatory rules) use commercially reasonable efforts to effect within 30 days of the exercise.  Seller shall, within seven (7) days of the exercise of such option, notify Buyer of the number of Seller Shares in respect of which such option was exercised and the market value of such Shares on the date of exercise.  Buyer (provided it has been notified of exercise in accordance with this Section 5.14(q)) shall inform Seller, within seven (7) days of being so notified, of the amount (if any) of income Tax and employee’s National Insurance contributions or other equivalent employee contributions that are due to be accounted for in respect of the exercise of such option.  If any Transferred Employee has not accompanied his or her notice of exercise with a sufficient amount to cover the liability for income Tax and National Insurance contributions or other equivalent employer contributions (if any) arising on exercise, Seller shall exercise its power to withhold or collect such amounts using any of the methods set out in the Seller Equity Plan, and Seller shall thereafter promptly pay all such amounts (being both amounts accompanying the notice of exercise and amounts withheld or otherwise collected by the Seller) to Buyer.

(ii)          Buyer shall cause the relevant employing entity to pay such amounts, and an amount equal to such employing entity’s National Insurance contributions or other equivalent employer contributions due in respect of the exercise of the option, to HMRC or other applicable Governmental Body.

(r)          No Third Party Beneficiaries.  The Parties acknowledge and agree that this Section 5.14 is for the sole benefit of the Parties.  Without limiting the generality of Section 10.7, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, Acquired Company Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by any Seller, any other Seller Business Group Member, Buyer or any of their respective Affiliates, (b) prevent Buyer or its Affiliates from terminating any Acquired Company Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent Buyer or its Affiliates, on or after the Closing Date, from terminating the employment of any Business Employee or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of any Seller Business Group Member, Buyer or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Section 5.15          Financing.

(a)

(i)          Buyer will use its reasonable best efforts to take, or cause to be taken, all actions and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the financing on the terms and conditions described in the Bridge Commitment Letter (as such terms and conditions may be modified or adjusted in accordance with the terms hereof and thereof and within the limits of any “market flex” provisions therein) (the debt financing contemplated by the Bridge Commitment Letter, together with any amendment, modification, supplement, restatement, substitution of waiver thereof in accordance with the terms of this Agreement being referred to as the “Bridge Debt Financing”), and Buyer will not, without the prior written consent of Seller, permit any amendment or modification to be made to, or any waiver of any provision or remedy or voluntarily reduce commitments under, the Bridge Commitment Letter if such amendment, modification, waiver or reduction of commitments would (1) reduce the aggregate amount of the Bridge Debt Financing (including by changing the amount of fees to be paid in respect of, or original issue discount of, the Bridge Debt Financing (or payment of fees having similar effect)(other than within the limits of any “market flex” provisions therein)) below the amount necessary, when taken together with proceeds of any permanent financing and available cash, to fund the Closing Payment, (2) impose new or additional conditions, or otherwise amend, modify or expand any conditions to the receipt of the Bridge Debt Financing, in each case, in a manner that would make any portion of the Bridge Debt Financing (or satisfaction of the conditions to obtaining the Bridge Debt Financing) less likely to be funded or (3) prevent, impede or delay the ability of Buyer to consummate the Closing on the Closing Date or adversely impact the ability of Buyer to enforce its rights against the other parties to the Bridge Commitment Letter; provided that Buyer may, without the consent of Seller, amend the Bridge Commitment Letter (i) in accordance with any “market flex” provisions thereof and (ii) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities in accordance with the terms thereof (in each case, excluding any Affiliates of Buyer) who had not executed the Bank Debt Commitment Letter or the Bridge Commitment Letter, as applicable, as of the date of this Agreement.  Notwithstanding anything to the contrary in this Section 5.15, Buyer shall have the right to replace all or a portion of the Bridge Debt Financing with (x) the proceeds of consummated capital markets debt financing that are segregated by the Buyer so as to be available to consummate the Closing on the Closing Date and/or (y) other long term debt from the same and/or alternative bona fide third-party financing sources (any such financing, the “Permanent Debt Financing” and, together with the Bridge Debt Financing, the “Financing”) so long as all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied or the conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable and less onerous to Buyer and Seller than) the conditions precedent set forth in the Bridge Commitment Letter and would not prevent, impede or delay the ability of Buyer to consummate the Closing on the Closing Date.

(ii)          Buyer will use reasonable best efforts to (A) (1) maintain in effect the Bank Debt Commitment Letter (including any definitive agreements entered into in connection therewith) and (2) maintain in effect, until the earlier of the initial funding of the Bridge Debt Financing and the replacement of the Bridge Debt Financing with the Permanent Debt Financing, the Bridge Commitment Letter and (B) satisfy on a timely basis (or obtain the waiver of) all conditions in the Bridge Commitment Letter applicable to, and within the control of, Buyer necessary to obtaining the Bridge Debt Financing on the Closing Date and comply with (or obtain a waiver of) its obligations thereunder (but excluding any condition where the failure to be so satisfied is a direct result of Seller’s failure to furnish information as required under Section 5.15(b), subject to the terms and upon satisfaction or waiver of the conditions set forth in the Bridge Commitment Letter (without limiting clause (B) above), and (C) cause the Financing Sources under the Bridge Commitment Letter to fully fund the Bridge Debt Financing provided for thereunder on or prior to the Closing Date.  Buyer will keep Seller reasonably informed on a reasonably current basis and in reasonable detail of the status of Buyer’s efforts to obtain the Bridge Debt Financing and to satisfy the conditions thereof and shall provide to Seller, upon Seller’s request and otherwise within three (3) Business Days of the occurrence thereof, copies of any material amendments, modifications or supplements to the Bridge Commitment Letter related to the availability of the Bridge Debt Financing, the commitment by the lenders to provide the Bridge Debt Financing, or the conditions, the “certain funds” provisions, any “market flex” provisions (redacted in a customary manner) or the termination provisions of the Bridge Commitment Letter as well as copies of any definitive financing documents.  In the event that Buyer commences an enforcement action to enforce its rights under the Bridge Commitment Letter or the definitive financing documents entered into in connection therewith and/or to compel the Financing Sources under the Bridge Commitment Letter to fund the Bridge Debt Financing (any such action, a “Financing Action”), Buyer shall keep Seller reasonably informed on a reasonably current basis and in reasonable detail of the status of the Financing Action; provided that neither Buyer nor any of its Affiliates shall be required to provide access or disclose information to the extent such access or disclosure would, (x) jeopardize the attorney-client privilege or other immunity or protection from disclosure of Buyer or its Affiliates, (y) violate any (i) Law or Order applicable to Buyer, its Affiliates or the assets, or operation of the business, of Buyer or its Affiliates, including any Data Protection Law, or (ii) any COVID-19 Measure, however, that, in the case of clauses (x) or (y), Buyer shall inform Seller of the general nature of the information being withheld and, upon Seller’s request and cooperate with Seller to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (x) or (y), including, in the case of clause (y)(ii), providing such information electronically.

(iii)          If any portion of the Bridge Debt Financing becomes unavailable (other than as a result of a breach by Seller of this Agreement that would cause the Bridge Debt Financing not to be available in accordance with the terms of the Bridge Commitment Letter), in each case, on the terms and conditions contemplated in the Bridge Commitment Letter (including any “market flex” provisions), (A) Buyer will promptly notify Seller and (B) Buyer will use reasonable best efforts to obtain promptly following the occurrence of such event alternative financing (from the same financing sources or other bona fide third party financing sources) (1) in an amount sufficient, when added to any portion of the Bridge Debt Financing that is available and proceeds of any permanent financing and available cash, to pay in cash the Closing Payment and (2) that does not impose new or additional conditions that were not contained in the Bridge Commitment Letter or otherwise expand, amend or modify any of the conditions that were contained in the Bridge Commitment Letter (taking into account any “market flex” provisions of the Bridge Commitment Letter), in each case, in a manner materially less favorable or more onerous to Buyer or Seller, taken as a whole, or that could reasonably be expected to prevent, impede or delay the ability of Buyer to consummate the Closing or prevent, impede or delay the funding of the Bridge Debt Financing (any such alternative financing satisfying such requirements, an “Alternative Financing”). Buyer shall provide a correct and complete copy of each alternative financing commitment letter (together with a correct and complete copy of any related fee letter, which may be redacted as provided in Section 4.8 with respect to the Fee Letters) to Seller promptly but in any event within three (3) Business Days of Buyer’s entry into such commitment letter.  In such event (w) the term “Financing” will be deemed to include any Alternative Financing, (x) the term “Bridge Commitment Letter” will be deemed to include any bridge commitment letters with respect to any such Alternative Financing, (y) the term “Fee Letter” will be deemed to include any fee letter with respect to any such Alternative Financing and (z) any reference to the “Financing Sources” will include the financing institutions contemplated to provide any such Alternative Financing.

(iv)          Without limiting the generality of the foregoing, Buyer shall give Seller notice as promptly as practicable and in any event within five (5) Business Days: (A) of any material breach or default by any party to Bridge Commitment Letter or definitive document related to the Bridge Debt Financing of which Buyer becomes aware, (B) of the receipt by Buyer of any written notice or other written communication from any Financing Source with respect to any breach, default, termination or repudiation by any party to Bridge Commitment Letter or any definitive document related to the Bridge Debt Financing of any provisions of Bridge Commitment Letter or any definitive document related to the Bridge Debt Financing, (C) of any material dispute or disagreement between Buyer (and/or its Subsidiaries) on one hand, and the other parties to Bridge Commitment Letter or any definitive document on the other hand, that would reasonably be expected to adversely affect the timing, availability or amount of the Bridge Debt Financing (but excluding for the avoidance of doubt any ordinary course or bona fide negotiations with respect to the terms of the Bridge Debt Financing), and (D) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Bridge Debt Financing on the terms, in the manner or from the sources contemplated by the Bridge Commitment Letter or the definitive documents related to the Bridge Debt Financing.

(b)          Until the earlier of the Closing Date and the replacement of the Bridge Debt Financing with the Permanent Debt Financing, Seller will use reasonable best efforts to provide Buyer, and, to the extent within the control of Seller or its Subsidiaries, Seller shall cause each other Seller Business Group Member to use reasonable best efforts to provide Buyer, in each case subject to Section 5.12 and this Section 5.15, all cooperation reasonably requested by Buyer that is customary and reasonably necessary in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Bridge Commitment Letter and the definitive transaction documents for the Financing to be satisfied as such matters relate to the Seller Business Group and the Business (in each case, to the extent that (x) such matters require Seller’s cooperation and are within their control and (y) such cooperation is customarily provided for financings of the type contemplated), including using reasonable best efforts in (i) assisting with the preparation of reasonable and customary bank information memoranda and packages (confidential and public), lender and investor presentations, rating agency materials, private placement offering memoranda or circulars, prospectuses and similar documents, and providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing reasonable and customary information and representations (all such documents and materials, collectively, the “Offering Documents”), (ii) promptly, and in any event furnishing to Buyer and the Financing Sources (A)

the Required Information and (B) other pertinent financial information of the Seller Business Group and Business that is reasonably available to Seller and that is required by Regulation S-X or of a type that is customarily included in offering documents for transactions similar to the Financing, (iii) having Seller designate members of senior management of the Business to participate in a reasonable number of presentations, meetings (including a reasonable number of customary meetings with the parties acting as lead arrangers, agents, underwriters, initial purchasers or placement agents for, and prospective lenders of, the Financing), due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing or other customary syndication activities (but not including any presentations, meetings, sessions or other interactions with any investors in securities), all at reasonable times and locations to be mutually agreed (it being understood that any participation by senior management may be by videoconference or teleconference, as appropriate) and upon reasonable advance notice, (iv) assisting in (x) the granting of security interests in collateral for the Financing  and (y) satisfying the conditions precedent to the Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, any Seller Business Group Member, (v) providing Buyer with all documentation and other information required by regulatory authorities, as reasonably requested by Buyer on behalf of Financing Sources at least ten (10) Business Days prior to the Closing Date, with respect to the Acquired Companies and the Business in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001), (vi) cooperating reasonably with the Financing Sources’ and their respective advisors’ due diligence, including reasonable and customary due diligence with respect to the Seller Business Group and the Business (including their businesses and operations) for any period subsequent to the last day of the most recent fiscal period included in the financial statements delivered pursuant to clause (ii)(A) above or required by Section 5.18 (but not including any presentations, meetings, sessions or other interactions with any investors in securities), (vii) requesting its independent auditors to cooperate with the Financing in a manner consistent with its reasonable and customary practices, including by participating in a reasonable number of drafting sessions, providing customary “comfort letters” (including customary “negative assurances”) covering the financial statements and certain financial information of the Business described in clause (ii)(A) above or required by Section 5.18 and customary assistance with the due diligence activities of Buyer, the Financing Sources and their respective advisors (including by participating in a reasonable number of accounting due diligence sessions), and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related regulatory filings (it being understood that the assistance with respect to customary comfort letters and customary negative assurances should not be required with respect to the Financing under the Bridge Commitment Letter) and (viii) preparing and delivering to Buyer any supplements to the above information as may be reasonably required pursuant to the Bridge Commitment Letter or the documentation pursuant to any other Financing.  Buyer shall provide Seller with reasonable advance notice of any cooperation required by this Section 5.15(b) with reasonable specificity.  Seller hereby consents to the use of the Seller Business Group’s and the Business’s logos, trademarks and service marks in connection with the Financing in a form and manner mutually agreed with Seller; provided, however, that such logos, trademarks and service marks are used in a customary manner and solely in a manner that is not intended, or reasonably likely, to harm or disparage any Seller Business Group Member or the reputation or goodwill thereof.Notwithstanding anything to the contrary, no breach of this Section 5.15(b) by the Seller will result in a failure of the condition set forth in

Article 7.2(b) to be satisfied other than a breach that is the primary cause of the Financing not being obtained; provided, that in the event Buyer believes any such breach has occurred, it shall provide to the Seller notice thereof, including the details of such breach and the actions necessary to cure such breach, and the Seller shall have ten (10) days following receipt of such notice to cure such breach before it will be deemed to be a breach hereunder. For the avoidance of doubt, no failure of a Financing to be consummated shall, on its own, constitute breach of this Section 5.15(b) or a failure of any condition herein to Buyer’s obligations to consummate the Closing.

(c)          Buyer shall afford Seller a reasonable opportunity (but not less than three (3) Business Days) to review and comment upon the Offering Documents. Notwithstanding the requirements of Section 5.15(b) or any other provision of this Agreement, (i) Buyer shall be solely responsible for provision of any pro forma or projected financial information, including cost savings, synergies, capitalization, ownership, purchase accounting adjustments or other pro forma adjustments, (ii) no Seller Business Group Member or Representative thereof shall be required to authorize, approve, execute or enter into any certificate, document, agreement or instrument (including any credit agreement, note, guaranty, security or pledge agreement or other related agreement or document), or encumber any of their assets, in connection with the Financing (other than the customary authorization letters with respect to the provision of bank information memoranda and the customary representation letters with respect to the “comfort letters,” each as described in Section 5.15(b)); provided that this clause (ii) shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Closing by any Persons that will become officers or directors of Buyer or any of its Subsidiaries as of the Closing), (iii) nothing in this Agreement shall require cooperation to the extent that it would interfere unreasonably or materially with the business or operations of the Seller Business Group (it being agreed that contacting the customers, vendors or other business relationships of any Seller Business Group Member prior to the Closing Date without Seller’s consent shall constitute unreasonable interference unless such contact is in the ordinary course of business and not related to the transactions contemplated by this Agreement or the Ancillary Agreements), or to the extent that it would require a Seller Business Group Member to take any action that would reasonably be expected to (with or without notice or lapse of time, or both) conflict with or violate in any material respect any of its Organizational Documents, any material Contract or any Law, (iv) nothing in this Agreement shall require the Seller Business Group or any Representative thereof to provide (A) any financial statements other than as and when required by clause (ii) of Section 5.15(b) above or by Section 5.18, (B) any pro forma or projected financial information (including of the types referenced in clause (i) above), (C) any financial information as of any date or for any period subsequent to the last day of the most recent fiscal period required by clause (ii)(A) of Section 5.15(b) or by Section 5.18 (other than such financial information available to Seller and prepared in the ordinary course) or (D) any management’s discussion and analysis of financial condition and results of operations, any compensation discussion and analysis, any information regarding the compensation of directors, executive officers or key employees, any risk factors, any forward-looking information or any other information of the types described in Items 104 through 703 of Regulation S-K, or any similar information, (v) nothing in this Agreement shall require the Seller Business Group or any Representative thereof to obtain an audit of any financial statements except to the extent required by clause (ii) of Section 5.15(b), (vi) no Seller Business Group Member or Representative thereof will be required to pay any commitment or other fee or incur any other liability in connection with the Financing, (vii) without limiting clause (ii) above, nothing in this Agreement shall require cooperation or assistance from a Representative of the Seller Business

Group to the extent such Representative could reasonably be expected to incur any personal financial liability by providing such cooperation or assistance that will not be repaid, reimbursed or indemnified in full by Buyer and (viii) none of the Seller Business Group Members or their Representatives (excluding the Acquired Companies and the JV Entities on the Closing Date after the Closing) shall have any liability or obligation under any credit agreement or any related agreement or document or any other agreement or document related to the Financing (including any Alternative Financing) or be required to incur any other liability in connection therewith, other than ordinary course out-of-pocket costs and expenses subject to reimbursement pursuant to Section 5.15(e).

(d)          For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.15, Buyer acknowledges that its obligation to consummate the transactions contemplated hereunder on the terms and subject to the conditions set forth herein are not conditioned upon the availability or the consummation of the Financing (including any Alternative Financing) or receipt of proceeds therefrom.

(e)          Buyer will promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by the Seller Business Group (including the Acquired Companies) in the ordinary course in connection with the cooperation of the Seller Business Group contemplated by Section 5.15(b) (other than ordinary course out-of-pocket costs and expenses incurred by Seller and its Affiliates, including attorney’s fees, and other than any costs and expenses relating to the preparation or audit of the Audited Financial Statements).  Buyer will indemnify and hold harmless each Seller Business Group Member and Representative thereof from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments, fines, penalties and settlement payments suffered or incurred by any of them in connection with, or in any way relating to or arising from, the Financing (including any action taken in accordance with this Section 5.15) and any information used in connection therewith, except with respect to any bad faith, fraud or willful misconduct by any such Persons.

(f)          All information provided by the Seller Business Group or any of their respective Representatives pursuant to this Section 5.15 that consists of “Confidential Information” pursuant to any confidentiality agreement related to the Financing shall be kept confidential in accordance with such confidentiality agreement, except that Buyer shall be permitted to disclose such information (i) to Financing Sources and other lenders or potential lenders in accordance with the terms of the Bridge Commitment Letter and other financial institutions and investors that are or may become parties to the Financing, or to their respective counsel and auditors, in each of the foregoing cases, subject to customary confidentiality undertakings by them similar to those in such confidentiality agreements and of which Seller is the beneficiary, and to rating agencies in connection with obtaining ratings of the Financing and (ii) in the Offering Documents used in connection with the replacement of the Bridge Debt Financing with the Permanent Debt Financing.

Section 5.16          Termination of Affiliate Arrangements.  Effective as of the Closing, but subject to the occurrence of the Closing, (a) except for the Intercompany Accounts set forth on Section 5.16(a) of the Seller Disclosure Letter, Seller and its controlled Affiliates (other than the

Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, shall eliminate by payment, settlement, netting, capitalization, set off, cancellation, forgiving, release or otherwise in a manner that is reasonably satisfactory to Buyer any obligations or liabilities under the Intercompany Accounts between or among such parties , in each case, such that the Acquired Companies, on the one hand, and Seller and its Affiliates (other than the Acquired Companies), on the other hand, do not have any further liability to one another (and without any costs or other liabilities of Buyer or any of its controlled Affiliates (including, following the Closing, the Acquired Companies)) in respect of such Intercompany Accounts following the Closing and (b) except for the Contracts set forth in Section 5.16(b) of Seller Disclosure Letter, the Affiliate Agreements shall be terminated in their entirety and shall be without any further force or effect, without any further obligations or liabilities of Seller and its controlled Affiliates (other than the Acquired Companies), on the one hand, and Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies), on the other hand, following the Closing by termination agreements in form and substance reasonably satisfactory to Buyer. Notwithstanding the foregoing, intercompany accounts and balances solely between or among any of the Acquired Companies shall not be affected by this Section 5.16.

Section 5.17          Ancillary Agreements.

(a)          On the Closing Date, each of Buyer and Seller shall (and, if applicable, each shall cause its applicable Affiliate party thereto to) execute and deliver each of the A&R Shareholders Agreement, the GPPSA Amendment, and the U.S. Distribution Agreement Amendment, each  in the form attached as Exhibit A, Exhibit H and Exhibit G hereto, respectively, if such agreement has not been executed prior thereto.

(b)          On the Closing Date, Seller shall cause its applicable Subsidiaries party to the AHDL PSA to execute and deliver the AHDL PSA in the form attached as Exhibit B, with such changes as may be agreed upon in writing by the Parties, a copy of which shall be made available to Buyer at the Closing.

(c)          During the Pre-Closing Period, each of the Parties shall cooperate in good faith to negotiate and document Schedule 1 and Schedule 2 of the Transition Services Agreement in accordance with the principles set forth on Section 5.17(c) of the Seller Disclosure Letter.  On the Closing Date, each of Buyer and Seller Shall execute and deliver the Transition Services Agreement, in the form attached as Exhibit C hereto (with Schedule 1 and Schedule 2 thereof amended pursuant to the foregoing sentence).

(d)          During the Pre-Closing Period, each of the Parties shall cooperate in good faith to (i) negotiate and document each  Intellectual Property License Agreement in a manner that reflects the terms set forth on, Exhibit D-1 (with respect to any licenses to Buyer or an Affiliate thereof (including an Acquired Company)) and Exhibit D-2 (with respect to any licenses to Seller or an Affiliate thereof) hereto.  On the Closing Date, each of Buyer and Seller shall (and, if applicable, each shall cause its applicable Affiliate party thereto to) execute and deliver each Intellectual Property License Agreement.

(e)          During the Pre-Closing Period, each of the Parties shall cooperate in good faith to (i) negotiate and document each Support Agreement in a manner that reflects the terms set forth on Exhibit D-3 hereto and (ii) document the services to be set forth on the schedule to each such Support Agreement.  On the Closing Date, each of Buyer and Seller shall (and, if applicable, each shall cause its applicable Affiliate party thereto to) execute and deliver each Support Agreement.

(f)          During the Pre-Closing Period, each of the Parties shall cooperate in good faith to implement the terms and provisions set forth in Schedule 5.17(f) of the Seller Disclosure Letter) in accordance with the principles and parameters set forth therein.  On the Closing Date, each of Buyer and Seller shall (and, if applicable, each shall cause its applicable Affiliate party thereto to) execute and deliver each Real Estate Separation Agreement.

(g)          Buyer and Seller shall cooperate in good faith to negotiate and document an agreement (the “Naples Agreement”) whereby Buyer (or an Affiliate thereof (including an Acquired Company), as applicable) shall receive services with respect to, or shall carry out (if the necessary Naples Personnel and assets are made available to Buyer or an Affiliate thereof), the support, development and maintenance of proprietary key systems of the Business, including Leonardo and Garibaldi, which were provided to the Business during the thirteen (13) months preceding the Closing Date by employees and other service providers of Seller or its Subsidiaries in Naples, Italy (the “Naples Personnel”), including those services described on Section 5.17(g) of the Seller Disclosure Letter (the “Naples Services”), on commercially reasonable terms.  The Naples  Agreement shall include the following provisions: (i) scope and performance levels for the Naples Services shall be comparable to the scope and performance levels for such services during the thirteen- (13)- month period prior to the Closing Date, (ii) if applicable, pricing for the Naples Services shall be at Fully Loaded Cost (as defined in the Transition Services Agreement), calculated consistent with the methodology used to calculate the amounts attributable to the Naples Services in the Audited Financial Statements for the fiscal year ended August 31, 2020, (iii) in case of a services agreement, Buyer and its Affiliates (including the Acquired Companies) shall, notwithstanding anything to the contrary set forth in Section 5.29(a), be permitted to solicit for employment or consulting service, hire and engage any Naples Personnel, and Seller and its Subsidiaries shall reasonably cooperate with any such efforts by Buyer and its Affiliates, with appropriate reduction in service levels and obligations to reflect any such engagement by Buyer and its Affiliates (including the Acquired Companies) of Naples Personnel, (iv) Seller and its Subsidiaries shall reasonably assist Buyer and its Affiliates (including the Acquired Companies) to transition the assets required to perform the Naples Services from Seller or its Subsidiaries, as applicable, to Buyer and its Affiliates (including the Acquired Companies), as applicable, and (v) an initial term of five (5) years from the Closing Date, with up to five (5) extensions of twelve (12) months each at Buyer’s election, subject to any provisions for early termination which are agreed.  Buyer and Seller shall consider in good faith whether, in each case, for the agreed term, the Naples Services will be provided directly by Seller (or its Subsidiaries, as applicable) to Buyer (or its Affiliates (including the Acquired Companies), as applicable), through a services agreement between Seller (or its Subsidiaries, as applicable) and Buyer (or its Affiliates (including the Acquired Companies), as applicable), the employment of the Naples Personnel by Buyer (or its Affiliates (including the Acquired Companies)), the secondment of Naples Personnel to Buyer (or its Affiliates (including the Acquired Companies), as applicable), or through other arrangements mutually agreed between the Parties.On or prior to the Closing Date, each of Buyer and Seller shall (and, if applicable, each shall cause its applicable Affiliate party thereto to) execute and deliver the Naples Agreement and such other documents, and take such other actions as may be reasonably required, to give effect to the mutually agreed arrangements contemplated by this Section 5.17(g). Notwithstanding anything in this Section 5.17(g) to the contrary, the terms of the Naples  Agreement shall be in compliance with applicable Law, Order and Contract (including rights under applicable Law of any employee or individual service provider of Seller or its Subsidiaries, any Employee Representative or any other third party, and any applicable collective bargaining agreement or other Contract).

(h)          During the Pre-Closing Period, Seller shall make available to Buyer any Contracts between the Retained Business, on the one hand, and third parties, on the other hand, related to the distribution of generic pharmaceuticals and other Products under the “Almus” brand  in the United States and Mexico.During the Pre-Closing Period, each of the Parties shall cooperate in good faith to negotiate and document each Distribution Agreement on terms, including with respect to scope and pricing, comparable to the applicable arrangement that is currently in effect; provided that the term and termination provisions of each Distribution Agreement shall be the same as the term of the Intellectual Property License Agreement set forth on Exhibit D-1.  On the Closing Date, each of Buyer and Seller shall (and if applicable, shall cause its applicable Affiliate party thereto to) execute and deliver each Distribution Agreement.  To the extent that the Parties fail to agree upon, document, execute and deliver any Distribution Agreement during the Pre-Closing Period, and notwithstanding anything to the contrary set forth in Section 5.16, the relevant arrangement currently in effect shall continue in accordance with its terms post-Closing and the Distribution Agreement shall not be considered an Ancillary Agreement for purposes of this Agreement; provided, however, that in any such case, each of the Parties shall cooperate in good faith post-Closing to negotiate and document, and to execute and deliver (or if applicable, cause its applicable Affiliate party thereto to execute and deliver), such Distribution Agreement, in accordance with the terms of this Section 5.17(h), and upon execution and delivery thereof, the relevant arrangement currently in effect shall be terminated in its entirety and shall be without any further force or effect, without any further obligations or liabilities of Seller and its controlled Affiliates (other than the Acquired Companies), on the one hand, and Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies), on the other hand, by a termination agreement in form and substance reasonably satisfactory to Buyer.

(i)          During the Pre-Closing Period, Seller shall cause Walgreens Boots Alliance Development GmbH to use commercially reasonable efforts to negotiate and document an agreement or agreements pursuant to which the Business will receive volume incentive rebates from generic manufacturers in respect of generic drug volumes on terms and conditions no less favorable to the Business than those volume incentive rebates in place as of the date of this Agreement.  To the extent Consent from the applicable third-party manufacturer is not obtained prior to the Closing, the Parties shall enter into, at the Closing, a back-to-back or other arrangement pursuant to which Walgreens Boots Alliance Development GmbH shall provide the Business with its ratable portion of volume incentive rebates under Walgreens Boots Alliance Development GmbH Contracts with generic manufacturers that currently benefit the Business.  The arrangements entered into pursuant to this Section 5.17(i) are referred to as the “Volume Incentive Rebate Agreements”.

(j)          During the Pre-Closing Period, Seller shall use its reasonable best efforts to cause Galencia AG or its Affiliates to execute and deliver to an Acquired Company all documentation reasonably necessary to effect the transfer of any of their right, title and interest in and to any In-Scope Trademarks (except, for the avoidance of doubt, any Trademark containing the “3 stripes” design) to an Acquired Company, in each case in a form reasonably satisfactory to Buyer.

Section 5.18          Post-Signing Financial Statements. During the Pre-Closing Period, as soon as reasonably practicable, but in any event within sixty (60) days of the end of each fiscal quarter of the Business, Seller shall deliver to Buyer financial statements of the Business with respect to such fiscal quarter of the type described in, and satisfying the requirements of, clause (a) of the definition of Required Information.

Section 5.19          Trademarks .

(a)          Buyer hereby acknowledges and agrees (i) that all right, title and interest in, to and under the Trademarks listed in Section 5.19(a) of the Seller Disclosure Letter, are, and following the Closing will be, owned exclusively by Seller and its Affiliates (other than the Acquired Companies), and that, except as expressly provided in the Intellectual Property License Agreements, the Support Agreements and the Distribution Agreements, neither Buyer nor any of its Affiliates (including the Acquired Companies) shall use any such Trademarks following the Closing and (ii) Buyer and its Affiliates (including, following the Closing, the Acquired Companies are not acquiring any right, title or interest in any Trademarks other than the In-Scope Trademarks, except as expressly provided in the Intellectual Property License Agreements, the Support Agreements and the Distribution Agreements.

(b)          Seller hereby acknowledges and agrees that all right, title and interest in, to and under the Trademarks listed in Section 5.19(b) of the Seller Disclosure Letter (the “In-Scope Trademarks”) following the Closing will be owned exclusively by Buyer and its Affiliates, and that, except as expressly provided in the Intellectual Property License Agreements, the Support Agreements and the Distribution Agreements, neither Seller nor any of its Affiliates  shall use any such Trademarks following the Closing.

(c)          Except as set forth in the Intellectual Property License Agreements, promptly after the Closing, but in no event later than one hundred and eighty (180) days after the Closing, (i) Buyer shall cause the Acquired Companies to change their name to a name that does not contain, incorporate or consist of the name “WALGREENS” or “BOOTS” or any other Trademarks listed in Section 5.19(a) of the Seller Disclosure Letter or otherwise used in the Business, or any Trademarks confusingly similar to any of the foregoing and (ii) Seller shall cause its applicable Affiliates, if any, to change their name to a name that does not contain, incorporate or consist of any other Trademarks listed in Section 5.19(b) of the Seller Disclosure Letter, or any Trademarks confusingly similar thereto.  Buyer or the Acquired Companies or Seller and its Affiliates, as applicable, shall promptly deliver to Buyer or Seller any relevant documentation evidencing such name change, including any name change amendment and name change notice filed with or submitted to any Governmental Body in each jurisdiction in which any such Person is qualified to do business.

(d)          Notwithstanding anything to the contrary herein, the Buyer and its Affiliates (including the Acquired Companies) shall not be in breach of this Section 5.19 by reason of any use by Buyer and its Affiliates (including the Acquired Companies) of any name or Trademark to identify the products or services of Seller or its Affiliates (other than the Acquired Companies) in a descriptive manner that constitutes a “nominal fair use” and would not be considered trademark infringement or dilution under applicable Law or otherwise give rise to any likelihood of confusion as to the source or origin of any goods or services or imply any endorsement by, or ongoing association with, Seller

(e)          No later than thirty (30) days following the date hereof, Seller shall update Section 3.13(a) of the Seller Disclosure Letter to provide all internet domain names constituting Registered Business Intellectual Property as of the date hereof.

Section 5.20          Wrong Pockets; Omitted Assets and Liabilities.

(a)          From and after the Closing Date until the second (2nd) anniversary of the Closing Date, if a Party becomes aware of any material assets (including Excluded Business Intellectual Property, but excluding all other Trademarks) or liabilities that primarily relate to the Retained Business that remain owned and in the possession of Buyer or the Acquired Companies, including any funds intended for Seller or its Subsidiaries (but excluding, for the avoidance of doubt, any funds that were included or will be included in the calculation of Final Cash or Final Working Capital, any assets made available to the other Party pursuant to the Ancillary Agreements and any amounts payable from insurers in respect of the matter set forth in Section 5.24(c) of the Seller Disclosure Letter), (i) such Party shall promptly notify the other Party in writing and (ii) the Parties shall, as soon as reasonably practicable, cause such asset or liability is transferred or assumed, with any necessary prior third party Consent or approval to be sought in accordance Section 5.6, to Seller or its designee.

(b)          From and after the Closing Date until the second (2nd) anniversary of the Closing Date, if a Party becomes aware of any material assets (including any In-Scope Trademarks, but excluding all other Trademarks) or liabilities that primarily relate to the Business that remain owned and in the possession of Seller or its Subsidiaries, including any funds intended for the Acquired Companies (but excluding, for the avoidance of doubt, any funds that should have been, but were not, including in the calculation of Final Cash or Final Working Capital and excluding any assets made available to the other Party pursuant to the Ancillary Agreements), (i) such Party shall promptly notify the other Party in writing and (ii) the Parties shall, as soon as reasonably practicable, cause such asset or liability is transferred or assumed with any necessary prior third party Consent or approval to be sought in accordance Section 5.6, to Buyer or its designee.

(c)          Without limiting Section 5.20(a) and Section 5.20(b), from and after the Closing until the second (2nd) anniversary of the Closing Date, upon the request of Buyer, Seller shall, at no cost to Buyer, transfer to Buyer, or arrange for Buyer to otherwise have access to or use in connection with the Business (including by way of a new service under the Transition Services Agreement), any asset (other than Intellectual Property) owned by and in the possession or control of Seller or its Subsidiary to the extent that the failure of Seller or its Subsidiary to transfer, or otherwise grant such access or use to, such asset as of the Closing resulted in a breach, as of the Closing, of any of the representations and warranties of Seller contained in Section 3.9(c).

(d)          Without limiting Section 5.20(a) and Section 5.20(b), from and after the Closing Date until the second (2nd) anniversary of the Closing Date, if a Party becomes aware of any Intellectual Property  that (x) was acquired pursuant to this Agreement (including Intellectual Property required to be transferred or assumed in accordance with Section 5.20(b)) that remains owned and in the possession of Buyer or the Acquired Companies and (y) was used in and necessary for the conduct of the Retained Business as conducted as of the Closing Date, then (i) such Party shall promptly notify the other Party in writing and (ii) unless the other Party reasonably disputes such use or necessity, the Parties shall, as soon as reasonably practicable, negotiate a Contract (or Contracts) in good faith under which Seller or its designee will receive a perpetual, royalty-free license on reasonable and nondiscriminatory terms to use such Intellectual Property; provided, that the foregoing clause shall not apply with respect to any Intellectual Property already licensed to Seller pursuant to the Intellectual Property License Agreements, the Support Agreements or the Distribution Agreements.

(e)          Without limiting Section 5.20(a) and Section 5.20(b), from and after the Closing Date until the second (2nd) anniversary of the Closing Date, if a Party becomes aware of any Intellectual Property (including Intellectual Property required to be transferred or assumed in accordance with Section 5.20(a)) that remains owned and in the possession of Seller or its Subsidiaries and was used in and necessary for the conduct of the Business as conducted as of the Closing Date, (i) such Party shall promptly notify the other Party in writing and (ii) unless the other Party reasonably disputes such use or necessity, the Parties shall, as soon as reasonably practicable, negotiate a Contract (or Contracts) in good faith under which Buyer or its designee will receive a perpetual, royalty-free license on reasonable and nondiscriminatory terms to use such Intellectual Property; provided, that the foregoing clause shall not apply with respect to any Excluded Business Intellectual Property, Intellectual Property used in connection with the Overhead and Shared Services, or Intellectual Property already licensed to Buyer or the Acquired Companies pursuant to the Intellectual Property License Agreements, Support Agreements and the Transition Services Agreement.

Section 5.21          Restructuring.

(a)          Seller intends to cause the proposed steps that shall be acknowledged in writing by Buyer and Seller (the “Initial Steps Plan”) (as such Initial Steps Plan may be further amended from time to time as agreed by the Parties, the “Restructuring”) to be completed prior to the Closing. Seller shall consult regularly with Buyer on the timing, structure, implementation steps, intended tax treatment and all other matters relating to the Restructuring and shall keep Buyer reasonably informed via email notification to the address set forth on Section 5.21 of the Seller Disclosure Letter of any proposed modifications to the Initial Steps Plan (as it may be further amended from time to time) or the Restructuring, and shall permit Buyer a reasonable opportunity to review such proposed modifications before they are executed. Reasonably in advance of the Closing (or, if earlier, prior to the time such Contracts are to be entered into), Seller shall provide Buyer with the execution versions of all Contracts to which any Acquired Company or JV Entity is to be a party relating to the Restructuring and any other documents implementing the Restructuring (the “Restructuring Documents”).

Section 5.22          Credit Support for the Business.

(a)          Buyer shall use its reasonable best efforts to procure on or promptly after the Closing Date (and Seller shall cooperate with Buyer in procuring) the return or unconditional release by the applicable counterparty of each obligation of Seller or any of its Affiliates with respect to the Business or any Acquired Company or the assets thereof (including any guarantee or credit support provided by, or any letter of credit, performance bond or surety posted by, Seller or any of its Affiliates or any third party on behalf thereof), including those set forth on Section 5.22(a) of the Seller Disclosure Schedules (the “Seller Financial Assurances”), including by providing substitute guarantees, furnishing letters of credit, instituting escrow arrangements or posting surety or performance bonds with terms that are at least as favorable to the counterparty as the terms of the applicable Seller Financial Assurance.  Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses resulting from any failure of Buyer to obtain any return and/or unconditional release with respect to any Seller Financial Assurance or to otherwise comply with its obligations under this Section 5.22(a).

(b)          Seller shall use its reasonable best efforts to procure on or promptly after the Closing Date (and Buyer shall cooperate with Seller in procuring) the return or unconditional release by the applicable counterparty of each obligation of the Acquired Company or the assets thereof with respect to any Retained Business (including any guarantee or credit support provided by, or any letter of credit, performance bond or surety posted by, Seller or any of its Affiliates or any third party on behalf thereof), that is set forth in Section 5.22(b) of the Seller Disclosure Letter (the “Buyer Financial Assurances”), including by providing substitute guarantees, furnishing letters of credit, instituting escrow arrangements or posting surety or performance bonds with terms that are at least as favorable to the counterparty as the terms of the applicable Buyer Financial Assurance.  Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Acquired Companies) from and against any and all Losses resulting from any failure of Seller to obtain any return and/or unconditional release with respect to any Buyer Financial Assurance or to otherwise comply with its obligations under this Section 5.22(b).

Section 5.23          Overhead and Shared Services.Buyer acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date, (a) all Overhead and Shared Services provided to the Acquired Companies or the Business shall cease without any further liability or obligation to Seller or its Affiliates or Buyer or its Affiliates or the Business or the Acquired Companies and (b) Seller and its Affiliates shall have no further obligation to provide any Overhead and Shared Services to the Acquired Companies or the Business.

Section 5.24          Insurance.

(a)          General Assistance.  At Buyer’s request, Seller shall, and cause its Subsidiaries to, during the Pre-Closing Period and for a period of three (3) months after the Closing, reasonably assist Buyer in obtaining replacement insurance policies (including, where relevant, “tail” or “run-off” policies or policy endorsements, as the case may be) for the Acquired Companies (in each case that will be effective not earlier than the Closing) with respect to any insurance policy (other than the Designated Seller Programs, the Dedicated Business Policies and self-insurance arrangements) of Seller and its Subsidiaries that currently benefits the Business

(each such policy, excluding the Dedicated Business Policies and self-insurance arrangements, a “Seller Policy”).  Such assistance by Seller shall not include incurring any out-of-pocket financial expense or liability or taking, or agreeing to take, any action that would adversely affect any such Seller Policy (including as a result of any increased deductibles or decreased, allocated or shared coverage limits).

(b)          Designated Seller Programs. With respect to  the Seller Policies comprising each of the insurance programs identified in Section 5.24(b) of the Seller Disclosure Letter (each a “Designated Seller Program”):

(i)          At Buyer’s request, Seller shall use reasonable best efforts to (A) obtain “tail” or “run-off” policies or policy endorsements (each, a “New Tail Policy”) for the Acquired Companies (in each case that will be effective at the Closing) with an aggregate coverage limit of at least the amount set forth in Section 5.24(b) of the Seller Disclosure Letter for such Designated Seller Program (the “Agreed Amount”), or such high amount as Buyer may reasonably request), and otherwise on prevailing market terms (any such New Tail Policy or Policies with an aggregate coverage limit of at least the Agreed Amount and that otherwise complies with such requirements, an “Acceptable Tail Policy”) and (B) reasonably assist Buyer if it determines to seek to obtain directly a New Tail Policy (it being understood that Buyer and Seller shall coordinate any approaches to the insurance market in order to avoid disruptions or duplication of efforts).  Seller’s obligations under this paragraph (b) shall not include incurring any out-of-pocket financial expense or liability or taking, or agreeing to take, any action that would adversely affect any such Designated Seller Program (including as a result of any increased deductibles or decreased, allocated or shared coverage limits), but without limiting Seller’s obligations in clause (ii) of this paragraph (b).  Seller shall consult with Buyer on a reasonable basis during such process  and, if Seller advises Buyer that an Acceptable Tail Policy is available to be bound, Buyer will have the right to direct Seller to accept and bind such policy on behalf of the Acquired Companies (with any premiums or other costs of doing so being borne by Buyer).

(ii)          If Seller is unable to obtain an Acceptable Tail Policy for any Designated Seller Program  by the Closing, Seller shall,

(A)          With respect to the Designated Seller Programs not designated with an asterisk Section 5.24(b) of the Seller Disclosure Letter, Seller shall, at Buyer’s request, agree that coverage limits for such Designated Seller Program may be allocated to or shared with a related New Tail Policy to be obtained by Buyer (and at Buyer’s expense) at or prior to Closing for the benefit of the Acquired Companies, but only (A) to the extent necessary to permit the New Tail Policy or Policies to have an aggregate coverage limit of at least the Agreed Amount and (B) so long as such sharing or allocation does not result in a reduction in excess of the Agreed Amount of the coverage limit exclusively available for such Designated Seller Program. The manner of implementation of any such allocation or sharing shall be agreed by Buyer and Seller, each acting reasonably.

(B)          With respect to the Designated Seller Program designated with an asterisk on Section 5.24(b) of the Seller Disclosure Schedule (the “Existing Tailed Policy”), Seller shall permit the Acquired Companies following the Closing, and each applicable D&O Indemnified Person, to submit claims against such Existing Tailed Policy in accordance with its terms in an aggregate amount not to exceed the Agreed Amount for the Existing Tailed Program.  Seller shall (at Buyer’s expense) cooperate with Buyer in submitting such claims, including by, at Buyer’s request, using commercially reasonable efforts to amend the terms of the Existing Tailed Policy to permit such claims so long as such amendment has no adverse impact on (x) the Existing Tailed Policy (other than permitting such claims) or (y) on Seller or any of its Subsidiaries.  If this paragraph (B) is implemented, from and after the Closing, Buyer shall bear a portion of the premiums and related costs of the Existing Tailed Policy equal to the ratio of the Agreed Amount to the aggregate coverage limit of the Existing Tailed Policy.  The manner of implementation of the terms of this paragraph (B) shall be agreed by Buyer and Seller, each acting reasonably.

For the avoidance of doubt, Seller shall have no obligations to take the actions in the foregoing clause (ii) with respect to any Designated Seller Program as to which Seller identified an Acceptable Tail Policy and Buyer determined to not accept and bind such Acceptable Tail Policy.

(c)          Dedicated Business Policies.  Buyer and Seller shall take the actions specified to be taken in Section 5.6(a) with respect to any insurance policy that is held by any Acquired Company or that otherwise exclusively insures the Business or one or more Acquired Companies (the “Dedicated Business Policies”); provided that no such action shall be required if it would require incurring any out-of-pocket financial expense or liability (other than reasonable outside counsel fees and expenses) or adversely affect any insurance policy of Seller and its Subsidiaries (other than the Acquired Companies from and after Closing) or Seller’s and its Subsidiaries’ coverage (including as a result of any increased deductibles or decreased, allocated or shared coverage limits) under any such policy.

(d)          Claims Pending at Closing.  Notwithstanding the foregoing, except as set forth on Section 5.24(d) of the Seller Disclosure Schedule with respect to any claims under Seller Policies made prior to the Closing, to the extent such claims (x) relate to the Business or any of the Acquired Companies or any D&O Indemnified Person or any Loss incurred by the Business or any Acquired Company or any D&O Indemnified Person and (y) are in respect of any Loss as to which Buyer or any of its Affiliates (including any of the Acquired Companies) will have a liability following the Closing  (collectively, the “Business Insurance Claims”):

(i)          Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain the Seller Policies in full force and effect to the extent they apply to the Business Insurance Claims (without any amendment that would be adverse, in any material respect, to the Business or the Acquired Companies) and shall take no action to exclude or remove the Business Insurance Claims from coverage under such policies,

(ii)          Seller shall not, and shall not permit any of its Subsidiaries to, relinquish any of their rights, or take any actions (other than the making of claims under the Seller Policies) that would reasonably be expected to reduce or otherwise limit the available coverage for any Business Insurance Claims under any Seller Policies,

(iii)          Seller shall, and shall cause its Subsidiaries to, in consultation with Buyer, use commercially reasonable efforts to take the actions required under the Seller Policies to recover from the insurance carriers for such Seller Policies all amounts available in respect of such Business Insurance Claims, and

(iv)          With respect to amounts recovered by Seller or a Seller Business Group Member following the Closing under such Seller Policies in respect of any such Business Insurance Claims, Seller shall, and shall cause its Subsidiaries to, remit such amounts to Buyer (or, if applicable, a D&O Indemnified Person) promptly upon receipt.

Buyer  shall exclusively bear (and Seller or its Affiliates shall have no obligation to repay or reimburse Buyer for) all deductibles and retentions and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with the Business Insurance Claims.  Buyer shall reimburse Seller, promptly upon request, for any increased retrospective premiums, increased deductible and other increased retention amounts and any other reasonable out-of-pocket costs and expenses related to the recovery of any such Business Insurance Claims.

(e)          No Other Rights.  Without limiting Buyer’s rights under paragraphs (b), (c) and (d) of this Section 5.24(b), (i) Buyer hereby acknowledges that, other than Dedicated Business Policies, , none of the insurance policies or self-insurance programs maintained by Seller and its Affiliates for the benefit of the Business will transfer to Buyer or its Subsidiaries (including the Acquired Companies at the Closing), (ii) Buyer shall not, and shall cause its Affiliates (including the Acquired Companies) not to, assert, by way of any Legal Proceeding or otherwise, any right to any insurance policies or arrangements (including self-insurance arrangements) of Seller or its Affiliates or any of their respective assets, rights, titles or interests or any benefit under or with respect thereto and (iii) Seller and its Affiliates shall retain after the Closing all assets, right, title and interest in and to such policies and arrangements, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof with respect to the Acquired Companies and all amounts paid in respect of an insurance policy, including in respect of any casualty or liability relating to the Business prior to the Closing.

Section 5.25          Further Assurances.  Following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause its respective Affiliates to (and, to the extent within the control of Seller or its Subsidiaries, Seller shall cause each other Seller Business Group Member to), execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the provisions of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 5.26          Litigation Support.  In the event and for so long as Buyer or Seller, or their respective Affiliates, as applicable, is prosecuting, contesting or defending any Legal Proceeding, other investigation, charge, claim or demand by a third party (including the NYSE or any Governmental Body) in connection with (a) the transactions contemplated by this Agreement and the Ancillary Agreements, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Acquired Companies or the Business (in the case of Buyer) or the Retained Business (in the case of Seller), the other Party shall, and shall cause its Affiliates and its and their respective employees to, cooperate with such first Party and its counsel at the expense of the first such Party in such prosecution, contest or defenses, including making reasonably available its personnel, and providing such testimony and access to its books and records during normal business hours and in a manner that does not interfere with such other Party’s business as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that the first Party shall treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with such Legal Proceeding, other investigation, charge, claim or demand by a third party; and provided, further that no Party shall be obliged to disclose or provide access to any documents, records or information subject to attorney-client privilege or attorney work-product protection except as set forth in Section 10.14 or that are trade secrets (provided that such Party shall use its reasonable best efforts to allow for such disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or attorney work-product protection or that would not jeopardize such trade secret).

Section 5.27          NYSE Listing.  Buyer shall cause the Buyer Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance.  Seller shall cooperate with Buyer in the preparation of the materials to be submitted to the NYSE and the resolution of any comments thereto received from the NYSE at Buyer’s cost and expense.

Section 5.28          [Reserved].

Section 5.29          Non-Competition; Non-Solicitation.

(a)          As a necessary measure to ensure that Buyer realizes the goodwill and associated benefits of the transactions contemplated by this Agreement and the Ancillary Agreements, from the Closing Date and for a period of two (2) years following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly (i) solicit for employment or consulting service any Business Employee with a title of Managing Director or higher (each, a “Senior Employee”), any Business Employee who directly reports to a Managing Director (each, a “Primary Report”) and any Business Employee who directly reports to a Primary Report (together with the Senior Employees and the Primary Reports, “Restricted Persons”), or (ii) hire, whether as a manager, director, officer, employee, contractor, consultant or other individual service provider, any Restricted Person; provided that the restrictions contained in this Section 5.29(a)(i) shall not apply to the placement of general advertisements (whether in paper or digital media), conducting any other form of general solicitation or the use of general search firm services that are not targeted towards any Restricted Persons; provided, further, that the restrictions contained in this Section 5.29(a) shall not prohibit the solicitation or hiring with respect to any Restricted Person from and after the date that is six (6) months after the date that such Restricted Person ceases to be employed by Buyer or any of its Affiliates or from and after the date that such Restricted Person is terminated by Buyer or any of its Affiliates without cause.

(b)          As a necessary measure to ensure that Buyer realizes the goodwill and associated benefits of the transactions contemplated by this Agreement and the Ancillary Agreements, from the Closing Date and for a period of three (3) years after the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to directly or indirectly, invest in, acquire, own, manage, control, operate or otherwise engage in a Competing Business, or enter into any business arrangement with or otherwise partner with any third party for the primary purpose of engaging in a Competing Business; provided, that the foregoing shall not prohibit:

(i)          Seller or any of its controlled Affiliates from owning or acquiring, directly or indirectly, (A) as a passive, non-controlling investor (without any membership on the board of directors or similar governing body of such Person or role in the management thereof) ten percent (10%) or less of the outstanding securities of any Person, owning or acquiring securities held as investments of any pension fund or employee benefit plan of Seller, or investing in any fund in which Seller or any of its Subsidiaries have no discretion with respect to the investment strategy of such fund (a “De Minimis Investment”), or (B) equity interests in Alliance Healthcare Italia, S.p.A., Alliance Healthcare Deutschland AG and the China JVs or their successors or any of their respective assets or businesses;

(ii)          the acquisition of any equity interests of Seller or any of its Affiliates by a Person engaged, directly or indirectly, in a Competing Business or the activities of any such Person or its Affiliates (other than Seller or its Subsidiaries);

(iii)          Seller or any of its controlled Affiliates from acquiring and, after such acquisition, owning an interest in any Person or business that is engaged in a Competing Business other than a De Minimis Investment, and operating such Competing Business, if (A) Seller or its Affiliates, as applicable, divests or otherwise disposes of the operations of such Person or business that are engaged in a Competing Business promptly after the acquisition thereof and in any event no later than one (1) year following such acquisition; provided, that if Seller or its Affiliate enters into a written binding agreement to divest such operations during such one (1)-year period, then the one (1)-year period shall be extended until the closing of such transaction or (B) the revenues derived from the Competing Business are less than ten percent (10%) of the total revenues of such Person in its most recently completed fiscal year;

(iv)          Seller or any of its controlled Affiliates from taking any actions required in order to comply with its obligations under this Agreement or any of the Ancillary Agreements, or conducting any business or operations that are expressly permitted to be conducted by Seller and its Affiliates and the JV Entities under any Ancillary Agreement or any Affiliate Agreement that survives the Closing;

(v)          Seller or any of its controlled Affiliates from (A) engaging in the Retained Business, including the distribution of the private label brands and offerings of Seller’s retail pharmacy, including the brands No 7, Botanics, Liz Earle, Sleek Make Up and Your Good Skin and other global branded products Manufactured by or on behalf of Seller and its Affiliates that are not of the type sold by the Business under the “Alvita” and “Almus” brands or any derivations thereof as of the Closing Date by or on behalf of the Retained Business in the Wholesale Distribution Territory, (B) the Retained Business (including, for the avoidance of doubt, Alliance Healthcare Deutschland AG, Alliance Healthcare Italia, S.p.A. and the China JVs) engaging in parallel trade in any jurisdiction in the world, including the Wholesale Distribution Territory or (C) engaging in the Competing Business from Germany, Italy, China or any other jurisdiction to pharmacies, patients, doctors, health centers and hospitals in the Wholesale Distribution Territory in a manner materially consistent with the conduct of such businesses during the twelve (12) months preceding the Closing Date;

(vi)           the activities contemplated by Section 5.29(b)(vi) of the Seller Disclosure Letter.

(vii)          the wholesale distribution of Products to pharmacies owned and operated by Seller and its Subsidiaries in any jurisdiction, including in the Wholesale Distribution Territory, which pharmacies were acquired by Seller or any of its Subsidiaries as part of an acquisition of a pharmacy chain which prior to such acquisition acquired all or any portion of its Products through vertically integrated self-distribution or through an Affiliate of such pharmacy chain that was also acquired by Seller or any of its Subsidiaries as part of such pharmacy chain acquisition to the same extent such self-distribution occurred prior to such acquisition; or

(viii)          Seller or any of its Affiliates from owning Buyer Stock or acquiring Buyer Stock in accordance with the terms set forth in any of the Ancillary Agreements.

(c)          Seller agrees and acknowledges, on behalf of itself and its Affiliates, that (i) Buyer is relying to its detriment on the covenants set forth in this Section 5.29 in connection with entering into this Agreement and consummating the transactions contemplated by this Agreement and the Ancillary Agreements and would not have entered into this Agreement absent the provisions of this Section 5.29, (ii) the enforcement of any covenants set forth in this Section 5.29 against Seller or its Affiliates would not impose any undue burden upon Seller or its Affiliates and (iii) none of the covenants set forth in this Section 5.29 are unreasonable as to duration or scope as of the date of this Agreement.

Section 5.30          Certain Additional Agreements. The parties will comply with their respective obligations set forth in Section 5.30 of the Seller Disclosure Letter.

ARTICLE 6
TAX MATTERS

Section 6.1          Purchase Price Allocation.

(a)

(i)          Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a schedule allocating  the Purchase Price (together with any other amounts constituting consideration for Tax purposes) among  the equity interests of each Company Subsidiary (including Company Subsidiaries treated as corporations for U.S. federal income tax purposes and Company Subsidiaries treated as Disregarded Entities) and the JV Entities in a manner consistent with the methodology set forth on Exhibit E hereto and applicable Law and Order (the “Entity Purchase Price Allocation”) along with supporting material provided by a nationally recognized accounting firm selected by Seller and reasonably satisfactory to Buyer establishing the valuations.

(ii)          Buyer shall have the right to review and raise any objections in writing to the Entity Purchase Price Allocation during the thirty (30) day period after receipt thereof, setting forth in reasonable detail the basis of its objections and Buyer’s proposed allocation. Buyer shall also be entitled to allocate any portion of the Purchase Price that, in the Entity Purchase Price Allocation has been allocated to a Disregarded Subsidiary and that is not further allocated in the Entity Purchase Price Allocation to the equity of another Company Subsidiary held by the Disregarded Subsidiary, among the assets of such Disregarded Subsidiary other than equity in another Company Subsidiary, and deliver such allocation (the “Asset Purchase Price Allocation”) to Seller within the thirty (30) day period after receipt of the Entity Purchase Price Allocation.

(iii)          Buyer shall consider in good faith any comments provided by Seller within the fifteen (15) day period after receipt of the Asset Purchase Price Allocation, and, to the extent Buyer makes any change, shall deliver a revised Asset Purchase Price Allocation.  The Asset Purchase Price Allocation delivered by Buyer shall be binding among the Parties.  If Buyer does not raise any objections to the Entity Purchase Price Allocation in accordance with this Section 6.1(a), Buyer shall be deemed to have agreed to the Entity Purchase Price Allocation, and the Entity Purchase Price Allocation shall be deemed final.

(iv)          If Buyer raises an objection in writing in accordance with this Section 6.1(a), Buyer and Seller shall negotiate in good faith to resolve their differences. If Buyer and Seller are unable to resolve their differences within thirty (30) days after the commencement of such good faith negotiations (or such longer period as Buyer and Seller may mutually agree in writing), then the Parties shall engage the Accounting Firm to review the Entity Purchase Price Allocation and make a determination resolving any disputes with respect thereto, which determination must be consistent with the methodology set forth on Exhibit E hereto. The Parties shall instruct the Accounting Firm to deliver its determination as soon as reasonably practicable following engagement of the Accounting Firm, but in no event more than sixty (60) days thereafter, and that determination shall be final and binding on Buyer and Seller.  The fees and expenses of the Accounting Firm shall be allocated between Buyer and Seller in the manner set forth in Section 2.4(b)(v).  To the extent the Entity Purchase Price Allocation has been revised by the Accounting Firm in accordance with the foregoing, Buyer may revise the Asset Purchase Price Allocation accordingly, consistent with the principles of this Section 6.1(a).

(v)          The Entity Purchase Price Allocation and the Asset Purchase Price Allocation, as finalized pursuant to Section 6.1(a), will be the “Final Purchase Price Allocation”.  Buyer and Seller shall cooperate in good faith to update the Final Purchase Price Allocation for any adjustments to the Purchase Price (together with any other amounts constituting consideration for Tax purposes), and such updated allocation shall become the Final Purchase Price Allocation. The Parties shall allocate the Purchase Price consistently with the Final Purchase Price Allocation for all applicable Tax purposes (including for purposes of filing Tax Returns).

(b)          In the event that any Tax Authority disputes the Final Purchase Price Allocation, Seller or Buyer, as the case may be, shall promptly notify the other Party of the nature of such dispute, and shall cooperate in good faith to preserve the effectiveness of the Final Purchase Price Allocation, unless otherwise required by a “final determination” under Section 1313(a) of the Code (or any similar provision of applicable Law or Order).

Section 6.2          Post-Closing Actions.  Without prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Subsidiaries or Affiliates in each case to:

(a)          file (except in accordance with Section 6.9 hereof) amend or revoke any Tax Return or U.S. Information Return of or with respect to the Acquired Companies for any Pre-Closing Tax Period, or make, change or revoke any Tax election that has retroactive effect to a Pre-Closing Tax Period of or with respect to any Acquired Company;

(b)          enter into any voluntary disclosure with any Tax Authority regarding any Tax or Tax Return of, or any U.S. Information Return with respect to, the Acquired Companies for a Pre-Closing Tax Period (including any voluntary disclosure with a Tax Authority with respect to filing Tax Returns or paying Taxes for any such period in a jurisdiction that the Acquired Companies did not previously file a Tax Return or pay Taxes); or

(c)          file any ruling or request with any Tax Authority that relates to Taxes or Tax Returns of, or U.S. Information Returns with respect to, the Acquired Companies for a Pre-Closing Tax Period.

Section 6.3          Transfer Taxes.  All Transfer Taxes (other than any De-grouping Charges) imposed by or payable to any Tax Authority, regardless of the Person (if any) on whom such Taxes are imposed, resulting from this Agreement and the transactions contemplated hereby, other than the Restructuring, shall be borne by Buyer, and Seller shall bear any De-grouping Charges and any Transfer Taxes imposed by or payable to any Tax Authority resulting from the Restructuring. Buyer shall be responsible for the timely filing of any Tax Return relating to Transfer Taxes (other than any such Tax Return relating to De-grouping Charges or Transfer Taxes resulting from the Restructuring), and Seller shall be responsible for the timely filing of any Tax Return relating to De-grouping Charges and Transfer Taxes resulting from the Restructuring, in each case except to the extent that the other Party is responsible for the filing of any such Tax Return under applicable Law or Order.  To the extent that any Transfer Taxes arise as a result of this Agreement, including any documents required to be executed as a result of this Agreement (other than the Restructuring), and Buyer is responsible for such Taxes under this Section 6.3, Buyer shall reimburse Seller an amount equal to any such Transfer Taxes paid by Seller, including any interest or penalties other than such interest or penalties that would not have arisen but for Seller’s delay or negligence in properly filing the relevant Tax Return.

Section 6.4          Tax Refunds.Any refund of Taxes (whether received in cash or applied as an offset against Taxes due, or as a result of a reduction to Taxes due attributable to an overpayment of Taxes or estimated Taxes in prior periods or the same Tax period), accruing to Buyer or any of its Affiliates in respect of the Company or a Company Subsidiary (each, a “Tax Benefit”) attributable to any Seller Taxes shall be for the account of Seller, except to the extent such refund results from the use of any Buyer’s Relief.  If Seller so requests and at Seller’s expense, Buyer shall, and shall cause its Affiliates to, take commercially reasonable efforts to obtain all available Tax Benefits and shall forward, and shall cause its Affiliates to forward, to Seller the amount of the Tax Benefit within ten (10) days after such Tax Benefit is received or after such Tax Benefit is allowed or applied against another Tax liability, as the case may be; provided, however, that if any portion of such Tax Benefit is subsequently disallowed by any Tax Authority, then Seller shall promptly reimburse Buyer for such disallowed amounts.

Section 6.5          Tax Elections.  Seller shall make or cause to be made the election to close the tax year of each applicable Acquired Company for U.S. federal income tax purposes pursuant to U.S. Treasury Regulation §1.245A-5(e)(3)(i) (or any successor guidance) with respect to the transactions contemplated by this Agreement, and Buyer shall cooperate as necessary to effect such elections. For purposes of Section 245A, the parties shall allocate all items of income, loss, profit and deduction for U.S. federal income tax purposes for the taxable year that includes the Closing Date with respect to each such Acquired Company to periods ending on or prior to the Closing Date based on a “closing of the books” method to the extent permitted by U.S. Treasury Regulation §1.245A-5(e)(3)(i) (or any successor guidance).

Section 6.6          Tax Information and Cooperation.  After the Closing, Buyer and Seller shall cooperate, and shall cause their respective Subsidiaries (including the Acquired Companies) to cooperate, with respect to Tax matters, including by making available such books and records, forms, contracts, documents, information or data, and employees as the other Party may reasonably request in connection with the preparation of any Tax Return or the conduct of any Tax Contest. The requesting Party shall reimburse the Party providing such cooperation for any reasonable out-of-pocket costs and expenses incurred in connection with the request. Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, retain until sixty (60) days after the expiration of any applicable statute of limitations (taking into account any extensions) all books and records, forms, contracts, documents, information or data in their possession related to Taxes of the Acquired Companies for any Pre-Closing Tax Period. Notwithstanding anything to the contrary in this Section 6.6 or any other agreement between Seller and Buyer executed on or prior to the date hereof, neither Seller nor any of its Subsidiaries (including, prior to the Closing, the Acquired Companies) shall have any obligation to make available to Buyer or its Representatives any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates or predecessors or any related material, or any other information related to Taxes that does not exclusively relate to the Acquired Companies (other than any such Tax Return filed by an Acquired Company); provided that Seller shall make available to Buyer and its Representatives any such Tax Return (or such related material or such other information) on a pro forma basis to the extent such Tax Return (or such related material or such other information) relates to the Acquired Companies and is not duplicative of other information (including Tax Returns) provided by Seller to Buyer hereunder.

Section 6.7          Tax Contests.

(a)          Notification. Unless Buyer has previously received written notice from Seller of the existence of a Tax Contest, Buyer shall give written notice to Seller (and for the avoidance of doubt shall take reasonable efforts to simultaneously provide such notice to the Sr. Vice President of Global Tax at Seller) of the existence of any Tax Contest that could reasonably be expected to give rise to a Seller Tax or any other Taxes that could otherwise be Seller’s responsibility within ten (10) Business Days from the receipt by Buyer of any written notice of such Tax Contest. Failure to give such notice shall not relieve Seller from its indemnity obligations under Section 9.2, except to the extent Seller is materially prejudiced thereby.

(b)          Control of Tax Contests for Pre-Closing Tax Periods. Seller shall, at its timely election, have the right to employ reputable counsel of its choice and control (at its own cost and expense) the conduct of any Tax Contest relating to Pre-Closing Tax Periods (including any Straddle Period). Seller shall have the right to settle or dispose of any such Tax Contest; provided, however, that (i) Seller shall consult with Buyer regarding any such Tax Contest, (ii)

Buyer shall have the right (at its own cost and expense) to participate in such Tax Contest and (iii) Buyer’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by Seller that could reasonably be expected to adversely impact  Buyer or any of its Affiliates (including the Acquired Companies) for any Post-Closing Tax Period.

(c)          Control of Other Tax Contests. With respect to any Tax Contest that Seller does not elect to control pursuant to Section 6.7(b), Buyer shall control (at its own cost and expense) such Tax Contest, including the disposition thereof; provided, however, that (x) Buyer shall consult with Seller regarding any such Tax Contest, (y) Seller shall have the right (at its own cost and expense) to participate in such Tax Contest and (z) Seller’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by Buyer that could reasonably be expected to give rise to a Seller Tax or any other Taxes that could otherwise be Seller’s responsibility.

Section 6.8          Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be (x) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (y) in the case of Taxes not described in (x), the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the taxable period of any “controlled foreign corporation”, partnership or “flow-through” entity in which the Acquired Companies hold a beneficial interest will be deemed to terminate at such time).  For purposes of clause (y) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 6.9          Tax Returns.

(a)          In the case of any Pre-Closing Tax Return that is required by applicable Law or Order to be filed on or before the Closing Date (taking into account extensions), Seller shall (x) timely file, or cause to be filed, such Tax Return with the relevant Tax Authority and (y) timely pay, or cause to be paid, to the relevant Tax Authority the amount shown as due on such Tax Return.

(b)          Seller shall be responsible for filing or causing to be filed any U.S. Information Return with respect to the Acquired Companies for any Pre-Closing Tax Period or Straddle Period.  With respect to any U.S. Information Return that is required by applicable Law or Order (taking into account extensions) to be filed after the Closing Date, Seller shall deliver to Buyer for review and comment at least ten (10) Business Days before it is due, and consider in good faith Buyer’s reasonable comments received by Seller within five (5) Business Days after Buyer received such U.S. Information Return.

(c)          Subject to Section 6.9(b), in the case of any Pre-Closing Tax Return that is required by applicable Law or Order (taking into account extensions) to be filed after the Closing Date and all Tax Returns required to be filed by an Acquired Company for any Straddle Period (“Straddle Period Tax Returns”), Seller shall prepare, or cause to be prepared, such Tax Return and deliver to Buyer for review and comment at least ten (10) Business Days (or in the case of a non-income Tax Return, three (3) Business Days) before it is due.  Seller shall consider in good faith Buyer’s reasonable comments received by Seller (in the case of an income Tax Return, within five (5) Business Days after Buyer received such Tax Return from Seller), and, to the extent necessary, deliver a revised Tax Return to Buyer.  In the case of a Straddle Period Tax Return, Seller and Buyer shall negotiate in good faith to resolve any differences; provided that, if Buyer and Seller are unable to resolve their differences within fifteen (15) Business Days after Buyer provides comments, the Parties shall engage an Accounting Firm to review and make a determination resolving any disputes with respect thereto, which determination must be consistent with prior year Returns (except as required by applicable Law).  Buyer shall file, or cause to be filed, such revised Tax Return with the relevant Tax Authority.

(d)          All Tax Returns and U.S. Information Returns prepared pursuant to this Section 6.9 shall be prepared on a basis consistent with prior year Tax Returns (including U.S. Information Returns), except as required by applicable Law.

Section 6.10          Intended Tax Treatment.  The Parties hereto agree that, for U.S. federal income (and applicable state and local) tax purposes, the purchase and sale of the Shares shall be treated as a purchase and sale of all of the assets held by the Company and its Disregarded Subsidiaries (such assets including, inter alia, equity interests in Company Subsidiaries that are treated as corporations for U.S. federal income tax purposes) and an assumption of all of the liabilities of the Company and its Disregarded Subsidiaries (the “Intended Tax Treatment”) and shall file all Tax Returns (including U.S. Information Returns) consistently therewith unless otherwise required by a “final determination” under Section 1313(a) of the Code (or any similar provision of applicable Law or Order).  In the event that any Tax Authority disputes the Intended Tax Treatment, Seller or Buyer, as the case may be, shall promptly notify the other Party of the nature of such dispute, and shall cooperate in good faith to preserve the effectiveness of the Intended Tax Treatment, unless otherwise required by a “final determination” under Section 1313(a) of the Code (or any similar provision of applicable Law or Order).  It is the intention of the Parties that the assets owned by any Acquired Companies that are treated as corporations for U.S. tax purposes and by Disregarded Entities of such Acquired Companies shall not have a cost basis for U.S. tax purposes as a result of the transactions contemplated by this Agreement, and in furtherance of the foregoing, (1) neither Buyer nor any of its Affiliates (including any Acquired Company) shall make an election under Sections 338 or 336 of the Code with respect to the transactions contemplated by this Agreement or the Restructuring for the Acquired Companies and (2) neither Buyer nor any of its Affiliates (including any Acquired Company) shall take the position on any Tax Return (including a U.S. Information Return) in a Post-Closing Tax Period that a transaction (or series of transactions) involving the formation of an Acquired Company, and which is reflected as a non-recognition transaction (for U.S. tax purposes) on a Tax Return or U.S. Information Return of or with respect to an Acquired Company that is Seller’s responsibility under

Sections 6.9(a), (b) or (c) and was not required to be filed (and was not filed) by the date of this Agreement, is treated as a recognition transaction for U.S. tax purposes.

Section 6.11          VAT Group.  Seller shall cause the representative member (or equivalent) of any VAT group of which the Acquired Companies are members to, at or before the Closing, provide notice to the relevant Tax Authority (copying such notice to Buyer) that the Acquired Companies will cease to be under its control with effect from the Closing and will use commercially reasonable efforts to ensure that the date on which the Acquired Companies cease to be members of the VAT group is the Closing Date.  Buyer shall provide Seller such reasonable assistance and cooperation as may be necessary for purposes of supporting such application.  Seller shall cause the representative member (or equivalent) to notify Buyer as soon as reasonably practicable after receiving confirmation from the relevant Tax Authority that the relevant Acquired Companies have been excluded from the VAT group.

Section 6.12          Post-Acquisition Integration.  For purposes of benefiting from the exception set out under Article 223 B 8th al. (c) of the French code général des impôts (exception de rétrocession), Buyer expressly indicates that the acquisition of the Shares pursuant to this Agreement is made with the intent that, after the Closing, a new entity to be incorporated under the laws of France shall acquire Alliance Healthcare Group France SAS and procure that Alliance Healthcare Group France SAS and its French Subsidiaries elect to become members of the French tax group formed by such newly established French entity in accordance with Articles 223 A et seq. of the French code général des impôts.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1          Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by both Buyer and Seller), as of the Closing, of each of the following conditions:

(a)          Any applicable waiting period (and any extension thereof) or Consent required under any of the Laws set forth in Section 7.1(a)(i) of the Seller Disclosure Letter in connection with the transactions contemplated by this Agreement or the Ancillary Agreements shall have expired or been terminated or obtained, as applicable, subject to Section 7.1(a)(ii) of the Seller Disclosure Letter.

(b)          No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including the Restructuring.

(c)          The Restructuring shall have been completed.

Section 7.2          Other Conditions to the Obligations of Buyer.  In addition to the conditions set forth in Section 7.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Buyer, of each of the following conditions as of the Closing:

(a)          (i) The representations and warranties of Seller set forth in Section 3.8(a)(ii) shall be true and correct in all respects, (ii) each Seller Fundamental Representation shall be true and correct in all material respects (without regard for any qualification as to materiality or Business Material Adverse Effect) as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such specified date), and (iii) each other representation and warranty of Seller contained in Article 3 of this Agreement (other than those set forth in clauses (i) and (ii) of this Section 7.2(a)) shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Business Material Adverse Effect included therein) has not had and would not reasonably be expected to have a Business Material Adverse Effect.

(b)          Seller shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)          Since the date hereof, no Business Material Adverse Effect shall have occurred.

(d)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, stating on behalf of Seller that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)         Seller shall have delivered to Buyer a counterpart of each other Ancillary Agreement (except as set forth in Section 5.17 and other than any Ancillary Agreement entered into prior to the Closing Date) to which Seller or any of its Affiliates is a party, in each case duly executed on behalf of Seller or such Affiliate, and each Ancillary Agreement entered into prior to the Closing Date shall be in full force and effect in accordance with its terms, unless it has terminated or expired in accordance with its terms.

(f)          Any applicable waiting period (and extension thereof) or Consent required under any of the Laws set forth in Section 7.1(a)(i) of the Seller Disclosure Letter in connection with the transactions contemplated by this Agreement or the Ancillary Agreements shall have expired or been terminated or obtained, as applicable, without the imposition of any Burdensome Condition.

Section 7.3          Other Conditions to the Obligations of Seller.In addition to the conditions set forth in Section 7.1, the obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Seller, of each of the following conditions as of the Closing:

(a)          (i) The representations and warranties of Buyer set forth in Section 4.7(b) shall be true and correct in all respects, (ii) the Buyer Fundamental Representations shall be true and correct in all material respects (without regard for any qualification as to materiality or Buyer Material Adverse Effect) as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such specified date) and (iii) each of the representations and warranties of Buyer contained in Article 4 of this Agreement (other than those set forth in clauses (i) and (ii) of this Section 7.3(a)) shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein) has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)          Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)          Since the date hereof, no Buyer Material Adverse Effect shall have occurred.

(d)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(e)          The Buyer Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)          Buyer shall have delivered to Seller counterpart of each other Ancillary Agreement (other than any Ancillary Agreement entered into prior to the Closing Date) to which Buyer or any of its Affiliates is a party, in each case duly executed on behalf of Buyer or such Affiliate, and each Ancillary Agreement entered into prior to the Closing Date shall be in full force and effect in accordance with its terms, unless it has terminated or expired in accordance with its terms.

Section 7.4          Frustration of Closing Conditions.  Neither Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied if such Party’s failure to perform its obligations hereunder was a principal cause of the failure of such condition.

ARTICLE 8
TERMINATION

Section 8.1          Termination.At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby and by the Ancillary Agreements abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section

8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a)          by the mutual written consent of Buyer and Seller;

(b)          subject to Section 10.10(c), by either Buyer or Seller, if the Closing shall not have occurred on or before 5:00 p.m. New York City time on October 6, 2021 (the “Termination Date”); provided that either party may extend the Termination Date to 5:00 p.m. New York City time on January 6, 2022 only if, at the time of such extension, (x) the only condition in Article 7 that is not satisfied is in Section 7.1(a), Section 7.1(b) or Section 7.2(f) and (y) the extending party’s breach of this Agreement is not the primary cause preventing the satisfaction of such condition; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Buyer or Seller, as the case may be, if a breach of this Agreement by such Party has been a principal cause of the failure of the Closing to occur before the Termination Date;

(c)          by either Buyer or Seller, if any Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any (i) any Law that makes consummation of the Closing illegal or otherwise prohibited or (ii)  any Order permanently enjoining the transactions contemplated by this Agreement (other than as set forth in Section 8.1(c) of the Seller Disclosure Letter) or the Ancillary Agreements and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations hereunder, including Section 5.5 and Section 5.7;

(d)          by Buyer, if (i) there shall have been a breach by Seller of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, (ii) Buyer is not then in breach of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied and (iii) such breach by Seller is incapable of being cured or shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) thirty (30) days after receipt by Seller of written notice of such breach from Seller; or

(e)          by Seller, if (i) there shall have been a breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, (ii) Seller is not then in breach of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied and (iii) such breach by Buyer is incapable of being cured or shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) thirty (30) days after receipt by Buyer of written notice of such breach from Seller.

Section 8.2          Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article 8:

(a)          this Agreement shall forthwith become null and void (except for this Section 8.2, Section 5.10, Section 5.12, Section 5.15(e), Article 10, and Article 1 (to the extent necessary to give meaning to the foregoing) each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b)          there shall be no liability of any kind on the part of Buyer or Seller or any of Buyer’s or Seller’s former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to this Article 8 shall not relieve either Party from such liability (i) pursuant to the sections specified in Section 8.2(a) that survive termination or (ii) for any Willful Breach of this Agreement prior to such termination or for Fraud.

ARTICLE 9
SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 9.1          Survival; R&W Insurance.

(a)          The representations, warranties, covenants and agreements of the Parties hereto contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing to the following extent:

(i)          The representations and warranties of Seller and Buyer contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive until the date that is twelve (12) months after the Closing Date; provided that the Seller Fundamental Representations (other than Section 3.9(a), Section 3.9(c) and Sections 3.13(b)(i) and (ii)) and the Buyer Fundamental Representations shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations, and the representations and warranties of Seller that are the subject to Section 9.2(h) shall survive until the date that is twenty-four (24) months after the Closing Date.

(ii)          All covenants and agreements of Seller and Buyer that by their terms are to be performed in full prior to the Closing shall survive the Closing until the date that is twelve (12) months following the Closing Date, and all covenants and agreements that by their terms survive the Closing shall so survive the Closing in accordance with their respective terms.

(b)          The obligations of Seller to indemnify the Buyer Indemnitees pursuant to Section 9.2(a) and Section 9.2(b) shall survive until the applicable representation or warranty or covenant or agreement, as applicable, terminates pursuant to Section 9.1(a); provided, however, that this Section 9.1(b) shall not limit any claim for Fraud.  The obligations of Seller to indemnify the Buyer Indemnitees pursuant to Section 9.2(c), Section 9.2(f), Section 9.2(g) and Section 9.2(i) shall survive indefinitely. The obligations of Seller to indemnify the Buyer Indemnitees pursuant to Section 9.2(d) shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations.  The obligations of Seller to indemnify the Buyer Indemnitees pursuant to Section 9.2(e) shall survive for thirty-six (36) months following the Closing Date.  The obligations of Seller to indemnify the Buyer Indemnitees pursuant to Section 9.2(h) shall survive for twenty-four (24) months following the Closing Date.  Written notice of a claim for indemnification pursuant to Section 9.2 must be given by Buyer to Seller in accordance with the provisions of this Article 9 prior to the expiration of the applicable indemnity, in which event the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(c)          The obligations of Buyer to indemnify the Seller Indemnitees pursuant to Section 9.3(a) and Section 9.3(b) shall survive until the applicable representation or warranty or covenant or agreement, as applicable, terminates pursuant to Section 9.1(a); provided, however, that this Section 9.1(c) shall not limit any claim for Fraud.The obligations of Buyer to indemnify the Seller Indemnitees pursuant to Section 9.3(c), Section 9.3(f) and Section 9.3(g) shall survive indefinitely.  The obligations of Buyer to indemnify the Seller Indemnitees pursuant to Section 9.3(d), shall survive for thirty-six (36) months following the Closing Date.  The obligations of Buyer to indemnify the Seller Indemnitees pursuant to Section 9.3(e) shall survive the Closing Date until the date that is thirty (30) days after the applicable statute of limitation for employment liabilities.  Written notice of a claim for indemnification pursuant to Section 9.3 must be given by Seller to Buyer in accordance with the provisions of this Article 9 prior to the expiration of the applicable indemnity, in which event the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(d)          The Parties acknowledge, in connection with the transactions contemplated by this Agreement, Buyer has obtained a R&W Insurance Policy, and that a true and correct copy of the binder for such R&W Insurance Policy has been made available to Seller.  Except as consented to by Seller in writing (such consent not to be unreasonably withheld, conditioned or delayed), the R&W Insurance Policy shall provide that: (i) the insurer shall not have, and shall waive and not pursue, any and all subrogation rights against Seller (other than in connection with Fraud) and (ii) Seller and its Affiliates are third-party beneficiaries of such waiver.  Buyer shall not amend the R&W Insurance Policy in any manner adverse to Seller or its Affiliate (including with respect to the subrogation provisions or the exclusion provisions) and none of Buyer, any Acquired Company or any of their respective officers, directors, employees, Affiliates and/or agents shall have any obligation to pursue any claim against Seller (other than in connection with Fraud).  All costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for its brokers, Taxes related to such policy and other fees and expenses of such policy shall be borne solely and exclusively by Buyer.

Section 9.2          Indemnification by Seller.  Subject to the other terms and conditions of this Article 9, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (including, after the Closing, the Acquired Companies) and their respective Representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of the Buyer Indemnitees for, any and all Losses of the Buyer Indemnitees, to the extent arising out of:

(a)          any inaccuracy in, or breach or failure of (i) any representation or warranty made by Seller in Article 3 or any certificate delivered pursuant to this Agreement (other than any Seller Fundamental Representations except for Section 3.9(a), Section 3.9(c) and Section 3.13(b)(i) and (ii)) to be true and correct in all respects as of the date of this Agreement or the

Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach or failure of which will be determined with reference to such specified date) and (ii) any Seller Fundamental Representation (other than Section 3.9(a),  Section 3.9(c) and Sections 3.13(b)(i) and (ii)) to be true and correct in all respects as of the date of this Agreement or the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach or failure of which will be determined with reference to such specified date), it being understood that this Section 9.2(a) shall not apply to any such breach or failure that is not covered by the R&W Insurance Policy as a result of the policy exclusions set forth on Section 9.2(h) of the Seller Disclosure Letter, which breaches and failures are exclusively the subject of Section 9.2(h) below;

(b)          any breach or non-fulfillment of any covenant or agreement made or to be performed by Seller in this Agreement on or prior to the Closing Date;

(c)          any Third-Party Claim against the Buyer Indemnitees to the extent related to the operation of the Retained Business and arising as a result of or relating to the former affiliation between the Business and the Retained Business, whether prior to, at or after the Closing;

(d)          any Seller Taxes;

(e)          as set forth in Section 5.6(d);

(f)          as set forth in Section 5.13(a);

(g)          as set forth in Section 5.22(b);

(h)          any inaccuracy in, or breach or failure of any representation or warranty made by Seller in Article 3 or any certificate delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement or the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach or failure of which will be determined with reference to such specified date) that is not covered by the R&W Insurance Policy as a result of the policy exclusions set forth on Section 9.2(h) of the Seller Disclosure Letter; and

(i)          any of the matters set forth on Section 9.2(i) of the Seller Disclosure Letter.

Section 9.3          Indemnification by Buyer.  Subject to the other terms and conditions of this Article 9, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses of the Seller Indemnitees, to the extent arising out of:

(a)          any inaccuracy in, or breach or failure of (i) any representation or warranty made by Buyer in Article 4 or any certificate delivered pursuant to this Agreement (other than any Buyer Fundamental Representations) to be true and correct in all respects as of the date of this Agreement or the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach or failure of which will be determined with reference to such specified date) and (ii) any Buyer Fundamental Representation to be true and correct in all respects as of the date of this Agreement or the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach or failure of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant or agreement made or to be performed by Buyer in this Agreement on or prior to the Closing Date;

(c)          any Third-Party Claim against the Seller Indemnitees to the extent related to the operation of the Business and arising as a result of or relating to the former affiliation between the Business and the Retained Business, whether prior to, at or after the Closing;

(d)          as set forth in Section 5.6(d);

(e)          as set forth in Section 5.14(l);

(f)          as set forth in Section 5.15(e);

(g)          as set forth in Section 5.22(a); and

(h)          as set forth in Section 5.13(a).

Section 9.4          Limitations and Other Matters Relating to Indemnification.

(a)          Recovery by the Buyer Indemnitees pursuant to this Agreement shall be subject to the following limitations:

(i)          the Buyer Indemnitees shall not be entitled to indemnification for any claim under Section 9.2(a)(i), Section 9.2(h) or Section 9.2(i) (other than in respect of a Seller Fundamental Representation) unless and until the amount of indemnifiable Loss thereunder exceeds $500,000 (the “De Minimis Threshold”) (and no such Loss at or below the De Minimis Threshold shall be applied toward the Deductible or the Exclusions Indemnity Deductible);

(ii)          the Buyer Indemnitees shall not be entitled to indemnification for any claim under Section 9.2(a)(i) unless and until the aggregate amount of indemnifiable Losses thereunder exceeds an amount equal to $24,281,250 (the “Deductible”), and then only to the extent of any such excess;

(iii)          with regard to indemnification for Losses under Section 9.2(a)(i) (other than those that are the subject of Section 9.2(h)), the Buyer Indemnitees may not recover an amount of aggregate Losses in respect of such claims that exceeds $24,281,250;

(iv)          with regard to indemnification for Losses under Section 9.2(h) and Section 9.2(i), (A) the Buyer Indemnitees shall not be entitled to indemnification for any claim thereunder (other than in respect of a Seller Fundamental Representation) unless and until the aggregate amount of indemnifiable Losses thereunder exceeds an amount equal to $48,562,500 (the “Exclusions Indemnity Deductible”), and then only to the extent of any such excess, and (B)

the Buyer Indemnitees may not recover an amount of aggregate Losses in respect of such claims that exceeds $194,250,000.

(b)          Recovery by the Seller Indemnitees pursuant to this Agreement shall be subject to the following limitations:

(i)          the Seller Indemnitees shall not be entitled to indemnification for any claim under Section 9.3(a)(i) unless and until the aggregate amount of indemnifiable Losses thereunder exceeds an amount equal the Deductible, and then only to the extent of any such excess;

(ii)          the Seller Indemnitees shall not be entitled to indemnification for any claim under Section 9.3(a)(i) unless and until the amount of indemnifiable Loss thereunder exceeds the De Minimis Threshold (and no such Loss at or below the De Minimis Threshold shall be applied toward the Deductible);

(iii)          with regard to indemnification for Losses under Section 9.2(a)(i), the Seller Indemnitees may not recover an amount of aggregate Losses in respect of such claims that exceeds $24,281,250; and

(iv)          with regard to indemnification for Losses under Section 9.2(a)(ii), the Seller Indemnitees may not recover an amount of aggregate Losses in respect of such claims that exceeds $195,500,000.

(c)          Reserved.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the aggregate liability of a Party under this Agreement exceed $6,475,000,000.

(e)          Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer or Seller be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party under Article 6 or this Article 9, or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Losses that are punitive, incidental, consequential, special or indirect, or any damages based on any type of multiple, in each case, in any way arising out of or relating to this Agreement or the transactions contemplated by this Agreement (whether at law or in equity, and whether in contract or in tort or otherwise); provided, however, that the foregoing limitations shall not apply to the extent any Indemnified Party is held liable to a third party for such Losses, or to any Losses that are consequential or indirect in nature to the extent reasonably foreseeable as of the date of this Agreement.

(f)          The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Article 9 shall be reduced by the amount of any insurance (other than the R&W Insurance Policy) proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses, net of the costs of collection and Taxes attributable to receipt of such payments (“Third-Party Payments”).  If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified

Party shall promptly pay to the Indemnifying Party an amount equal to such Third-Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses.The Indemnified Party shall (and shall cause its Affiliates to) use its commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any Losses subject to indemnification pursuant to this Article 9 promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses, including seeking to recover under insurance policies or indemnity (including any Specified Tail Policies and amounts remitted pursuant to Section 5.24(d)), contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder.

(g)          The amount of any Losses that are subject to indemnification, payment or reimbursement under this Article 9 shall be reduced by an amount equal to any Tax Benefit actually realized as a result of such Losses by the Indemnified Party in the taxable year in which the Loss is incurred, through the year the indemnification payment or reimbursement is made under this Article 9.  The Indemnified Party shall be deemed to have “actually realized” such a Tax Benefit only to the extent that, and at such time as, the amount of Taxes paid by the Indemnified Party or any of its Affiliates for the relevant taxable years set forth in the preceding sentence is reduced below the amount of Taxes that such Persons would have been required to pay but for any such Tax Benefit in such years.  If such a Tax Benefit is actually realized by an Indemnified Party with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after such Tax Benefit is actually realized) pay to the Indemnifying Party an amount equal to such actually realized Tax Benefit or, if it is a lesser amount, the amount of such previously indemnified Losses.  If such a Tax Benefit is reasonably available to an Indemnified Party in connection with any such Losses, the Indemnified Party shall use commercially reasonable efforts to cause such Tax Benefit to be actually realized.

(h)          Notwithstanding anything to the contrary herein, in no event shall any Indemnifying Party be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Losses under this Article 9 to the extent such Losses were specifically taken into account in the determination of the amounts reflected in the Final Adjustment Report pursuant to Section 2.4.  If Seller makes a claim pursuant to Section 9.2(d), the applicable Claim Notice shall set forth a certification that the amount of Seller Taxes for which such claim relates were not reflected in the Final Adjustment Report.

(i)          No Indemnified Party will be entitled to recover damages in respect of any claim under this Agreement or otherwise obtain indemnification more than once in respect of the same Losses suffered. In the event that any circumstance gives rise to more than one right of claim or constitutes a breach of more than one covenant or agreement hereunder, the relevant party shall be entitled to be indemnified or make recovery only once in respect of any such Losses incurred.

(j)          No Indemnifying Party shall be liable under Section 9.2(d) of this Agreement for any increase in Losses based on or arising out of any change in Law or GAAP occurring after the Closing Date.

(k)          Seller shall not be liable under this Article 9 in respect of any Seller Taxes to the extent that the relevant Seller Taxes would not have arisen or been incurred but for a voluntary action or omission carried out or effected by the Buyer or its Affiliates (including, after the Closing, the Acquired Companies) after the Closing, unless such action or omission was carried out: (i) pursuant to an obligation of an Acquired Company incurred prior to the Closing, (ii) as necessary in order to comply with any Law or Order; (iii) with the written agreement or at the written request of Seller, or (iv) in the ordinary course of business of the Acquired Companies.

(l)          Seller shall not be liable under this Article 9 in respect of any Seller Taxes that comprise United Kingdom stamp duty in respect of a document if Buyer or any of its Affiliates brings the relevant document into the United Kingdom, or uses the document in the United Kingdom for any purpose, in circumstances where (i) bringing the document into the United Kingdom or using the document for such purpose is not necessary to establish the title of any Acquired Company to any asset or to enforce any rights of any Acquired Company, or (ii) it would be reasonably possible to bring or use a copy of the relevant document instead.

(m)          Seller shall not be liable under this Article 9 in respect of Seller Taxes to the extent that (i) any Relief other than a Buyer’s Relief is available, or is for no consideration made available, to any of the Acquired Companies to set against or otherwise reduce or eliminate such Seller Taxes, or (ii) any Relief other than a Buyer’s Relief would have been available to any of the Acquired Companies to set against or otherwise reduce or eliminate the Seller Taxes had such Relief not been used after Closing to set against or otherwise reduce or eliminate Taxes (or payments on account of Taxes) which are not Seller Taxes. For the purposes of this Section 9.4(m), (i) any Relief arising in respect of a Straddle Period shall be apportioned on a time basis, unless some other basis is more reasonable, and (ii) any Relief that is available (or that would have been available) in relation to more than one Seller Tax shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible Seller’s total liability under this Article 9.

(n)          If Seller becomes liable under this Article 9 in respect of Seller Taxes, Seller may at its option, and wholly or partly instead of making a payment under this Article 9, surrender or allocate Reliefs (or procure such surrender or allocation) to the Acquired Companies by way of Group Tax Relief (to the extent permitted by applicable Law) for no consideration in order to eliminate, reduce or otherwise compensate for the relevant Seller Taxes. Buyer shall procure that the relevant Acquired Company shall take as soon as reasonably practicable (and in any event within any time limit required by applicable Law) all such steps as are reasonably requested by Seller to effect any such Group Tax Relief. Seller and Buyer shall procure that, save as provided in this Section 9.4(n), any prior agreements between the Seller’s Tax Group and the Acquired Companies in respect of Group Tax Relief will cease to have effect from Closing as between the Seller’s Tax Group and the Acquired Companies. Seller shall procure that any group payment arrangements in respect of Tax between the Seller’s Tax Group and the Acquired Companies (including a simplified arrangement for group relief in respect of UK corporation Tax) will cease to have effect no later than the Closing, and Seller shall submit to the relevant Tax Authority any notices and documents required to terminate any such arrangements.

(o)          If any Group Tax Relief has been effected pursuant to Section 9.4(n), and the surrender or allocation to which it relates is subsequently determined by a Tax Authority to have been invalid, ineffective or excessive to any extent, then, for the avoidance of doubt, Seller will remain liable under this Article 9 in respect of the relevant Seller Taxes (or such portion of the relevant Seller Taxes that relate to the part of the surrender or allocation found to be invalid, ineffective or excessive) subject to Seller’s ability, at its option, and wholly or partly instead of making a payment under this Article 9, to surrender or allocate other Reliefs (or procure such surrender or allocation) to the Acquired Companies by way of Group Tax Relief pursuant to Section 9.4(n). Other than as permitted by Section 9.4(m) (including as contemplated by this Section 9.4(o)) Seller shall not (and shall procure that the relevant member of the Seller's Tax Group shall not) take any steps in relation to a surrender or allocation of a Relief to any Acquired Company by way of Group Tax Relief without the written consent of Buyer, unless necessary in order to comply with any Law or Order.

(p)          The Seller Indemnitees shall not be liable for any inaccuracy in, or breach or failure of (i) any representation or warranty made by Seller in Section 3.9 for failure of the Acquired Companies to possess a properties, assets or right if (i) Seller conveys such property, asset or right or a substantially equivalent property, asset or right to the relevant Acquired Company following the Closing or (ii) Seller otherwise makes available such asset, property or right to Buyer pursuant to a lawful arrangement.

(q)          For the purposes of determining any breach of a representation or warranty of Seller or Buyer contained in this Agreement and calculating any Losses under this Article 9, any “materiality” or “Material Adverse Effect” qualifications in such representations, warranties and covenants (other than the reference to “Material Contract” in Section 3.5(a)(iv), Section 3.6(a), Section 3.6(c), Section 3.8(a)(ii), Section 3.12(a), Section 3.13(g) and Section 3.15(a)) shall be disregarded.

Section 9.5          Indemnification Procedures.

(a)          All claims for indemnification pursuant to this Article 9 shall be made in accordance with the procedures set forth in this Section 9.5.  A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article 9 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in such detail as is reasonably available in good faith (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim or a statement that the amount of Losses is not reasonably ascertainable and (iii) reasonable supporting documentation to the extent available.  Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than a Buyer Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly after the Indemnified Party becomes aware of such potential Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure.  The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of sixty (60) days before commencing any Legal Proceeding in connection with such Claim.  For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by a Seller Indemnitee) or Seller (in the case of a claim for indemnification by a Buyer Indemnitee).

(b)          With respect to any Third-Party Claim (including the matter set forth in Section 9.2(i)(B) of the Seller Disclosure Letter), the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim if (A) the Third-Party Claim (excluding the matter set forth in Section 9.2(i)(B) of the Seller Disclosure Letter) relates to or arises in connection with any criminal claim involving the Indemnified Party as a defendant, (B) the matter that is the subject of such Third-Party Claim seeks as its primary cause of action the imposition of an injunction or equitable relief against any Indemnified Party or (C) the Third Party Claim has resulted in, or would reasonably be expected to result in, Losses in excess of the amounts available for indemnification pursuant to this Article 9 (excluding the matter set forth in Section 9.2(i)(B) of the Seller Disclosure Letter).  The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided that the Indemnifying Party will pay the costs and expenses of separate counsel for the Indemnified Party if, based on the reasonable opinion of legal counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third-Party Claim.

(c)          If the Indemnifying Party elects not to control the defense of such Third-Party Claim or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party if the Indemnifying Party is required to indemnify the Indemnified Party for such Third-Party Claim pursuant to this Article 9.  Each of Buyer and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder; provided that neither Party shall be required to furnish any such information which would (in the reasonable judgment of such party upon advice of counsel) be reasonably likely to (x) waive any privileges, including the attorney-client privilege, held by such party or any of its Affiliates or (y) breach any duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise) or any Contract with any other Person or violate any applicable Law or Order (provided, further, however, that such Party shall use commercially reasonable efforts to obtain any required consents and take such other reasonable action to permit such access).  The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.

(d)          Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement on behalf of the Indemnified Party of any Third-Party Claim that the Indemnifying Party controls without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all liabilities or obligations with respect thereto, (B) not impose any liability or obligation (including any equitable remedies) on the Indemnified Party  and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party and (ii) an Indemnified Party shall not agree to any settlement of a Third Party Claim for which the Indemnifying Party is providing indemnification hereunder without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, condition or delayed).

(e)           Tax Claims.  Notwithstanding anything in this Agreement to the contrary, this Section 9.5 shall not apply to any Tax Contests, which shall be governed exclusively by Article 6.

Section 9.6          Tax Treatment of Indemnification Payments.  The Parties agree to treat all indemnification payments made under Article 6 and this Article 9, and all payments made pursuant to Section 5.30(h) of the Seller Disclosure Letter as adjustments to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

Section 9.7          Exclusive Remedy; No Duplication; No Set-off.

(a)          Subject to Section 9.7(b), from and after the Closing, the Parties acknowledge and agree that (i) this Article 9 and Article 6 shall be the sole and exclusive monetary remedy of the Indemnified Parties, including Buyer and Seller, in connection with this Agreement and the transactions contemplated hereby (except pursuant to the R&W Insurance Policy), (ii) except pursuant to the indemnification provisions set forth in this Article 9 and Article 6, neither Buyer nor Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for any inaccuracy in any representation or warranty contained in this Agreement or for any breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Shares pursuant hereto, and (iii) except pursuant to the indemnification provisions set forth in this Article 9 and Article 6, each Party hereby waives, to the fullest extent permitted under applicable Law or Order, any and all rights, claims, causes of action, suits, demands and Legal Proceedings (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to or in connection with this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and any of such Party’s Affiliates or Representatives arising under or based upon any applicable Law or Order; provided, however, that the limitations set forth in this Section 9.7(a) shall not (x) limit the rights or remedies of, or constitute a waiver or modification of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4, or Section 10.10, (y) apply to the provisions of the Ancillary Agreements or Contracts between Buyer and its Subsidiaries, on the one hand, and Seller and its Subsidiaries on the other hand (other than this Agreement), which remedies shall be governed by such Ancillary Agreements or Contracts, or (z) apply to the covenants and agreements set forth in this Agreement that by their respective terms survive the Closing.

(b)          Notwithstanding anything to the contrary in this Agreement, nothing in this Article 9 (including Section 9.4 and Section 9.7(a)) shall limit either Party’s right to bring claims based on Fraud or Willful Breach with respect to this Agreement (which such right shall survive until the applicable statute of limitations).

(c)          Neither Buyer nor Seller shall have any right to set-off any unresolved claim for indemnification pursuant to this Article 9 against any payment due pursuant to any other provision of this Agreement or any Ancillary Agreement or any other Contract between Buyer and its Subsidiaries, on the one hand, and Seller and its Subsidiaries on the other hand.  For the avoidance of doubt, no party to an Ancillary Agreement shall have a right of recovery pursuant to this Article 9 in respect of such Ancillary Agreement, and such rights to recovery and remedies shall be governed by the terms of such Ancillary Agreement.

ARTICLE 10
MISCELLANEOUS

Section 10.1          Fees and Expenses.  Except as otherwise expressly provided in this Agreement, including in Section 5.6(a), Section 5.7(a), Section 5.15, Section 5.23(b), Section 6.3, Section 9.1(c) or in any Ancillary Agreements, whether or not the Closing is consummated, (a) all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby and by the Ancillary Agreements (including the Restructuring) shall be borne by the Party incurring such costs and expenses and (b) any such costs and expenses incurred on behalf of the Acquired Companies prior to the Closing shall be borne by Seller to the extent they are Transaction Expenses hereunder.

Section 10.2          Notices.All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if sent via email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day.  Such notices or other communications must be sent to each respective Party at the address or email address set forth below (or at such other address or email address as shall be specified by a Party in a notice given in accordance with this Section 10.2):

If to Seller:	Walgreens Boots Alliance, Inc..
108 Wilmot Road
Deerfield, Illinois 60015Email: as set forth in Section 10.2(a) of the Seller Disclosure Letter

	Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
	Email:	caustin@cgsh.com msalerno@cgsh.com

	Attention:	Christopher E. Austin Matthew P. Salerno

If to Buyer:	AmerisourceBergen Corporation
227 Washington Street
Conshohocken, PA 19428 Email: as set forth in Section 10.2(b) of the Seller Disclosure Letter
	Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
	Email:	dzoubek@cravath.com khallam@cravath.com
	Attention:	Damien R. Zoubek, Esq. O. Keith Hallam, III, Esq.

Section 10.3          Entire Agreement.This Agreement, the Seller Disclosure Letter, the Confidentiality Agreement, the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein  and shall supersede all other prior understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.4          Amendment.  This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.Notwithstanding the foregoing, no provision of this Agreement of which the Financing Sources are expressly made third party beneficiaries pursuant to Section 10.7 may be amended, modified or supplemented in a manner that is material and adverse to the Financing Sources without the prior written consent of the applicable Financing Sources.

Section 10.5          Waivers.  Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument referencing this Agreement and executed and delivered by the Party so waiving.  No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver.  Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.6          Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.7          No Third Party Beneficiaries.Except to the extent provided in Article 9, Section 5.13 or Section 10.14 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions, including all Buyer Indemnitees and Seller Indemnitees), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, the Financing Sources shall be express third-party beneficiaries of, and may enforce, Section 10.4, this Section 10.7, and Section 10.15.  Except as set forth in Section 10.4, this Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.

Section 10.8          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 10.8 shall be null and void and of no force and effect; provided that either Party may, without the prior written consent of the other Party, assign its rights under this Agreement, in whole or in part, to one or more of its Subsidiaries; provided, further that any such assignment by a Party shall not relieve such Party of its obligations under this Agreement.  Subject to the preceding sentence of this Section 10.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.9          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby and by the Ancillary Agreements (but not any such matter relating solely to any Ancillary Agreement, for which the parties’ choice of law for such Ancillary Agreement shall govern), including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

(b)          Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and only if such court declines to exercise jurisdiction, any other state or federal court sitting in the State of Delaware, as well as the appellate courts of the foregoing (the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby and by the Ancillary Agreements, (ii) agrees that all claims in respect of any such Legal Proceeding will be heard and determined in the Chosen Courts, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iv) agrees not to bring or support any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement and the Ancillary Agreements whether in contract, tort, common or statutory law, equity or otherwise, anywhere other than the Chosen Courts and (v) agrees that a final and non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law or Order.  For the avoidance of doubt, (A) the preceding sentence shall not limit the jurisdiction of the Accounting Firm as set forth in Section 2.4 or Section 6.1(a) solely with respect to the matters set forth therein, (B) any Legal Proceeding brought for the purpose of enforcing the jurisdiction and judgments of the Accounting Firm with respect to the matters set forth in Section 2.4 or Section 6.1(a), shall be subject to the preceding sentence and (C) the preceding sentence shall not apply to any Legal Proceeding relating solely to any Ancillary Agreement, for which the parties’ submission to jurisdiction as set forth therein shall govern.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in any Chosen Court in accordance with this Section 10.9(b).  Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law or  Order, will be valid and sufficient service thereof.

(c)          EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO

A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS (INCLUDING, FOR THE AVOIDANCE OF DOUBT, LITIGATION ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY ALTERNATIVE FINANCING OR OTHERWISE INVOLVING A FINANCING SOURCE).  EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.9(c), (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

Section 10.10          Remedies.

(a)          Except as otherwise provided in this Agreement (including in Section 9.7), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b)          The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms or were otherwise breached and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor.  Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity.  A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.  In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, and that there is an adequate remedy available at law.

(c)          If either Party brings a Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Legal Proceeding to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to the later of (i) the tenth (10th) Business Day following the resolution of such Legal Proceeding or (ii) such other time period established by the court presiding over such Legal Proceeding.

Section 10.11          Interpretation; Construction.

(a)          The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Letters” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement.  The Seller Disclosure Letter and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Any capitalized terms used in the Seller Disclosure Letter, any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

(b)          For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms and includes any annexes, schedules and exhibits thereto; (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; (xi) “applicable Law” shall exclude Laws that were not in effect as of the date of the underlying action; (xii) when any amount is in a non-U.S. currency but referenced in this Agreement in Dollars, including any inputs to Estimated Cash and Estimated Indebtedness.  Final Cash and Final Indebtedness and Estimated Working Capital and Final Working Capital, it shall be deemed converted into Dollars from the relevant currency at the rate at which such currency may be exchanged into Dollars  as of 12:00am New York City time on such day using mid spot rates quoted by Bloomberg under its “BFIX”  function  (which, in the case of Estimated Cash and Estimated Indebtedness or Final Cash and Final Indebtedness shall be the Closing Date); (xiii) when calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (xiv) the term “individual service provider” shall mean independent contractors as well as other individuals performing services personally who are not employees, including individuals who are considered “workers” under applicable Laws of the European Union and the United Kingdom and (xv) where matters relate to “material” with respect to the Seller Business Group or a Seller Business Group Member that is not an Acquired Company, materiality shall be assessed with respect to the Business.

(c)          Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Letter is or is not material for purposes of this Agreement.

(d)          The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e)          References to any document or information having been “made available” by Seller to Buyer shall include or its Representatives having posted any such document or information to the Data Room or otherwise having made a copy of such document or information available (electronically or otherwise, including by email or as an exhibit to the Seller SEC Documents or the Buyer SEC Documents), on the day prior to the date hereof.

(f)          The Seller Disclosure Letter shall be arranged in sections that correspond to the Sections of this Agreement to which such sections of the Seller Disclosure Letter relate; provided, however, that the disclosure of any information in any Section of the Seller Disclosure Letter or shall also constitute disclosure for purposes of all other Sections of this Agreement with respect to which the relevance of such disclosure is reasonably apparent on its face.The inclusion of any information, matter or document disclosed or referenced in, or attached to, the Seller Disclosure Letter shall not (i) be used as a basis for interpreting the terms “material”, “Business Material Adverse Effect” or “Buyer Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (ii) represent a determination that such item or matter did not arise in the ordinary course of business, (iii) be deemed or interpreted to expand the scope of Seller’s or Buyer’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, or (iv) constitute, or be deemed to constitute, an admission of liability or obligation to a third party regarding such matter.

Section 10.12          Counterparts and Electronic Signatures.This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document.  A signed copy of this Agreement or any Ancillary Agreement transmitted by email, .pdf or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.

Section 10.13          Time is of the Essence.  Time is of the essence in the performance of the transactions contemplated by this Agreement.

Section 10.14          Provision Regarding Legal Representation.  Recognizing that each of Cleary Gottlieb, MWE and Baker McKenzie has acted as legal counsel to Seller, the Acquired Companies and their Affiliates prior to the date hereof, and that Cleary Gottlieb, MWE and Baker McKenzie intend to act as legal counsel to Seller and its Affiliates (which will no longer include the Acquired Companies) after the Closing, Buyer hereby waives (on its own behalf) and agrees to cause its Affiliates (including, after the Closing, the Acquired Companies) to waive, any conflicts arising under such representation that may prevent Cleary Gottlieb, MWE or Baker McKenzie from representing Seller or any of its Affiliates after the Closing, as such representation may relate to Buyer or the Acquired Companies or the transactions contemplated hereby and by the Ancillary Agreements, including in any Legal Proceeding against Buyer or the Acquired Companies. In addition, notwithstanding anything in this Agreement to the contrary, all communications involving attorney-client confidences between Seller, the Acquired Companies and their respective Affiliates, on the one hand, and any of Cleary Gottlieb, MWE and Baker McKenzie on the other hand, in the course of or otherwise in connection with the consideration, negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Acquired Companies).  Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Acquired Companies may assert attorney-client privilege to prevent disclosure of confidential communications by each of Cleary Gottlieb, MWE and Baker McKenzie to such third party or the use thereof by Cleary Gottlieb, MWE and Baker McKenzie in connection with its representation of such third party in such dispute; provided that no Acquired Company may undertake any actions that would reasonably be expected to waive any right to attorney-client privilege or disclose any information covered by such attorney-client privilege without the prior written consent of Seller.  The Acquired Companies shall not have access to any such communications or to the files of Cleary Gottlieb, MWE or Baker McKenzie relating to such engagement from and after the Closing, and no actions taken by Seller or any of its Affiliates or Representatives to retain, remove or otherwise protect such communications will be deemed a breach or violation of this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, from and after the Closing, (a) Seller and its Affiliates (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Acquired Company shall be a holder thereof (except as provided in the second preceding sentence), (b) such privilege shall survive the Closing and remain in full effect and shall not be deemed waived as a result of the Closing or any actions taken or not taken in connection with or following the Closing (and the Parties and their respective Affiliates agree to take all steps necessary to ensure that such privilege shall survive the Closing and remain in full effect), (c) Buyer and its Affiliates (including, after the Closing, the Acquired Companies) shall not use or rely on any such communications in any Legal Proceeding against or involving Seller or any of its Affiliates or otherwise relating to the transactions contemplated hereby and by the Ancillary Agreements, (d) to the extent that files of Cleary Gottlieb, MWE or Baker McKenzie in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Acquired Companies) shall hold such property rights (subject to the second preceding sentence) and (e) each of Cleary Gottlieb, MWE and Baker McKenzie shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Acquired Companies by reason of any attorney-client relationship between Cleary Gottlieb, MWE or Baker McKenzie and the Acquired Companies or otherwise (subject to the second preceding sentence).

Section 10.15          Waiver of Claims Against Financing Sources.  Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, the Seller on behalf of itself and its Affiliates, and each of their respective Representatives, hereby: (i) agrees that all matters, claims, controversies, disputes, suits, actions or proceedings (whether sounding in contract, tort, common or statutory law, equity or otherwise) arising out of or relating to this Agreement, the Bridge Debt Financing or any of the agreements (including the Bridge Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder involving the Financing Sources shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such matters, claims, controversies, disputes, suits, actions or proceedings to the exclusive jurisdiction of such court, and such matters, claims, controversies, disputes, suits, actions or proceedings (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Bridge Commitment Letter or in any definitive documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of the Delaware)) shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, (ii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any matters, claims, controversies, disputes, suits, actions or proceedings (whether sounding in contract, tort, common or statutory law, equity or otherwise) that may be based upon, arise out of or relate to this Agreement, the Financing, the Bridge Debt Financing or any of the agreements (including the Bridge Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder against any Financing Source in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Seller in any matters, claims, controversies, disputes, suits, actions or proceedings shall be effective if notice is given in accordance with Section 10.2, (iv) irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such matter, claim, controversy, dispute, suit, action or proceeding in any such court, (v) irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in any matter, claim, controversy, dispute, suit, action or proceeding brought against the Financing Sources directly or indirectly arising out of, under or in connection with this Agreement, the Financing, the Bridge Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that this Agreement may not be enforced against any Financing Source and agrees that none of the Financing Sources will have any liability to Seller, its Affiliates or their respective Representatives (in each case, other than Buyer in accordance with the terms of this Agreement and the Ancillary Agreements) relating to or arising out of this Agreement, the Financing, the Bridge Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (whether sounding in contract, tort, common or statutory law, equity or otherwise) (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Buyer or its Affiliates against the Financing Sources with respect to the Financing, the Bridge Debt Financing or any of the agreements (including the Bridge Commitment Letter) or any of the transactions contemplated thereby or any services thereunder following the consummation of the transactions contemplated by this Agreement the Ancillary Agreements) and (vii) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.15 and such provisions and the definition of “Financing Sources” shall not be amended in any way material and adverse to the Financing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Executive Vice Chairman and Chief Executive Officer

AMERISOURCEBERGEN CORPORATION

By:	/s/ Steven H. Collis
	Name:	Steven H. Collis
	Title:	President and Chief Executive Officer